EXHIBIT 2.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EQUITY PURCHASE AGREEMENT

BY AND AMONG

HELIX ALLIANCE DECOM, LLC,

STEPHEN J. WILLIAMS,

AND

HELIX ENERGY SOLUTIONS GROUP, INC.,

(solely for purposes of Section 1.05(d) and Section 6.14 herein)

DATED AS OF MAY 16, 2022

TABLE OF CONTENTS

Article I
PURCHASE AND SALE

Section 1.01Purchase and Sale2

Section 1.02Purchase Price2

Section 1.03Payment of Purchase Price3

Section 1.04Purchase Price Adjustments3

Section 1.05Earn-Out Consideration; Calculation of EBITDA; Procedures7

Section 1.06Tax Withholding10

Section 1.07Tax Treatment11

Article II
CLOSING

Section 2.01The Closing11

Section 2.02Seller’s Closing Deliveries11

Section 2.03Purchaser Closing Deliveries12

Article III
REPRESENTATIONS AND WARRANTIES concerning THE COMPANIES

Section 3.01Due Organization; Qualification13

Section 3.02Authorization; Noncontravention13

Section 3.03Capitalization14

Section 3.04Financial Statements15

Section 3.05Certain Developments15

Section 3.06Real Property17

Section 3.07Title, Condition and Sufficiency of Assets19

Section 3.08Taxes20

Section 3.09Material Contracts22

Section 3.10Intellectual Property24

Section 3.11Litigation; Proceedings26

Section 3.12Employee Benefit Plans27

Section 3.13Compliance with Laws; Permits29

Section 3.14Environmental Matters29

Section 3.15Labor and Employment Matters31

Section 3.16Insurance32

Section 3.17Significant Customers and Suppliers33

Section 3.18Affiliate Transactions34

Section 3.19Certain Payments34

Section 3.20Powers of Attorney; Bank Accounts34

Section 3.21Broker’s or Finder’s Fee34

Section 3.22Accounts Receivable35

Section 3.23Accounts Payable35

Section 3.24Service Warranties35

Section 3.25Bobby Lott Payments35

Article IV
representations and warranties CONCERNING seller

Section 4.01Authorization; Noncontravention35

Section 4.02Litigation; Proceedings36

Section 4.03Ownership36

Section 4.04Insolvency36

Section 4.05Broker’s or Finder’s Fee36

Section 4.06Independent Investigation36

Article V
REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER

Section 5.01Due Organization; Qualification37

Section 5.02Authorization; Noncontravention37

Section 5.03Litigation; Proceedings38

Section 5.04Broker’s or Finder’s Fee38

Section 5.05United States Citizenship; Merchant Marine Act Compliance38

Section 5.06Accuracy and Sufficiency of Securities and Exchange Commission Filings38

Section 5.07Independent Investigation38

Article VI
COVENANTS

Section 6.01Access to Information39

Section 6.02Covenants Regarding Conduct of the Companies39

Section 6.03Consents42

Section 6.04Regulatory Approvals42

Section 6.05Further Action43

Section 6.06Books and Records44

Section 6.07Environmental Covenants44

Section 6.08No Negotiation.45

Section 6.09Restrictive Covenants45

Section 6.10WARN Matters48

Section 6.11R&W Insurance Policy48

Section 6.12Effectuation of the Reorganization; Dormant Entities48

Section 6.13Termination of 401(k) Plans51

Section 6.14Helix Guarantee51

Article VII
TAX MATTERS

Section 7.01Transfer Taxes52

Section 7.02Tax Indemnification52

Section 7.03Straddle Period52

Section 7.04Responsibility for Filing Tax Returns and Paying Taxes52

Section 7.05Responsibility for Tax Audits and Contests53

Section 7.06Push Out Election53

Section 7.07Tax Sharing Agreements54

Section 7.08Restrictions on Pre-Closing Tax Period Actions54

Section 7.09Efforts54

Section 7.10No Duplication54

Section 7.11Conflict54

Section 7.12[***]54

Article VIII
CONDITIONS TO CLOSING

Section 8.01Conditions Precedent to Obligations of Purchaser55

Section 8.02Conditions Precedent to Obligations of Seller56

Article IX
TERMINATION

Section 9.01Termination Rights57

Section 9.02Procedure Upon Termination58

Section 9.03Effect of Termination58

Article X
INDEMNIFICATION

Section 10.01Indemnification Obligations of the Seller59

Section 10.02Indemnification Obligations of Purchaser59

Section 10.03Indemnification Procedure60

Section 10.04Limitations on Indemnities; Recourse62

Section 10.05Survival63

Section 10.06Adjustment in Purchase Price64

Section 10.07Disregard of Materiality64

Section 10.08Exclusive Remedy64

Section 10.09Limitations on Defense to Certain Claims; Disclaimer; Anti-Sandbagging; Mitigation64

Article XI
MISCELLANEOUS

Section 11.01Public Announcements65

Section 11.02Expenses65

Section 11.03Notices66

Section 11.04Binding Agreement; Assignment67

Section 11.05Severability67

Section 11.06Other Definitional Provisions67

Section 11.07Captions68

Section 11.08Specific Performance; Remedies68

Section 11.09Amendment and Waiver68

Section 11.10Entire Agreement68

Section 11.11Counterparts68

Section 11.12Governing Law; Venue; Jurisdiction; Jury Waiver69

Section 11.13Rules of Construction69

Section 11.14Disclosure Schedule69

Section 11.15Release69

Section 11.16Privileged Communications70

ANNEXES

Annex ADefined Terms

Annex BDormant Entities

EXHIBITS

Exhibit AExample Calculations

Exhibit BINTENTIONALLY OMITTED

Exhibit CForm of Assignment of Interests

Exhibit DForm of Employment Agreement

Exhibit EDNV Report - Condition

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of May 16, 2022 (the “Effective Date”), by and among Helix Alliance Decom, LLC, a Delaware limited liability company (“Purchaser”), Stephen J. Williams, an individual resident of the State of Louisiana (“Seller”), and solely for purposes of Section 1.05(d) and Section 6.14 herein, Helix Energy Solutions Group, Inc., a Minnesota corporation (“Helix”).  Seller, Purchaser and Helix may be referred to collectively herein as the “Parties” and individually as a “Party.”  Any term used but not defined in this Agreement shall have the meaning given to such term in Annex A, which Annex A is hereby incorporated herein by reference.

RECITALS

WHEREAS, other than the applicable Warrants, Seller owns all of the issued and outstanding Equity Interests of each of Alliance Maritime Holdings, LLC, a Louisiana limited liability company (“Alliance Maritime Holdings”), Whitney Clare Holdings, LLC, a Louisiana limited liability company (“Whitney Clare Holdings”), and Heavy Lift Holdings, LLC, a Louisiana limited liability company (“Heavy Lift Holdings”);

WHEREAS, other than the applicable Warrants, Seller and GOM VL-WL Holdings, LLC, a Louisiana limited liability company (“GOM VL”), collectively own all of the issued and outstanding Equity Interests of each of Whitney Maritime Holdings, LLC, a Louisiana limited liability company (“Whitney Maritime Holdings”), and Alliance Vessel Leasing, LLC, a Louisiana limited liability company (“Alliance Vessel Leasing”);

WHEREAS, Seller and Whitney Clare Holdings collectively own all of the issued and outstanding Equity Interests of Alliance Special Ventures Holdings, LLC, a Louisiana limited liability company (“Alliance Special Ventures Holdings”);

WHEREAS, other than the applicable Warrants, Seller and GOM ES Holdings, LLC, a Louisiana limited liability company (“GOM ES”), collectively own all of the issued and outstanding Equity Interests of Alliance Industry Holdings, LLC, a Louisiana limited liability company (“Alliance Industry Holdings”);

WHEREAS, Alliance Industry Holdings and Priority Energy Holdings, LLC, a Texas limited liability company (“Priority Energy Holdings”), collectively own all of the issued and outstanding Equity Interests of Alliance Energy Services, LLC, a Louisiana limited liability company (“Alliance Energy Services”);

WHEREAS, prior to consummation of the transactions contemplated by this Agreement, (a) Seller shall take the necessary action to effect (i) the surrender and cancellation of the Warrants (as defined herein), (ii) the redemption or repurchase of the Equity Interests held by the Minority Equityholders (as defined herein), and (iii) the contribution or transfer of the Equity Interests of the entities set forth on Annex B (the “Dormant Entities”) to a new entity to be formed by Seller, such that the Equity Interests of the Dormant Entities are excluded from the sale to Purchaser pursuant to the transactions contemplated by this Agreement, and (b) Seller shall form a Delaware limited liability company (“Holdings”), and contribute to Holdings all of the Equity Interests of Alliance Maritime Holdings, Whitney Maritime Holdings, Whitney Clare Holdings, Alliance

Industry Holdings, Heavy Lift Holdings, and Alliance Vessel Leasing (the transactions collectively contemplated thereby, the “Reorganization”);

WHEREAS, following the consummation of the Reorganization, Seller will own all of the issued and outstanding Equity Interests of Holdings (such Equity Interests, the “Interests”), with Holdings in turn owning all of the issued and outstanding Equity Interests of Alliance Maritime Holdings, Whitney Maritime Holdings, Whitney Clare Holdings, Alliance Industry Holdings, Heavy Lift Holdings, and Alliance Vessel Leasing (together with Holdings and each of the Subsidiaries of the foregoing, including Alliance Energy Services, Alliance Offshore, and Triton Diving Services, but expressly excluding the Dormant Entities, collectively, the “Companies” and each, a “Company”); and

WHEREAS, subject to the terms and conditions of this Agreement, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all of the Interests.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, agreements, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be bound, do hereby agree as follows:

Article I
PURCHASE AND SALE
Section 1.01Purchase and Sale.  Upon the terms and conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase and accept from Seller, all of the Interests, free and clear of all Liens.
Section 1.02Purchase Price.  Subject to the terms and conditions of this Agreement, and as full consideration for the purchase of the Interests, and the representations, warranties, covenants and agreements contemplated herein, the aggregate consideration (the “Purchase Price”) to be paid by Purchaser will be as follows, subject to adjustment as provided hereunder, including pursuant to Section 6.12:
(a)(i) cash in the aggregate amount of ONE HUNDRED TWENTY MILLION DOLLARS ($120,000,000.00), (ii) minus, the amount, if any, by which the Target Working Capital exceeds the Closing Working Capital, (iii) minus, the amount of the Closing Debt, if any, (iv) minus, the amount of the Closing Company Transaction Expenses, if any, (v) minus, the Redemption Payments, (vi) minus, Related Party Transaction Payments, and (vii) minus, the Restricted Distributions, if any; (the resulting sum contemplated by this Section 1.02(a), the “Closing Date Cash Payment”); and
(b)to the extent applicable, the Earn-Out Consideration (as hereinafter defined), if any.

Section 1.03Payment of Purchase Price.  Purchaser shall pay or deliver the Purchase Price in the following manner:
(a)at Closing:
(i)the Estimated Closing Date Cash Payment shall be paid by Purchaser by wire transfer of immediately available funds to a bank account designated by Seller at least three days prior to the Closing;
(ii)the Closing Debt shall be paid by Purchaser on behalf of the Companies and Seller to all holders thereof set forth on Schedule 1.03(a)(ii), in the amounts owed to each such holder thereof, for purposes of satisfying in full such Closing Debt; provided, however, that Seller shall have delivered to Purchaser not less than five (5) Business Days prior to the Closing Date a payoff letter (or other similar documentation) from each such holder of Closing Debt (which payoff letter (or other similar documentation) shall be in form and substance satisfactory to Purchaser and include an indication therein that the holder of such Closing Debt has agreed to release and terminate all Liens in respect of such Closing Debt relating to the assets and properties of the Companies upon receipt of the amounts indicated in such Payoff Letter) (collectively, the “Payoff Letters”); and
(iii)the Closing Company Transaction Expenses set forth on Schedule 1.03(a)(iii) shall be paid by Purchaser on behalf of the Companies to all Persons who are owed such Closing Company Transaction Expenses, in the amounts owed to each such Person, for purposes of satisfying in full such obligations; and
(b)the Earn-Out Consideration, if any, shall be paid (or cause to be paid) by Purchaser in accordance with and subject to the terms and conditions of Section 1.05.
Section 1.04Purchase Price Adjustments.
(a)Closing Purchase Price Adjustments. Not less than five (5) Business Days prior to the Closing, Seller shall deliver to Purchaser a certificate setting forth (i) an estimated consolidated balance sheet of the Companies as of the Closing Date (the “Estimated Closing Date Balance Sheet”), (ii) Seller’s written calculation of the Closing Working Capital as set forth in the Estimated Closing Date Balance Sheet (“Estimated Working Capital”), (iii) Seller’s good faith estimate of the Closing Debt (the “Estimated Debt”), (iv) Seller’s good faith estimate of the Closing Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (v) Seller’s good faith estimate of the Redemption Payments (the “Estimated Redemption Payments”), (vi) Seller’s good faith estimate of the Related Party Transaction Payments (the “Estimated Related Party Transaction Payments”), (vii) Seller’s good faith estimate of the Restricted Distributions (the “Estimated Restricted Distributions”), and (viii) the resulting estimated Closing Date Cash Payment (the “Estimated Closing Date Cash Payment”) calculated in accordance with Section 1.02(a). The Estimated Closing Date Balance Sheet, the Estimated Working Capital, the Estimated Debt, the Estimated Company Transaction Expenses, the Estimated Redemption Payments, the Estimated Related Party Transaction Payments, the Estimated Restricted Distributions, and the resulting Estimated Closing Date Cash Payment (collectively, the “Estimated Closing Items”) shall be prepared and calculated in accordance with the illustrative example and principles set forth on Exhibit A-1, and to the extent not addressed in Exhibit A-1, in accordance with GAAP.  The Estimated Closing Date Cash Payment shall be subject to adjustment pursuant to the provisions of Section 1.04(b).

(b)Post-Closing Purchase Price Adjustments.
(i)No later than one hundred eighty (180) days following the Closing Date, Purchaser shall prepare and deliver to Seller a written statement (the “Purchaser Closing Statement”) setting forth (i) a consolidated balance sheet of the Companies as of the Closing Date (the “Actual Closing Date Balance Sheet”), (ii) Purchaser’s written calculations of the Closing Working Capital as set forth in the Actual Closing Date Balance Sheet (the “Actual Working Capital”), (iii) Purchaser’s written calculation of the Closing Debt (“Actual Debt”), (iv) Purchaser’s written calculation of the Company Transaction Expenses (“Actual Company Transaction Expenses”), (v) Purchaser’s written calculation of the Redemption Payments (the “Actual Redemption Payments”), (vi) Purchaser’s written calculation of the Related Party Transaction Payments (the “Actual Related Party Transaction Payments”), (vii) Purchaser’s written calculation of the Restricted Distributions (the “Actual Restricted Distributions”), and (viii) the resulting calculation of the Closing Date Cash Payment (the “Actual Closing Date Cash Payment”) calculated in accordance with Section 1.02, together with a worksheet showing the difference, if any, between any Estimated Closing Item and the corresponding Actual Closing Item (as hereinafter defined). The Actual Closing Date Balance Sheet, the Actual Working Capital, the Actual Debt, the Actual Company Transaction Expenses, the Actual Redemption Payments, the Actual Related Party Transaction Payments, the Actual Restricted Distributions, and the resulting calculation of Actual Closing Date Cash Payment (collectively, the “Actual Closing Items”) shall be prepared and calculated in accordance with the illustrative example and principles set forth on Exhibit A-1, and to the extent not addressed in Exhibit A-1, in accordance with GAAP. Notwithstanding anything to the contrary contained herein, any Account Receivable included in the calculation of the Estimated Closing Date Cash Payment that is not collected within one hundred eighty (180) days after the Closing Date shall, for purposes of this calculation, be treated as “uncollectible” and shall be excluded from the determination of Actual Working Capital and Final Working Capital (to the extent a Purchase Price Deficit, as finally determined in accordance with the remaining provisions of this Section 1.04, exists as a result of the exclusion of such Accounts Receivable from the determination of Final Working Capital, such Accounts Receivable shall, to the extent of such Purchase Price Deficit, be referred to herein as an “Uncollected Accounts Receivable”). Purchaser shall attempt to collect the Uncollected Accounts Receivable on behalf of Seller after the Closing Date, subject to the right of the Seller to participate with Purchaser in its efforts to collect the Uncollected Accounts Receivable, with the Parties agreeing that Purchaser shall not settle or forgive any such Uncollected Accounts Receivable without the Seller’s prior written consent. The Parties agree that any such collection efforts with respect to the Uncollected Accounts Receivable shall be undertaken in a manner that is consistent with the past collection practices of the Companies. Purchaser shall pay Seller all proceeds received with respect to the Uncollected Accounts Receivable, such proceeds to be remitted to Seller to Seller on a monthly basis (within 10 days of the end of the month that such amounts were collected) together with an accounting thereof; provided, however, that for the avoidance of doubt, in no event shall Purchaser be obligated to remit any proceeds that are, in the aggregate with all such remittances, greater than the Purchase Price Deficit.

(ii)No later than forty-five (45) days following the delivery by Purchaser of the Purchaser Closing Statement, Seller shall notify Purchaser in writing whether it accepts or disputes the accuracy of any items reflected thereon. (the “Actual Closing Items”).  During such forty-five (45) day period, subject to Seller’s entry into a customary non-disclosure agreement reasonably satisfactory to Purchaser, Seller and his agents shall be provided with reasonable access during normal business hours to the financial books and records of the Companies, and, if necessary, Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants, as they may reasonably request to enable them to evaluate the Actual Closing Items or the Purchaser Closing Statement; provided, however, that Seller and his agents will conduct such review in a manner that does not unreasonably interfere with the conduct of the businesses of any of Purchaser, the Companies or their respective Affiliates.  If Seller accepts the Actual Closing Items set forth in the Purchaser Closing Statement, then the calculations of Actual Working Capital, Actual Debt, Actual Company Transaction Expenses, Actual Redemption Payments, Actual Related Party Transaction Payments, Actual Restricted Distributions, and Actual Closing Date Cash Payment set forth in the Purchaser Closing Statement shall be deemed final, conclusive and binding upon all Parties for all purposes of this Agreement.  Any matters set forth in the Purchaser Closing Statement that are not included in a timely delivered Dispute Notice (as defined below) will be deemed accepted by Seller and Purchaser’s determination of such matters will be final, conclusive and binding upon the Parties for all purposes of this Agreement.
(iii)If Seller disputes the accuracy of any of the Actual Closing Items set forth in the Purchaser Closing Statement, Seller shall provide written notice (the “Dispute Notice”) to Purchaser no later than forty-five (45) days following the delivery by Purchaser to Seller of the Purchaser Closing Statement, setting forth in reasonable detail those Actual Closing Items that Seller disputes, the amounts of any adjustments that are necessary in Seller’s judgment for the computations of the disputed Actual Closing Items to conform to the requirements of this Agreement, and the basis for Seller’s suggested adjustments (such items or matters raised in such Dispute Notice, the “Disputed Items”).  During the forty-five (45) day period following delivery of a Dispute Notice, (A) Purchaser and Seller shall meet and negotiate in good faith with a view to resolving the Disputed Items, and (B) Seller and his agents shall continue to be provided with reasonable access during normal business hours to the financial books and records of the Companies, Purchaser, the personnel of, and work papers prepared by, Purchaser and/or Purchaser’s accountants, as they may reasonably request to enable them to further evaluate the Actual Closing Items or the Purchaser Closing Statement.  If the Parties resolve all of the Disputed Items in accordance with the foregoing procedure, the amounts agreed upon by them shall be deemed final, conclusive and binding upon the Parties for all purposes of this Agreement.
(iv)If the Parties fail to resolve all of the Disputed Items within such forty-five (45) period, then Purchaser and/or Seller shall request that Baker Tilly US LLP or, if Baker Tilly US LLP is unable to serve, Purchaser and Seller shall appoint by mutual agreement the office of an impartial nationally or regionally recognized firm of independent certified public accountants other than Seller’s accountants or Purchaser’s accountants (the “Accounting Arbitrator”) make a binding determination as to the remaining Disputed Items (and only such Disputed Items remaining in dispute after such forty-five (45) day period) (the “Unresolved Disputed Items”) in accordance with this Agreement and the final calculation of the Final Closing Date Cash Payment based solely on the resolution of such Unresolved Disputed Items. Purchaser and Seller will use reasonable efforts to cause the Accounting Arbitrator to render its decision as soon as practicable thereafter, including by promptly complying with all reasonable requests by the Accounting Arbitrator for information, books, records and similar items.  Seller and Purchaser will jointly instruct the Accounting Arbitrator to make a determination of the Unresolved Disputed Items (i) in writing, (ii) as promptly as practicable after such Unresolved Disputed Items have been referred to the Accountant Arbitrator (but in no event later than forty-five (45) days thereafter), (iii) in accordance with this Agreement and (iv) the Accounting Arbitrator shall consider only those Unresolved Disputed Items and base its determination within the range of values assigned by the parties to each Unresolved Disputed Item and solely on the information, books, records and similar items submitted by Purchaser and Seller.  In resolving any Unresolved Disputed Item, the Accounting Arbitrator may not assign a value to any Unresolved Disputed Item greater than the greatest value or less than the smallest value for such Unresolved Disputed Item claimed by either Party. The decision of the Accounting Arbitrator shall be final and binding upon the Parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculations of the Unresolved Disputed Items, along with the items previously agreed upon or deemed agreed upon by the Parties in accordance with the foregoing clauses of this Section 1.04(b) shall be the “Final Working Capital”, “Final Debt”, “Final Company Transaction Expenses” “Final Redemption Payments”, “Final Related Party Transaction Payments”, and/or “Final Restricted Distributions”, as applicable, and the resulting calculation of the Closing Date Cash Payment calculated in accordance with Section 1.02, using the amounts determined by the Accounting Arbitrator and the items previously agreed upon or deemed agreed upon by the Parties in accordance with the foregoing clauses of this Section 1.04(b) as inputs therein shall be the “Final Closing Date Cash Payment”, which, in each case, shall be deemed final, conclusive and binding upon the Parties for all purposes of this Agreement. If required by the Accounting Arbitrator, Seller and Purchaser shall share, in equal proportion, the payment of any up-front retainer for the engagement of the Accounting Arbitrator; provided, however, that any such retainer shall be subject to adjustment in accordance with the immediately following sentence. The fees and expenses of the Accounting Arbitrator shall be paid by Purchaser and Seller in inverse proportion to the relative Disputed Items determined to be for the account of Purchaser and Seller, respectively (such that if the Accounting Arbitrator rules 25% in favor of the first Party and 75% in favor of the second Party, the first Party will pay 75% of the fees and expenses of the Accounting Arbitrator and the second Party will pay 25%). No Party will disclose to the Accounting Arbitrator, and the Accounting Arbitrator will not consider for any purpose, any settlement discussions or settlement offer made by any Party.

(c)True-Up Payments. Following the determination of the Final Closing Date Cash Payment in accordance with Section 1.04(b):
(i)if the Final Closing Date Cash Payment is less than the Estimated Closing Date Cash Payment (such deficiency, a “Purchase Price Deficit”), within three (3) Business Days following the determination of the Final Closing Date Cash Payment in accordance with Section 1.04(b), Seller shall pay the Purchase Price Deficit to Purchaser, by wire transfer of immediately available funds to the account designated in writing by Purchaser;
(ii)if the Final Closing Date Cash Payment is greater than the Estimated Closing Date Cash Payment (such excess, a “Purchase Price Excess”), within three (3) Business Days following the determination of the Final Closing Date Cash Payment in accordance with

Section 1.04(b), Purchaser shall pay the Purchase Price Excess to Seller, by wire transfer of immediately available funds to the account designated in writing by Seller.

Section 1.05Earn-Out Consideration; Calculation of EBITDA; Procedures.
(a)Within fifteen (15) days following the issuance of Purchaser’s audited financial statements for the fiscal year ended December 31, 2022 (and in no event later than March 31, 2023), Purchaser shall deliver to Seller a statement (the “Interim EBITDA Statement”) setting forth Purchaser’s good faith calculation of the EBITDA of the Companies for the year ended December 31, 2022 (the “2022 EBITDA”).
(b)Within fifteen (15) days following the issuance of Purchaser’s audited financial statements for the fiscal year ended December 31, 2023 (and in no event later than March 31, 2024), Purchaser shall deliver to Seller a statement (the “Earn-Out Statement”) setting forth the Purchaser’s good faith calculation of EBITDA of the Companies during the fiscal year ending December 31, 2023 (the “2023 EBITDA”), and based on Purchaser’s good faith estimate of the 2022 EBITDA and 2023 EBITDA, Purchaser’s calculation of the amount of the Earn-Out Consideration, if any, payable by Purchaser to Seller hereunder.  Purchaser shall provide Seller and its advisors, subject to Seller’s entry into a customary non-disclosure agreement reasonably satisfactory to Purchaser, with reasonable access to supporting documentation for such Earn-Out Statement solely to allow Seller to audit, compute and verify Purchaser’s calculations set forth in the Earn-Out Statement.
(c)Following delivery of the Earn-Out Statement, any notifications shall be provided, any such items, matters or disagreements shall be resolved or deemed accepted and resolved, and the fees and expenses of the Accounting Arbitrator (if applicable) shall be allocated, in the same manner as provided in Section 1.04(b)(ii)-(iv), which provisions shall be applied mutatis mutandis to the resolution of disputed items arising under this Section 1.05; provided, however, the Parties acknowledge and agree that it shall not have the right, in connection with its review of the Earn-Out Statement or the amounts set forth therein, to challenge the net income (or loss) of the Companies on a consolidated basis, depreciation expense, amortization expense, interest expense or income taxes set forth in any audited financial statements pertaining to the Purchaser for the fiscal years ending December 31, 2021, December 31, 2022 and December 31, 2023, it being acknowledged and agreed that the only valid basis for an objection to the Earn-Out Statement or the calculations therein,  shall be one or more of the following: (i) the calculation of EBITDA or any amounts set forth in the Earn-Out Statement has not been properly calculated or determined in accordance with the definition of EBITDA or the formula calculation of the Earn-Out Consideration in the Agreement, (ii) Purchaser has breached any of the limitations,  restrictions or covenants set forth in this Section 1.05; or (iii) there is alleged to be a mathematical or computational error in the recording of any amount included in the Earn-Out Statement.
(d)Purchaser may, in its sole discretion, elect to pay the Earn-Out Consideration, if any, in the form of cash, in the form of shares of common stock of Helix, no stated par value per share (the “Common Stock”), or some combination of cash and Common Stock; provided, however, that notwithstanding the foregoing, Purchaser shall not pay the Earn-Out Consideration in the form of Common Stock, and shall instead pay the Earn-Out Consideration, if any, in the form of cash if (1) at the time of issuance such Common Stock is not, or would not be upon issuance, listed for trading on the NYSE or NASDAQ, or Helix has received notice that it does not satisfy the listing standards of the NYSE or NASDAQ, or (2) the issuance of Common Stock would cause Seller to be the “beneficial owner” (as defined in Rule 13d-3(a) of the Exchange Act), as determined by Helix in its reasonable discretion based upon such information as Helix may reasonably request from Seller, of greater than or equal to ten percent (10%) of the issued and outstanding Common Stock as of the Earn-Out Payment Date (as defined below) or otherwise deemed an “affiliate” under Rule 144(a)(1) of the Securities Act, which determination shall be made by Helix in its reasonable discretion based on a standard Rule 144 letter of representations to be delivered by Seller to Helix.

(e)Payment of the Earn-Out Consideration, if any, shall be made in respect of the Interests within twenty (20) Business Days of the final determination of the Earn-Out Consideration in accordance with Section 1.05(b) (such date of payment, the “Earn-Out Payment Date”).  Purchaser shall provide a written notice to Seller (the “Earn-Out Payment Notice”), no later than two (2) Business Days prior to the Earn-Out Payment Date, which shall include with respect to any payment of the Earn-Out Consideration in the form of Common Stock, (1) a calculation of the VWAP and the number of shares of Common Stock to be delivered in satisfaction of such Earn-Out Consideration (or portion thereof), such number of shares (the “Earn-Out Shares”) to be equal to such portion of the Earn-Out Consideration divided by the VWAP, and (2) the number of shares of Common Stock issued and outstanding as of the Earn-Out Payment Date.  For purposes hereof, “VWAP” means the volume-weighted average price per share of Common Stock for the thirty (30) consecutive trading days ending at the close of trading on the NYSE or NASDAQ, as applicable, on the trading day that is three (3) trading days prior to the Earn-Out Payment Date, as reported on the NYSE or NASDAQ, as applicable.  Any issuance of Earn-Out Shares shall be in book entry as evidenced in the records of the transfer agent and Purchaser shall cause the transfer agent to provide evidence and book entry advices within one (1) Business Day of the Earn-Out Payment Date.
(f)If Purchaser elects to pay any portion of the Earn-Out Consideration to Seller in the form of Earn-Out Shares, Helix agrees to use its commercially reasonable efforts to:
(i)if Helix is at the time a well-known seasoned issuer (as defined in Rule 405 of the Securities Act) (a “WKSI”) with an effective registration statement on Form S-3 that would permit Helix to add Seller as a selling stockholder by filing an amendment or prospectus supplement to such registration statement that would automatically become effective, file such amendment or prospectus supplement naming Seller as a selling stockholder as promptly as reasonably practicable but in no event later than five (5) Business Days after the Earn-Out Payment Date;
(ii)if Helix is not at the time a WKSI or does not have a registration statement that would permit if Helix to add Seller as a selling stockholder by filing an amendment or prospectus supplement to such registration statement that would automatically become effective, file a new registration statement on Form S-3 (or Form S-1 if Form S-3 is then not available to Helix) registering the resale by Seller of the Earn-Out Shares as promptly as reasonably practicable but in no event later than ten (10) Business Days (the “Filing Deadline”) after the Earn-Out Payment Date, and, if not automatically effective, cause such registration statement to be declared effective as promptly as reasonably practicable after the filing thereof, but in no event later than the earlier of (i) the ninetieth (90th) calendar day following the Filing Deadline if the staff (the “Staff”) of the Securities and Exchange Commission (the “SEC”) notifies Helix that it will “review” the registration statement, and (ii) the five (5) Business Days after the date Helix is notified (orally or in writing, whichever is earlier) by the Staff that the registration statement will not be “reviewed,” or will not be subject to further review;

(iii)ensure that any registration statement registering the Earn-Out Shares described above remains effective and is available for the public resale of the Earn-Out Shares until such time as such Earn-Out Shares may be sold without registration pursuant to Rule 144 of the Securities Act without volume, current public information or other restrictions or limitations;
(iv)provide counsel for Seller with a reasonable opportunity to review and comment on any registration statement or prospectus, or amendment thereto, naming Seller as a selling stockholder, no later than two (2) Business Days prior to the date filed with the SEC;
(v)provide Seller with any copies of the registration statement, prospectus or prospectus supplement as is needed in order for Seller to resell the Earn-Out Shares pursuant to plan of distribution in the registration statement, prospectus or prospectus described above; and
(vi)assist Seller in removing any restrictive legends and transferring the Earn-Out Shares to a brokerage or other account at the time to facilitate sales pursuant to the registration statement, prospectus or prospectus supplement described above, or at any other time such Earn-Out Shares may be sold under Rule 144 without volume, current public information or other limitations.
(g)Seller acknowledges that unless an effective registration statement is on file with the SEC as provided above, the Earn-Out Shares will be classified as “restricted securities” and may not be resold absent registration under federal securities Applicable Laws or unless an exemption from registration is available.  In addition, as an employee of a subsidiary of Helix, Seller acknowledges that he will be subject to the then-applicable restrictions of similarly situated employees and black-out periods set forth in the Helix Energy Solutions Group, Inc. Insider Trading Compliance Program.
(h)Purchaser’s obligation to pay the Earn-Out Consideration to Seller is an independent obligation of Purchaser and except as expressly set forth in this Section 1.05, but subject to Section 8.01 and Section 9.03, is not otherwise conditioned or contingent upon the satisfaction of any other conditions in this Agreement.
(i)At all times after the Closing Date and prior to December 31, 2023 (the “Earn-Out Period”), Purchaser shall (and shall cause its Affiliates to) (i) account for the Companies on a consolidated basis, but as a stand-alone business separate from any other business of Purchaser, for purposes of determining the 2022 EBITDA and the 2023 EBITDA, (ii) not take any action that artificially defers or accelerates expenses, income or other items for the sole purpose of reducing the amount of the Earn-Out Consideration payable to Seller hereunder, and

(iii) not intentionally operate the Companies in a way, or take any action, with the sole purpose of adversely affecting the ability of Seller to achieve the Earn-Out Consideration.

(j)The Parties agree to treat any Earn-Out Consideration paid by Purchaser to Seller pursuant to this Section 1.05 as additional consideration paid for the purchase of the underlying assets of the Companies pursuant to Section 1.07(a) of this Agreement for all applicable Tax purposes, and no Party shall take a position on any Tax Return or other filings, or its books and records, that is inconsistent with this treatment, unless required by a change of Applicable Laws effective after the date of this Agreement or a determination of a Governmental Entity that is final; provided, that a portion of the Earn-Out Consideration shall be treated as interest as required by U.S. Treasury Regulation Section 1.1275-4(c) Code and Section 1274 (and the other applicable provisions of the Code or other applicable Tax laws) using the discount rate specified therein to determine the imputed interest.
(k)The Parties understand and agree that: (i) the attainment of the Earn-Out Consideration is speculative and subject to numerous factors outside the control of Purchaser and its Affiliates, and (ii) without limiting Purchaser’s express covenants set forth in this Section 1.05, there is no assurance that Seller will receive any Earn-Out Consideration and Purchaser has not guaranteed that any Earn-Out Consideration will be obtained or payable.  The right to receive the Earn-Out Consideration shall not be represented by any form of certificate or other instrument.  The right to receive the Earn-Out Consideration is a contractual right only and does not constitute an equity or ownership interest in the Companies, Purchaser, Helix, or any of their respective Affiliates.  A holder of a right to receive the Earn-Out Consideration, in such capacity, shall not be deemed to be a stockholder, member or partner of the Companies, Purchaser, Helix, or any of their respective Affiliates, or have the right to vote, notice or any other rights of a stockholder, member or partner.  It is not the intention of the parties to create, nor shall this Section 1.05 be deemed or construed to create, a partnership, joint venture or association, or a trust or other fiduciary relationship.
(l)Seller acknowledges and agrees that the amount of the Earn-Out Consideration is subject to adjustment as contemplated by Section 6.12.
Section 1.06Tax Withholding. Purchaser and its Affiliates shall be entitled to deduct and withhold from amounts otherwise payable or deliverable to Seller or Affiliates thereof pursuant to this Agreement (and Seller and his Affiliates shall indemnify, defend and hold harmless Purchaser and its Affiliates against) such amounts as are required to be deducted or withheld therefrom under Applicable Laws; provided, however, that, Purchaser and its Affiliates shall make commercially reasonable efforts to provide the Seller with written notice of at least five (5) Business Days prior to withholding any amounts pursuant to this Section 1.06, cooperate in good faith with Seller to obtain any available exception from, or reduction in, such withholding to the extent permitted under Applicable Laws, and shall promptly provide the Seller with proof of timely and proper remittance of such amounts to the proper Governmental Entity. Any amounts so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

Section 1.07Tax Treatment. Purchaser and Seller acknowledge and agree that the purchase and sale of the Interests hereunder is intended to be treated as a purchase and sale of partnership interests or underlying assets for U.S. federal income Tax purposes, depending on if a Company is a disregarded entity or a partnership for U.S. federal income Tax purposes.  The Parties shall cooperate to cause an election under Section 754 of the Code to be timely filed by each of the Companies that is treated as a partnership for U.S. federal income Tax purposes with respect to the taxable period that includes the Closing Date, to the extent such a valid election is not already in effect. Except as otherwise required by Applicable Law or a determination of a Governmental Entity that is final, each Party shall, and shall cause each of its Affiliates to (i) report, act, and file all income Tax Returns in all respects and for all purposes consistent with the foregoing treatment, and (ii) not take any position for income Tax purposes (whether in audits, Tax Returns or otherwise) that is inconsistent with the foregoing treatment.
Article II
CLOSING
Section 2.01The Closing.  The Closing shall take place at the offices of Locke Lord LLP, 600 Travis Street, Suite 2800, Houston, Texas 77002, or remotely via the exchange of documents and signatures by PDF transmission, at 9:00 a.m. (Houston, Texas time) on a date to be specified by the Parties, which date shall be no later than the second (2nd) Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than those conditions that, by their nature, are to be satisfied only at the Closing Date, but subject to the satisfaction or valid waiver of such conditions at the Closing in accordance with this Agreement), or such other date as the Parties may mutually agree in writing (the date on which the Closing occurs is referred to herein as the “Closing Date”).
Section 2.02Seller’s Closing Deliveries.  Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, Seller shall deliver, or cause to be delivered, to Purchaser, the following:
(a)an assignment of interests, in substantially the form attached hereto as Exhibit C, duly executed by Seller, evidencing the assignment and transfer of the Interests to Purchaser;
(b)a certificate executed by the president, secretary or similar officer of each Company, certifying and attaching complete and correct copies of the Organizational Documents (including amendments thereto) of each such Company;
(c)certificates of existence and good standing of each Company from the jurisdiction of formation of each such Company, in each case dated no more than ten (10) Business Days prior to the Closing Date;
(d)written resignations of each of the officers, managers and directors of any Company;
(e)a certificate of non-foreign status of Seller meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2), duly executed by Seller;

(f)evidence reasonably satisfactory to Purchaser that Seller has obtained all Consents identified on Schedule 2.02(f), in form and substance reasonably satisfactory to Purchaser;
(g)duly executed Payoff Letters in accordance with Section 1.03(a)(ii);
(h)evidence reasonably satisfactory to Purchaser of the termination or satisfaction of the agreements set forth on Schedule 1.03(a)(iii) representing Company Transaction Expenses;
(i)a duly executed employment agreement, in substantially the form attached hereto as Exhibit D, between Helix and Seller;
(j)a certificate, dated as of the Closing Date, delivered pursuant to Section 8.01(f);
(k)evidence reasonably satisfactory to Purchaser that the Larose Lease Agreement has been amended and corrected to reflect that the term of the lease therein shall terminate on December 31, 2023;
(l)documents related to the termination of the 401(k) plans in accordance with Section 6.13;
(m)true and complete copies of all Reorganization Documents, including the Buy-out Agreements, in each case, as duly executed by the Persons party thereto;
(n)evidence reasonably satisfactory to Purchaser that Seller has caused the termination of that certain Member Agreement, by and among Chris Winger, Alliance Offshore, LLC, Alliance Liftboats, LLC and Affiliates, dated May 19, 2016 (the “Winger Agreement”), and obtained a full and final release by Chris Winger of the Companies and all of their past and future Affiliates for any and all obligations under the Winger Agreement;
(o)[***].
(p)all other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date under this Agreement or as may be reasonably required by Purchaser to carry out any transactions contemplated by this Agreement and the other Transaction Documents.
Section 2.03Purchaser Closing Deliveries.  Subject to the terms and conditions set forth in this Agreement, at or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Seller, the following:
(a)the Purchase Price in accordance with Section 1.03(a);

(b)a certificate, dated as of the Closing Date, delivered pursuant to Section 8.02(d);
(c)all other documents, instruments and writings required to be delivered by Purchaser at or prior to the Closing Date under this Agreement or as may be reasonably required by Seller to carry out any transactions contemplated by this Agreement and the other Transaction Documents.
Article III
REPRESENTATIONS AND WARRANTIES concerning THE COMPANIES

Seller hereby represents and warrants to Purchaser as follows:

Section 3.01Due Organization; Qualification.
(a)Each Company is duly organized and validly existing under the laws of the jurisdiction of its formation.  Each Company has all requisite corporate power and authority, as applicable, to own, lease and operate its assets and properties and to carry on the Business as now being conducted and as presently proposed to be conducted by it.  Each Company is duly qualified or licensed to transact business and in good standing in each jurisdiction listed on Schedule 3.01, which jurisdictions constitute all of the jurisdictions in which the nature of the Business, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Seller has previously delivered to Purchaser true and complete copies of the Organizational Documents of each Company, in each case, as amended to date.
(b)No Dormant Entity has, nor has any Dormant Entity had since the Latest Balance Sheet Date, any assets, Cash, customers, suppliers, employees, employment agreements, Benefit Plans, confidential or proprietary information, Intellectual Property, real property, leases, Contracts, Permits, Orders, or Subsidiaries or other investments, in each case, relating to or otherwise used in connection with the Business.
Section 3.02Authorization; Noncontravention.
(a)Each Company has the requisite corporate, limited liability company, or limited partnership power and authority, as applicable, to execute and deliver the Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Transaction Documents to which any Company is or will be a party and the consummation by such Company of the transactions contemplated hereunder and thereunder have been duly authorized and approved by all necessary company or corporate action, as applicable, on the part of each such Company. As of the Closing, each of the Transaction Documents to which any Company will be a party will have been duly executed and delivered by such Company and (assuming that the Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser) will constitute the valid and binding obligation of such Company, enforceable against it in accordance with the terms hereof or thereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b)Except as set forth on Schedule 3.02(b) and for the applicable expiration or termination of the applicable waiting period under the HSR Act, the Reorganization and the execution, delivery and performance by Seller or any Company of this Agreement or any of the Transaction Documents to which it is or will be a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the Organizational Documents of any Company, in each case, as amended, (ii) conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), any Contract to which any Company is a party or by which any Company, its Equity Interests or any of its assets or properties are bound, except in such cases where the conflict, breach, acceleration, or default would not reasonably be expected to have a Material Adverse Effect, (iii) contravene in any material respect any Applicable Laws or any Order currently in effect, (iv) require any filing with or Consent of any Person, or (v) result in, or require, the creation or imposition of, any Lien upon or with respect to the Equity Interests, as applicable, or any material Lien upon the assets or properties of any Company.
Section 3.03Capitalization.
(a)Schedule 3.03(a) accurately sets forth, as of the Effective Date, (i) each Company, (ii) all of the authorized, issued and outstanding Equity Interests, warrants, options and other equity equivalents of each Company, all of which have been duly authorized, validly issued and are fully paid and non-assessable, were issued in compliance in all material respects with securities Applicable Laws and have not been issued in violation of any statutory preemptive or similar rights and (ii) the holders of such Equity Interests, warrants, options and other equity equivalents of each Company and the amounts of such Equity Interests, warrants, options and other equity equivalents of such Company held by such Person.  As of the Closing, the Equity Interests of each Company set forth on Schedule 3.03(a) are owned beneficially and of record, by Seller or the applicable Company or other applicable Subsidiary thereof as set forth on Schedule 3.03, free and clear of all Liens, other than federal and state securities restrictions under Applicable Laws, and Seller or such applicable Company or Subsidiary thereof has good, valid and marketable title to such Equity Interests of such Person.
(b)Except for this Agreement and as may be set forth on Schedule 3.03(b), there are no outstanding or authorized (i) options, warrants, contracts, pledges, calls, puts, subscription rights, exchange rights, conversion rights, or other rights of any nature, including any rights to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, any Equity Interests of any Company, or any other securities of any Company, or (ii) obligations of any Company to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above, other than to effect the Reorganization. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to any Company. At the Closing, Purchaser shall receive all the Interests free and clear of all Liens. Except as set forth on Schedule 3.03(b), there are no voting trusts, voting agreements, proxies or other agreements, commitments or understandings to which any Company is a party or is bound relating to any Company’s Equity Interests or any rights or interests exercisable therefor.

(c)Except for the Companies listed on Schedule 3.03(a), no Company holds any Equity Interests in or controls (directly or indirectly, through the ownership of Equity Interests, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.  No Company has any obligation, contingent or otherwise, to purchase or otherwise acquire any Equity Interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.
Section 3.04Financial Statements.
(a)Attached hereto as Schedule 3.04(a) are the audited combined balance sheet, statements of income, cash flow and changes in equity holders capital of (i) the Companies for the twelve (12)-month periods ended December 31, 2019, December 31, 2020, and December 31, 2021, in each case including the notes thereto and (ii) Heavy Lift Holdings, LLC for the twelve (12)-month period ended December 31, 2020, including the notes thereto (clauses (i) and (ii) collectively, the “Financial Statements”); and
(b)Except as set forth on Schedule 3.04(b), the Financial Statements (including the notes thereto) were prepared in accordance with GAAP, reflect the consistent application of accounting principles throughout the periods involved, and fairly present, in all material respects, the financial position and results of operations of the Companies as of the respective dates thereof and for the periods then ended.  The Financial Statements have been prepared from the books and records of the Companies, which books and records are accurate and complete in all material respects.
(c)Except as set forth on Schedule 3.04(c), there are no Liabilities, whether accrued, contingent, absolute, determined, determinable or otherwise, of any Company, other than Liabilities that (i) are accrued or reserved against in the Financial Statements or disclosed in the respective notes thereto, (ii) have been incurred in the Ordinary Course of Business since the Latest Balance Sheet Date for the benefit of the Business or (iii) are not material either individually or in the aggregate.
(d)Except as set forth on Schedule 1.03(a)(ii), no Company has any outstanding Debt.  Except as set forth on Schedule 1.03(a)(iii), there are no Company Transaction Expenses as of the Effective Date.  Except as set forth on Schedule I, there are no Redemption Payments. Other than as described on Schedule 3.04(d), since the Latest Balance Sheet Date, there have not been any Restricted Distributions nor any Related Party Transaction Payments.  The amounts paid or payable by the Companies with respect to the termination, redemption or repurchase of the Equity Interests of Pregeant and Associates, L.L.C. and Triche Anne Chouest equaled [***] (the “Pregeant and Chouest Redemption Payments”), all of which has been paid in full.
Section 3.05Certain Developments. Other than as described on Schedule 3.05, since the Latest Balance Sheet Date, the Business has been conducted in the Ordinary Course of Business and, there has not been, as of the Effective Date:

(a)any amendment to or modification of any Company’s Organizational Documents, other than to effect the Reorganization;
(b)any Material Adverse Effect, or any event, condition or contingency that could reasonably be expected to result in a Material Adverse Effect;
(c)(i) any change in salaries, sales commissions or other compensation of, or payment of any bonuses or extraordinary compensation to, any current or former director, manager, officer, employee, sales representative, consultant or equityholder of any Company, other than increases in salaries, sales commissions or other compensation or payments of bonuses or extraordinary compensation in the Ordinary Course of Business not in excess of five percent (5%) of such salaries, sales commission rates or other compensation in effect immediately prior to such increases or payment, or (ii) entry into any employment, severance, or similar agreement with any current or former director, manager, officer, employee, sales representative, consultant or equityholder of any Company;
(d)the creation, entry into or adoption of any new stock option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan or arrangement made to or with any of them;
(e)except as otherwise required by Applicable Laws, any amendment or modification of any of the Benefit Plans or entry into or adoption of any new Benefit Plan;
(f)any acquisition of any Equity Interests, assets or properties of any Person or any sale, assignment, lease, transfer, license, abandonment or other disposition by any Company of any interest in the assets or properties of any Company, excluding: (i) replaced or obsolete assets, and (ii) assets acquired, leased, transferred, or sold in the Ordinary Course of Business having a book value not in excess of $25,000.00 (excluding any capital expenditures);
(g)the commencement of any Proceeding that would reasonably be expected to materially affect any Company, the Business or the assets or properties of any Company;
(h)any settlement, cancellation, compromise, waiver or release of any Proceeding relating to any Company, the Business or its assets or properties;
(i)any damage, destruction or other casualty loss, whether or not covered by insurance, affecting any of the assets or properties of any Company, or any write-off or write-down, or any determination to write-off or write-down any of the assets or properties of any Company, in an amount exceeding $50,000.00 individually or $100,000.00 in the aggregate;
(j)any material change in accounting or Tax methods, principles or practices, any change in any Company’s reserve or accrual amounts or policies, any change in any Company’s depreciation or amortization policies or previously adopted rates, or written-off as uncollectible any Accounts Receivables, or any material re-evaluation of any assets for financial statement purposes (including, without limitation, any material writing down of the value of any material property, investment or assets);

(k)any material change in working capital practices of any Company, including acceleration of any collections of Cash or Accounts Receivables or deferred or delayed payments or failed to make timely accruals, including with respect to accounts payable and Liabilities incurred in the Ordinary Course of Business;
(l)(i) any amendment of any Tax Return or settlement or compromise of any federal, state, local or foreign Tax Liability or entry into any agreement or preliminary settlement concerning Taxes; (ii) any Tax election except elections made in connection with Tax Returns filed for any Pre-Closing Date Tax Period; or (iii) any filing of a waiver extending the statutory period for assessment or reassessment of Taxes or any other waiver of restrictions on assessment or collection of any Taxes;
(m)any entry into, material amendment, modification, termination or receipt of notice of termination, granting, waiver or giving of any consent, receipt of any waiver, consent or variance, with respect to any Material Contract;
(n)any material modification or amendment of any current Debt arrangement between any Company and its lenders, any prepayment or advance of Debt or any material incurrence, guarantee or assumption of Debt, other than the payoff of Debt in connection with the Reorganization;
(o)any Lien placed on the Equity Interests, or, other than Permitted Liens, any Liens placed on the assets or properties of any Company;
(p)any incurrence or commitment by any Company to incur any capital expenditures in excess of $50,000.00 individually or $100,000.00 in the aggregate, except as needed to address emergency business needs;
(q)other than repurchasing or redeeming Equity Interests to effect the Reorganization, (i) issuance of any Equity Interests of any Company or issued or granted any option, warrant, registration right, convertible security or other right to acquire or sell any Equity Interests of any Company, (ii) retirement, redemption, purchase, repurchase, withdrawal or other acquisition of any of the Equity Interests of any Company (including the purchase of warrants, rights, or other options to acquire such interests), or (iii) declaration or payment of any dividends or any distributions or other payments with respect to any of the Equity Interests of any Company; or
(r)any agreement by any Company or Seller to do any of the foregoing.
Section 3.06Real Property.
(a)Schedule 3.06(a) contains a complete list of all real property owned in fee simple by any Company (the “Owned Real Property”), including the legal description of the Owned Real Property and the name of the applicable Company that is the record owner of such Owned Real Property, which such Company owns good and marketable title to such Owned Real Property, subject only to the Permitted Liens.

(b)Schedule 3.06(b) sets forth a true and complete list, by street address or other location information, together with the name of the applicable Company lessee thereunder, of each parcel of Leased Real Property, together with a list of each lease, sublease, license or other agreement creating rights of the applicable Company in such Leased Real Property (collectively, the “Leases”) and all security deposits actually existing and held by the lessors thereunder.  The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) constitute all of the land, buildings, structures, improvements or other interests and rights in real property currently used, occupied, or held for use in connection with the Business and which are necessary for the conduct of the Business as presently conducted.
(c)Except as otherwise disclosed in Schedule 3.06(c): (i) each Company has a valid leasehold interest in and the right to quiet enjoyment of the Leased Real Property applicable to such Company, subject only to the Permitted Liens; (ii) no Company has received written notice of any violation of Applicable Laws with respect to its Real Property; (iii) each Lease covering the Leased Real Property is in full force and effect and is a legal, valid and binding agreement enforceable in accordance with its terms against the applicable Company party thereto and, to the Knowledge of Seller, each other Person that is a party thereto; (iv) neither the applicable Company party thereto nor, to the Knowledge of Seller, any other party to any Lease, is in breach or default, and no event has occurred that, with notice or lapse of time, or both, would constitute such a breach or default by the applicable Company party thereto or otherwise permit termination, modification or acceleration under such Lease; (v) no Company owes any brokerage commission with respect to any of its Leased Real Property; (vi) no Company has assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest in the Leases; (vii) each applicable Company has rights of ingress and egress with respect to its Real Property, subject only to the Permitted Liens, and all buildings, structures, facilities, fixtures and other improvements thereon sufficient to conduct the Business (as the same was conducted immediately prior to the Closing) after the Closing; (viii) (A) with respect to the Owned Real Property and the Leased Real Property leased pursuant to the Larose Lease, and (B) to the Knowledge of Seller, with respect to each other parcel of Real Property, there are no pending or threatened Proceedings (or any basis therefor) relating to such Real Property or other matters which would have a material adverse effect on the current use, occupancy, or value thereof and all facilities on such Real Property have received all Permits required in connection with the operation the Business (as the same was conducted immediately prior to the Closing) after the Closing; (ix) (A) with respect to the Owned Real Property and the Leased Real Property leased pursuant to the Larose Lease, and (B) to the Knowledge of Seller, with respect to each other parcel of Real Property, such Real Property is not subject to any rights-of-way, use restrictions, flood-zone designations, easements, reservations or other limitations which could reasonably be expected to restrict Purchaser from conducting the Business (as the same was conducted immediately prior to the Closing) after the Closing; and (x) (A) with respect to the Owned Real Property and the Leased Real Property leased pursuant to the Larose Lease, and (B) to the Knowledge of Seller, with respect to each other parcel of Real Property, none of such Real Property, buildings, structures, facilities, fixtures or other improvements, or the current use thereof, contravenes or violates any building or zoning laws or ordinances, or any administrative, occupational safety and health or other Applicable Law, in each case, in any material respect (whether or not permitted on the basis of prior nonconforming use, waiver or variance).

(d)Seller has delivered or made available to Purchaser prior to the execution of this Agreement true, correct and complete copies of the Leases with respect to each parcel of Leased Real Property and the vesting deeds with respect to each parcel of Owned Real Property, and of the following, to the extent in the possession of Seller: deeds, leases, mortgages, deeds of trust, certificates of occupancy, title insurance policies, title reports, surveys, easements, licenses, rights-of-way, restrictions and similar documents, and all amendments thereof, with respect to its Real Property.
(e)Except as set forth on Schedule 3.06(e), there are no tenants, subtenants, licensees or concessionaires pursuant to any oral or written lease agreements, sublease agreements, license agreements or concession agreements, as applicable, or, to the Knowledge of Seller, other parties in possession, of any of the Real Property and no Person has any option or right to use or occupy or to purchase, or holds any right of first refusal or right of first offer to use or occupy or to purchase, such Real Property.
(f)The improvements on the Owned Real Property (i) are in good operating condition (ordinary wear and tear excepted) without structural defects and do not require any material repair or replacement; and (ii) have been constructed and are being occupied, maintained, and operated in material compliance with all Applicable Laws, insurance requirements, Contracts, leases, Permits, restrictions, building setback lines, covenants, reservations, and easements, and no Company has received any notice, written or, to the Knowledge of Seller, oral, claiming any violation of any of the same or requesting or requiring the performance of any repairs, alterations, or other work in order to so comply.  No portion of any improvements on the Owned Real Property or the Leased Real Property leased pursuant to the Larose Lease materially encroach onto neighboring properties and no improvements from neighboring properties materially encroach onto any portion of such Real Property.  None of the Owned Real Property, the Leased Real Property leased pursuant to the Larose Lease, nor any portion thereof is classified as “wetlands” as defined in the Clean Water Act (33 U.S.C. §1251 et seq.), as amended, and related regulations, as amended, or is subject to federal regulation thereunder or any corresponding or similar provision of state, local or foreign Applicable Law.  Each parcel of Real Property has adequate utilities of a capacity and condition to serve adequately the Business as presently conducted and as historically conducted during the twenty-four (24) month period immediately preceding the Closing Date.
Section 3.07Title, Condition and Sufficiency of Assets.
(a)Each Company is the sole and exclusive owner of, and has good, valid and marketable title to all of the assets and properties of such Company (whether real, personal, tangible or intangible) which are reflected as owned by it in the Financial Statements (and not disposed of in the Ordinary Course of Business since the respective dates thereof) or, if acquired since the Latest Balance Sheet Date reflected as owned in the books and records of such Company, or a valid leasehold or other contractual interest in all of its leased assets, free and clear of all Liens (except for Permitted Liens), and is exclusively entitled to possess and dispose of the same.  There are no outstanding agreements or options to sell which grant to any Person the right to purchase or otherwise acquire any of such assets or properties.
(b)Except as set forth on Schedule 3.07(b), the buildings, plants, structures, motor vehicles, equipment and other tangible personal property comprising the assets and properties of the Companies (other than the vessels) (i) are in a state of sufficient operating condition and repair to allow for the operation of the Business in the Ordinary Course of Business, subject to ordinary wear and tear, (ii) conform with all Applicable Laws, and (iii) are adequate for the uses to which they are being put. Except as set forth on Schedule 3.07(b), the assets and properties owned or leased by the Companies constitute all of the assets and properties, tangible and intangible, of any nature whatsoever, necessary or required for the continued conduct of the Business by Purchaser in substantially the same manner as presently conducted.

(c)Except as set forth on Schedule 3.07(c), (i) with respect to the vessels indicated in the applicable portion of the DNV Report attached hereto as Exhibit E, there are no facts or circumstances related to the physical condition of such vessels that could reasonably be expected to make the condition of such vessels as indicated in Exhibit E inaccurate in any material respect, with the exception of fair wear and tear; provided, however, that the inclusion of photographs in Exhibit E does not exclude from this representation and warranty any latent issues with respect to such physical condition, and (ii) with respect to each of the other vessels of the Companies, no such vessel has any maintenance, mechanical or structural issues that would, individually or in the aggregate, require expenditure of more than twenty-five percent (25%) of the insured value of such vessel as set forth in Schedule 3.07(c) to return it to serviceable condition.  With the exception of the representations and warranties expressly set forth in this Section 3.07(c), Seller makes no warranties of any sort whatsoever with respect to the physical condition of such vessels, and Purchaser expressly waives any rights of redhibition and or quanti minoris or for any repairs, remedies or correction of vices or to restore or reduce the Purchase Price or to reimburse any expenses occasioned by the sale, or diminution of the Purchase Price.
Section 3.08Taxes.  Except as set forth on Schedule 3.08:
(a)All income and other material Tax Returns required to be filed by each Company have been filed, and each such Tax Return was correct and complete in all material respects.  All Taxes due and owing by each Company (whether or not shown on any Tax Returns) have been paid in full and adequate reserves for payment have been established for all accrued and unpaid Taxes of each such Company in accordance with GAAP.  All Tax withholding and deposit requirements imposed on each Company have been satisfied in full.  There are no Liens for Taxes on any of the assets of any Company (other than statutory Liens for current Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings).
(b)Neither any Company nor Seller has granted (or is subject to) any waiver or extension that is currently in effect with respect to any period of limitations for the assessment or payment of any Tax or with respect to the filing of any Tax Return.
(c)There are no claims or Proceedings pending or, to the Knowledge of Seller, threatened, against any Company (or Seller) with respect to any Tax or Tax Returns relating to or otherwise affecting any such Company, and no assessment, deficiency or adjustment for Taxes has been asserted by any Governmental Entity against any Company or otherwise that has not been finally resolved and satisfied.

(d)No outstanding claim, assessment or deficiency against or affecting any Company for any Taxes has been asserted by any Governmental Entity.
(e)There is no existing Tax sharing agreement (other than any agreement entered into in the ordinary course of business and not primarily concerning Taxes) that will require that any payment be made relating to or which otherwise affects the assets of any Company on or after the Closing Date.
(f)No written or oral claim has been made by any Governmental Entity in a jurisdiction where any Company does not file a Tax Return that it or its assets are or may be subject to taxation in that jurisdiction.
(g)Each Company has complied in all material respects with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Section 1441 and 1442 of the Code, as amended or similar provisions under any foreign Applicable Laws) and has, within the time and the manner prescribed by Applicable Laws, withheld and paid over to the appropriate Governmental Entity all such amounts required to be so withheld and paid over under all Applicable Laws in connection with such amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.
(h)None of the assets of any Company (i) secures any Debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financed property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” within the meaning of Revenue Procedure 2001-28 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.
(i)Each Company is and has been at all times since formation treated as either a partnership or “disregarded entity” for U.S. federal income Tax purposes.  None of the property of any Company is subject to any tax partnership agreement or is otherwise treated, or required to be treated under Applicable Laws, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.
(j)Each Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  No Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was another Company or Seller) and (ii) has any Liability for the Taxes of any Person (other than another Company or Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Laws), as a transferee or successor, by contract, or otherwise.
(k)No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) material change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Applicable Laws) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; or (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing.

(l)No Company has been a party to any “reportable transactions” as defined in the Treasury Regulations.
(m)Seller has made available to Purchaser correct and complete copies, in each case, as filed with the applicable Tax Governmental Entity, of all federal income and other material Tax Returns filed with respect to each Company for taxable periods ending on or after December 31, 2018, and all examination reports, and statements of deficiencies assessed against or agreed to by any Company with respect to such taxable periods.
(n)Other than the PPP Loans and payroll tax deferrals, no Company has taken advantage of any COVID-19 Law or Applicable COVID Relief Law (including the CARES Act) that has the result of reducing or temporarily reducing (or temporarily delaying the due date of) otherwise applicable Tax payment obligations of any Company to any Governmental Entity.
(o)No Company is currently subject to Tax in any jurisdiction, other than the jurisdiction in which it is organized or currently files Tax Returns, by virtue of having, or being deemed to have, employees, a permanent establishment, fixed place of business or similar presence. All related party transactions involving any Company have been conducted in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local or foreign Law. No Company owns, directly, indirectly or constructively, any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code), or “passive foreign investment company” (as defined in Section 1297 of the Code). No Company has any outstanding liability for Taxes pursuant to Section 965 of the Code, including as a result of making an election pursuant to Section 965(h) of the Code.
(p)Each Company has complied in all material respects with its filing and remittance obligations with respect to escheat, abandoned or unclaimed property under Applicable Laws.
Section 3.09Material Contracts.
(a)Schedule 3.09(a) sets forth a true and complete list of all of the following Contracts to which any Company is a party or is otherwise bound, that are used in the Business or by which the assets or properties of any Company are bound, and which are currently in effect, including, without limitation, the following (collectively, the “Material Contracts”) (with such Schedule 3.09(a) being partitioned into subsections corresponding to the particular subsections of this Section 3.09(a) to which each such disclosure applies):
(i)each Contract which by its terms calls for aggregate payments by any Company under such Contract of $100,000.00 or more;
(ii)each Contract which by its terms provides for aggregate payments to any Company of $250,000.00 or more;

(iii)each lease (whether of real or personal property), including all capitalized lease obligations, operating leases, bareboat charters, and all Leases disclosed or required to be disclosed on Schedule 3.06(b);
(iv)each collective bargaining agreement, memorandum of understanding or other agreement with any labor union;
(v)each Contract relating to the issuance, securing or guaranty of any Debt (including performance, suretyship and other bonds and, in any case, whether incurred, assumed, guaranteed or secured by any asset) or relating to the granting by any Company of a Lien (other than Permitted Liens) on any of the Equity Interests or material assets of any Company;
(vi)any Contract containing covenants that (A) restrict any Company’s ability to freely engage in any line of business, offer products or services in a geographic region or compete with any Person or hire any Person, (B) restrict any Person from competing with any Company or soliciting employees or customers from any Company, (C) require any Person to purchase or sell a stated portion of its requirements or output from or to another Person, (D) grant “most favored nation” status to any Person, or (E) imposes any exclusivity obligation with respect to any Company’s material sale or purchase of goods or services;
(vii)other than the Organizational Documents of any Company, each Contract relating to the formation, creation, operation, management or control of a joint venture, strategic alliance, partnership or other similar agreement or arrangement;
(viii)each Contract between Related Parties;
(ix)each Contract providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, including Contracts for the payment of Company Transaction Expenses;
(x)each Contract providing for severance, change in control or other similar payments;
(xi)each Contract providing for payments to or by any Person, including sales agents and purchasing agents, based on sales, purchases or profits, other than direct payments for goods, in each case involving an amount in excess of $100,000.00;
(xii)each Contract for the employment of any individual on a full-time, part-time, or consulting basis;
(xiii)each Contract pursuant to which any third party has rights to own or use any material asset of any Company, including each Contract affecting the ownership of or use of any of the Company Intellectual Property;
(xiv)each vessel charter Contract or other charter arrangements, vessel sharing or management Contracts (including for commercial, technical, crew and other management services);

(xv)each research and development Contract, and other development and cooperation Contracts;
(xvi)each newbuild, shipbuilding or shipyard Contract for any upgrades or repair and maintenance of any vessel of any Company involving expenditures of $100,000.00 or more, including any refund guarantees;
(xvii)each MARAD Contract;
(xviii)each futures Contract or other Contract relating to hedging or derivatives;
(xix)each license, franchise or similar Contract;
(xx)any Contract relating to any settlement of any Proceeding that was pending against or asserted by any Company at any time during the last two (2) years;
(xxi)each Contract that contains a right of first refusal, first offer, option to purchase, or other similar right with respect to any of the assets or the Equity Interests of any Company, including the Interests;
(xxii)each Contract relating to the acquisition or disposition of any business (whether by merger, sale of Equity Interests, sale of assets or otherwise); and
(xxiii)each Contract, the primary purpose of which is to provide a warranty, guaranty, or indemnity to or for any Person.
(b)Seller has made available true, correct and complete copies of the Material Contracts to Purchaser, in each case, including all exhibits, schedules, annexes, appendices, amendments, restatements, extensions, supplements or other modifications thereto.  Except as set forth on Schedule 3.09(b), (i) the applicable Company party thereto is not, and, to the Knowledge of Seller, none of the other parties thereto is, in default under any Material Contract, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the applicable Company party thereto or, to the Knowledge of Seller, any other party thereto under any such Material Contract, except in each case with respect to defaults that are not material, either individually or in the aggregate and (ii) each of the Material Contracts is valid and binding on the applicable Company party thereto and, to the Knowledge of Seller, on each other party thereto, enforceable in accordance with its respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.  Except as set forth on Schedule 3.09(b), no Company has given to or received from any other Person, at any time since the Latest Balance Sheet Date any notice or other communication (whether written or, to the Knowledge of Seller, oral) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.
Section 3.10Intellectual Property.
(a)Identification of Intellectual Property.

(i)Schedule 3.10(a)(i) sets forth an accurate and complete list and summary description of all Registered Company Intellectual Property.  Schedule 3.10(a)(i) accurately identifies (A) each item of Intellectual Property registered (or as to which an application for registration has been filed) with a Government Entity in which any Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) (collectively, “Registered Company Intellectual Property”); (B) the jurisdiction in which such item of Registered Company Intellectual Property was registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered Company Intellectual Property and the nature of such ownership interest; and (D) each product or service that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered Company Intellectual Property.  Seller has provided to Purchaser complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered Company Intellectual Property.
(ii)Schedule 3.10(a)(ii) accurately identifies and describes each proprietary product or service developed, marketed, provided, licensed, sold, or used by any Company at any time, including products or services currently under development by or for any Company.
(iii)Schedule 3.10(a)(iii) accurately identifies all Contracts pursuant to which Intellectual Property is licensed to any Company (other than any non-customized Software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into or distributed with any Company’s products or services and (C) is generally available on standard terms for less than $250 per user).
(iv)Schedule 3.10(a)(iv) accurately identifies each Company Intellectual Property Contract.  Except as set forth on Schedule 3.10(a)(iv), no Company is bound by, and no Company Intellectual Property is subject to, any contract containing any covenant or other provision that in any way limits or restricts the ability of any Company to use, exploit, alienate, assert, or enforce any Company Intellectual Property anywhere in the world.
(v)Schedule 3.10(a)(v) sets forth an accurate and complete list of all Internet domain names used by any Company (collectively, the “Domain Names”) and their expiration dates and all other Internet Assets.  Each Company has a current registration of each Domain Name and the right to continue to conduct under the Domain Names the business of each such Company in the manner in which such business is presently being, and presently proposed to be, conducted by such Company.
(b)Other Intellectual Property Matters.
(i)Each Company has (i) paid all maintenance, renewal or similar fees, costs and charges required by any applicable Governmental Entity to maintain the Registered Company Intellectual Property; and (ii) filed responses to all actions from applicable Governmental Entities, in each case that have become due relating to the Registered Company Intellectual Property. Each Company has taken commercially reasonable steps to maintain in confidence all Trade Secrets and other material confidential information, including Source Code, that it owns or uses (“Company Confidential Information”).  All use by and disclosure of Company Confidential Information has been pursuant to the terms of valid and binding written confidentiality and non-use agreements.

(ii)Each Person who is or was an employee or contractor of any Company or any third party, including customers of any Company, whose responsibilities include the creation or development of any Company Intellectual Property has signed and delivered (and to the Knowledge of Seller, is in compliance with) a valid, enforceable agreement containing an unqualified, irrevocable assignment of all rights of such Person thereto to the applicable Company and confidentiality provisions protecting the Company Confidential Information.  No current or former stockholder, officer, director, employee, contractor, agent, or customer of any Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property.
(iii)All Registered Company Intellectual Property is valid, subsisting and enforceable. To the Knowledge of Seller, each U.S. patent application and U.S. patent in which any Company has or purports to have an ownership interest was filed within one (1) year of a printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent.
(iv)Each Company has implemented backup and disaster recovery arrangements with respect to the continued operation of the Business in the event of a disaster or business interruption that meet good industry practices as set forth in Schedule 3.10(b)(v).
(v)No Company stores or maintains Personal Information received via its website, except in a manner that provides safe and secure storage and protection of such Personal Information.
(c)Intellectual Property Infringement and Liability.
(i)To the Knowledge of Seller, no Person, including, without limitation, any employee (or former employee) or contractor (or former contractor) of any Company, has infringed, misappropriated, or otherwise violated, or is currently infringing, misappropriating, or otherwise violating, any Company Intellectual Property.  Schedule 3.10(c)(i) accurately identifies (and Seller has provided to Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property or breach of any license, sublicense or agreement involving Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
(ii)No Company has infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating (directly, contributorily, by inducement or otherwise), any Intellectual Property right of any other Person.
Section 3.11Litigation; Proceedings. Except as set forth on Schedule 3.11, (a) there is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, any Company,

any of its assets or the Business, (b) to the Knowledge of Seller, there are no claims, facts, conditions or circumstances that could reasonably be expected to give rise to a Proceeding that would be required to be disclosed pursuant to subclause (a) of this Section 3.11, and (c) there are no Orders outstanding against or, to the Knowledge of Seller, threatened against, Seller, any Company or otherwise affecting or relating to its assets or the Business.

Section 3.12Employee Benefit Plans.
(a)Except as set forth in Schedule 3.12(a), neither any Company nor any of its ERISA Affiliates maintains, contributes to or has Liability with respect to, nor have they ever maintained or contributed to any Benefit Plans. Seller has provided or made available to Purchaser with (i) true and complete copies of each Benefit Plan listed on Schedule 3.12(a) and amendments thereto (or, if not written, a summary of its terms), (ii) any related trust agreement or other funding agreement, including, but not limited to, insurance contracts, (iii) the most recent IRS determination letter, or, for a plan maintained pursuant to a prototype or volume submitter document, opinion or advisory letter, if applicable, (iv) any summary plan description and other material written communication (or a description of any material oral communications) by any Company to its employees concerning the benefits provided under such Benefit Plans, (v) the most recent financial statements, annual non-discrimination testing for the last three (3) plan years and last three (3) Form 5500 annual reports (including attached schedules), and (vi) documentation related to compliance with the Patient Protection and Affordable Care Act (the “Affordable Care Act”), including copies of the summary of benefits and coverage documents, a description of which look-back measurement periods and corresponding stability periods are utilized by each Company to determine eligibility for the group health plan (if any), and a description of which affordability safe harbor(s) are utilized by any such Company (if any) to prove affordability of the group health plan coverage offered.
(b)Neither any Company nor any of its ERISA Affiliates currently has, or has had within the past five (5) years, any Liability (including any contingent Liability under Section 4204 of ERISA) with respect to any Benefit Plan subject to Title IV of ERISA or Section 412 of the Code, including any multiemployer plan defined as such in Section 3(37) of ERISA (“Multiemployer Plan”), covering employees (or former employees) employed in the United States.
(c)For each Benefit Plan that is intended to satisfy the provisions of Section 401(a) of the Code: (i) the applicable Company has obtained a favorable determination letter or, for a prototype or volume submitter Benefit Plan, opinion or advisory letter, from the IRS to such effect, and (ii) to the Knowledge of Seller, (A) none of the determination letters, or opinion or advisory letters, has been revoked by the IRS, (B) the IRS has not given any indication to any such Company that it intends to revoke any such determination letter, and (C) no event has occurred and no condition exists which would reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or Tax under ERISA or the Code.
(d)For each Benefit Plan which is a “group health plan” within the meaning of Section 5000(b)(1) of the Code, each Company has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code, the Consolidated

Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder.

(e)All contributions to, and payments from, the Benefit Plans which are required to have been made by each Company or any of its ERISA Affiliates with respect to any period ending on or before the Closing Date, in accordance with such Benefit Plans, have been timely made.  To the Knowledge of Seller, there are no pending or threatened claims (other than routine claims for benefits) or Proceedings by a Governmental Entity, participant, beneficiary or similar party by, on behalf of or against any Benefit Plan or any trust related thereto which could reasonably be expected to result in any material Liability to any Company.
(f)Neither any Company nor any of its ERISA Affiliates has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plans or materially modify or change any existing Benefit Plans that would affect any employee or terminated employee of any Company or any of its ERISA Affiliates.
(g)Except as set forth on Schedule 3.12(g), no Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of any Company or any of its ERISA Affiliates beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither any Company nor any of its ERISA Affiliates has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment.
(h)Neither the execution and delivery by Seller of any Company nor the performance by any of Seller or any Company of this Agreement or the other Transaction Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby or thereby will: (i) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee under any Company’s Benefit Plans, or (ii) result in any payments or benefits that will or may be made by any Company or any of its ERISA Affiliates being characterized as “excess parachute payments” under Section 280G of the Code.
(i)Each Benefit Plan (and any other program, or arrangement) of any Company that is a nonqualified deferred compensation plan within the meaning of Section 409A of the Code is identified as such on Schedule 3.12(i).  Each plan, program, or arrangement (if any) identified on Schedule 3.12(i) has at all times been operated and maintained in good faith compliance with Section 409A of the Code and the Internal Revenue guidance issued thereunder.
(j)With respect to each Benefit Plan that provides welfare benefits of the type described in Section 3(1) of ERISA, each such plan is in material compliance with the Affordable Care Act, including Section 4980H of the Code, if applicable. Each Company and its ERISA Affiliates have complied in all material respects with the applicable requirements of the Affordable Care Act and the applicable regulations and guidance issued thereunder, including the (A) preparation and timely annual distribution of a summary of benefits and coverage document (and any required amendments thereto); (B) proper classification of all workers who are common-law employees within the meaning of the Affordable Care Act and Code Section 4980H; (C) timely offer of minimum essential coverage in satisfaction of the employer mandate; (D) timely and accurate filing of any required IRS Form 8928 to report any excise taxes owed under Code Section 4980D and timely payment of any such excise taxes; (E) timely and accurate filing of Forms 1094-C and 1095-C, as required by Code Section 6056; and (F) timely and accurate filing of IRS Form 720 to report and pay the Patient Centered Outcomes Research Institute trust fund tax imposed under Code Section 4376.  No Company nor any of its ERISA Affiliates have ever received a notice of assessment of penalties under Code Section 4980H from the IRS nor, to the Knowledge of Seller, are there circumstances under which such an assessment could be levied.

Section 3.13Compliance with Laws; Permits.
(a)Except as set forth on Schedule 3.13(a), each Company is currently, and has been for the last five (5) years, in compliance with, and operating its Business and maintaining its assets in compliance with, all Applicable Laws in all material respects.  To the Knowledge of Seller, no event has occurred, and no condition exists, that would reasonably be expected to result (with or without notice or lapse of time) in a violation of any Applicable Law in any material respect.  No notice of any investigation or review by any Governmental Entity has been received by any Company or, to the Knowledge of Seller, is any such investigation or review pending or threatened, nor has any Governmental Entity indicated any intention to conduct the same.
(b)Each Company has complied in all material respects with the requirements of the Applicable COVID Relief Laws in (i) applying for, calculating the permitted amount of, receiving and using the proceeds of any loan or similar assistance pursuant to any such Applicable COVID Relief Law, including the PPP Loans, and (ii) giving notice to and seeking consent from any third party, including the Small Business Administration in connection with the transactions contemplated by this Agreement. Each Company has satisfied or satisfies, as applicable, all of the criteria set forth in the Applicable COVID Relief Laws for any loan or similar assistance obtained or sought by such Company pursuant to any such Applicable COVID Relief Law. Each Company has kept records of its utilization of the proceeds of any loan or similar assistance as required by such Applicable COVID Relief Law, including the PPP Loans, has delivered copies of such records to the Purchaser, has delivered a report detailing the outstanding principal amount of any loan or similar assistance pursuant to any such Applicable COVID Relief Law, including the PPP Loans, and has delivered Purchaser evidence of the forgiveness of any such loan or similar assistance.
(c)The Permits set forth on Schedule 3.13(c) constitute all of the Permits, including Environmental Permits, used or necessary for the lawful conduct of the Business as presently conducted by each Company.  Seller has made available to Purchaser true and complete copies of all such Permits.  Except as indicated on Schedule 3.13(c), each applicable Company owns or possesses all right, title and interest in and to all of such Permits.  Each such Permit is valid, binding and in full force and effect as to the applicable Company.  No Company is, and no Company has received any written notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit and no Company has received any written notice that any such Permit will be revoked or issued, renewed, or modified on terms or conditions that are substantially different than those currently in effect.
Section 3.14Environmental Matters. Except as set forth on Schedule 3.14:

(a)Each Company and its properties and facilities, and ownership and operation of the Business and its assets and properties are, and have been, in compliance with all applicable Environmental Requirements in all material respects, including with respect to obtaining and complying with the terms and conditions of all necessary Environmental Permits.
(b)Each Company has and, where applicable, has timely filed applications for renewal of, all Environmental Permits.
(c)The Companies have all environmental and pollution control equipment necessary to comply with all Environmental Requirements (including, without limitation, compliance with all applicable Environmental Permits), and the operation of the Business as presently conducted, the Companies, and their respective facilities, locations and properties are, and for the preceding (5) years have been, in compliance with all terms and conditions of such Environmental Permits;
(d)Regarding all Environmental Permits for which renewal, amendment, or modification is sought or pending, no material expenditures, capital improvements, or changes in operation will be necessary as a condition or because of such renewal, amendment, or modification.
(e)No Company has received or responded to any notice of any claim or demand, nor been the subject of, or subject to any Liability under any Proceeding, in each case regarding any Environmental Requirements, or any other Environmental Matter, including any investigatory, remedial, monitoring or corrective obligation, relating to the operations and/or facilities of any Company, the Business and/or the assets and properties of any Company, and to the Knowledge of Seller, no such claim, demand, or Proceeding is threatened, nor is there any reasonable basis for any such claim, demand or Proceeding.
(f)In connection with the Business and/or the assets, facilities, locations and properties of the Companies, Seller has delivered or made available to Purchaser true and complete copies of any reports or other documents regarding or concerning compliance or non-compliance with Environmental Requirements or Environmental Permits, any Liabilities to Governmental Entities or Third Parties arising under any Environmental Requirements, including any Phase I or Phase II environmental site assessments of any current or former property or facility used in connection with the Business and/or the assets and properties of any Company.
(g)No Hazardous Materials have been Released or are present on any current or former property or facility of the Companies used in connection with the Business or on any other property as a result of the use or operation of the Business and/or the assets and properties of the Companies, in each case at levels or concentrations exceeding any applicable standard under Environmental Requirements or which would (if known) require reporting to any Governmental Entity or investigation, remediation, monitoring or other response to comply with Environmental Requirements.
(h)There are no, nor, to the Knowledge of Seller, have there ever been any, underground storage tanks or solid waste management units located on or under any facility, location or property of any Company.

(i)None of the Hazardous Materials generated from the Business or from any location, facility or property of any Company, or for which any Company has arranged for disposal, have been treated, stored, disposed of or released at a location that has been nominated or identified as a facility that, to the Knowledge of Seller, is subject to an existing or potential claim under Environmental Requirements for which a Company reasonably could be expected to bear liability.
(j)There are no present obligations, undertakings or Liabilities of Third Parties arising out of or relating to Environmental Requirements which any Company has agreed to, assumed or retained by Contract or operation of law.
Section 3.15Labor and Employment Matters.
(a)Seller has provided or made available to Purchaser a true and complete listing of all persons who are employees, including leased employees, officers, managers, directors, contractors or consultants of any Company (“Company Employees”) (including those Company Employees, if any, on sick leave, short-term or long-term disability, workers’ compensation, vacation, leave of absence or military leave of absence), including for each Company Employee, the following information: name, employer, date of hire, title or grade as of the date thereof, salary or rate of compensation as of the date thereof, normal work location, exempt or non-exempt status, and active or leave status.  Except for any Contract disclosed on Schedule 3.15(a), none of the Company Employees is a party to any written employment Contract, or written termination or severance agreement or similar Contract, and the employment of all such Company Employees is terminable at will unless otherwise provided by Applicable Law.
(b)Except as set forth on Schedule 3.15(b), (i) no labor union or other collective bargaining representative has been certified as the exclusive bargaining representative of any Company Employees, nor is any Company a party to or bound by any collective bargaining agreement, (ii) during the past three (3) years, no Company has experienced any strikes, work stoppages, slow-downs, picketing, or lock-outs, and (iii) to the Knowledge of Seller, there have not been, and currently are no, organizational effort being made or threatened by or on behalf of any labor union with respect to any Company Employees.
(c)Since formation, no Company has incurred any Liability under, and each Company has complied in all respects with, the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, and any similar state Applicable Laws (collectively, “WARN”), and no Company will incur any such Liability as a result of actions Seller or any Company has taken in connection with this Agreement at any time prior to or upon the Closing.  There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to any Company within the last six (6) months.   Set forth on Schedule 3.15(c) is a true, complete and accurate list, by Company, date and location, of all employees who have experienced “employment loss” (as defined under WARN) within the ninety (90) day period immediately prior to the Closing Date.
(d)Each Company is, and has been for the last five (5) years, in compliance in all material respects with all Applicable Laws and Orders regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, affirmative action, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing and workers compensation, including the Immigration Reform and Control Act, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disability Act, the Family and Medical Leave Act, the National Labor Relations Act, WARN, ERISA, the Code and any other Applicable Laws governing, touching upon or concerning the employment relationship.  No Company has engaged at any time during the past six (6) months, and no Company is currently engaging, in any unfair labor practice. There are not any pending or, to the Knowledge of Seller, threatened Proceedings alleging (i) breach of an employment contract (whether in fact, expressed or implied), (ii) a claim for workers’ compensation, (iii) any tort such as invasion of privacy, defamation, or intentional infliction of emotional distress, or (iv) any violation of any employment Applicable Laws, including the statutes and laws cited in this Section 3.15(d).  No Company is currently subject to any Proceedings or Orders from any Governmental Entity regarding employment and employment practices, the terms and conditions of employment, non-discrimination, equal employment opportunity, collective bargaining, payment of social security, occupational safety and health, wages and hours, plant closing, workers compensation, or any and all of the employment laws, regulations or statutes cited above.  Each Company is properly classifying, and has for the last five (5) years properly classified, its employees and contractors under all Applicable Laws in all material respects.  Each Company has for the last five (5) years properly paid its employees and contractors all compensation, including all overtime, required by Applicable Laws.

(e)Each Company has duly complied with, and its facilities, Business, assets, and property are in compliance with, the provisions of the federal Occupational Safety and Health Act, as amended (or any corresponding or similar provision of state, local or foreign Applicable Law) in all material respects.  There have been no and there are not any outstanding citations, notices, or orders of noncompliance under the federal Occupational Safety and Health Act, as amended (or any corresponding or similar provision of state, local or foreign Applicable Laws), relating to any Company, any of its assets or the Business.
(f)Each Company is, and has been for the last five (5) years, in compliance with all Applicable Laws relating to immigration in all material respects.  Each Company’s employees and contractors have verified their legal right to work in the applicable jurisdiction of their employment through documents consistent with Applicable Laws, including, with respect to the United States of America, through Form I-9s.
Section 3.16Insurance.
(a)Schedule 3.16(a) sets forth a true and complete list (including the names of the insurers and the names of the Persons to whom such policies have been issued) of (1) all current insurance policies and fidelity bonds covering the assets, Business, operations, employees, officers, directors and managers of any Company, each of which is in full force and effect and valid and binding on the applicable Company covered thereby, and (2) a description of any self-insurance arrangement, including any reserves established thereunder, which is in full force and effect and valid and binding on the applicable Company covered thereby. All premiums with respect to such policies, which are required to have been paid, have been paid, and no notice of cancellation or termination has been received or given with respect to any such policy. No

Company has received any written notice of cancellation, non-renewal or termination in respect of any such policy or bond nor is any Company in default thereunder.  No Company has received notice that any insurer under any policy or bond referred to in Schedule 3.16(a) is denying liability with respect to an unresolved claim thereunder or defending such claim under a reservation of rights clause. Each applicable Company has complied in all material respects with the terms and conditions of all such policies and bonds.  To the Knowledge of Seller, there is no threatened termination of, or premium increase with respect to, any of such policies or bonds.  Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of any Company with its respective insurers or the premiums payable pursuant to such policies.  All policies of insurance to which any Company is a party or that provide coverage to any Company, taken together, provide adequate insurance coverage for the operations, assets and properties of such Company, for all risks normally insured against by a Person carrying on the same business or businesses as such Company in the same location and for all risks to which such Company is normally exposed, and are sufficient for material compliance with all Contracts of such Company.

(b)Schedule 3.16(b) sets forth, by year, for the current policy year and each of the five (5) preceding policy years: (i) a summary of the loss experience under each policy of insurance; (ii) a statement describing each claim under a policy of insurance for an amount in excess of the applicable policy deductible, which sets forth: (x) the name of the claimant; (y) a description of the policy by insurer, type of insurance and period of coverage; and (z) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.
Section 3.17Significant Customers and Suppliers.
(a)Schedule 3.17(a) sets forth a true and correct list of (i) with respect to each of Alliance Energy Services, Alliance Offshore, and Triton Diving Services, all customers who have made aggregate purchases in excess of $250,000.00 in products and/or services from any such Company in any of the calendar years 2020 or 2021, or first quarter 2022, and for each such customer, the aggregate dollar amount of purchases in each such period, and (ii) with respect to each other Company, the top ten (10) customers by dollar sales volume of each such Company in any of the calendar years 2020 or 2021, or first quarter 2022, and for each such customer, the aggregate dollar amount of purchased in each such period (each, a “Material Customer” and, collectively, the “Material Customers”).  No Material Customer has: (i) terminated, or communicated to any Company its intention to terminate, its relationship with any Company; (ii) reduced substantially, or communicated to any Company its intention to reduce substantially, the quantity of products or services it purchases from any Company; or (iii) has given written notice or, to the Knowledge of Seller, other notice to any Company that it will cease to deal with any Company as a result of the consummation of the transactions contemplated hereby.
(b)Schedule 3.17(b) sets forth a true and correct list of (i) with respect to each of Alliance Energy Services, Alliance Offshore, and Triton Diving Services, all vendors, providers, and suppliers from whom any such Company has made aggregate purchases in excess of $100,000.00 in equipment, supplies, products and/or services in any of the calendar years 2020 or 2021, or first quarter 2022, and for each such vendor, provider or supplier, the aggregate dollar amount of purchases in each such period, and (ii) with respect to each other Company, the top ten

(10) vendors, providers or suppliers of each such Company by dollar volume of purchases in any of the calendar years 2020 and 2021, or first quarter 2022, and for each such vendor, provider or supplier, the aggregate dollar amount of purchases in each such period (each, a “Material Supplier” and, collectively, the “Material Suppliers”).  No Material Supplier has: (i) terminated, or communicated to any Company its intention to terminate, its relationship with any Company; (ii) reduced substantially, or communicated to any Company its intention to reduce substantially, the quantity of products or services it sells to any Company; (iii) materially changed, or communicated to any Company its intention to materially change, the price or terms on which it sells products or services to any Company; or (iv) has given written notice or, to the Knowledge of Seller, other notice to any Company that it will cease to deal with any Company as a result of the consummation of the transactions contemplated hereby.

Section 3.18Affiliate Transactions.  Except (i) as set forth in Schedule 3.18 and (ii) for salaries and other employment-related benefits through the Closing Date in the Ordinary Course of Business: (a) there are no Related Party Balances, (b) no Affiliate, employee or agent of or consultant to any Company or Seller provides or causes to be provided any assets, services, facilities, guarantees or other credit support to any Company and (c) no Company provides or causes to be provided any assets, services, facilities, guarantees or other credit support to any Affiliate, employee or agent of or consultant to any Company or Seller.
Section 3.19Certain Payments.  Neither any Company nor any member, partner, director, officer, or employee of any Company has, (a) directly or indirectly made, any contribution, gift, bribe, kickback or other payment (including any political contribution with corporate funds, any payment from corporate funds not recorded on the books and records of any Company, any payment from corporate funds that was falsely recorded on the books and records of any Company, any payment from corporate funds to governmental officials for improper purposes or payments from corporate funds to obtain or retain business) to any Person, regardless of form whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of any Company or any of its Affiliates, or (iv) or in any other manner or for any other purpose which violates Applicable Laws in any material respect, or (b) established or maintained any material fund or asset which has not been recorded in the books and records of any Company.
Section 3.20Powers of Attorney; Bank Accounts.  Except as set forth on Schedule 3.20, no Company has any powers of attorney or comparable delegations of authority outstanding.  Schedule 3.20 sets forth the names and location of all banks, trust companies, savings and loan associations and other financial institutions with which any Company has accounts or safe-deposit boxes and the names of all persons authorized to draw thereon or have access thereto.
Section 3.21Broker’s or Finder’s Fee. Neither any Company nor any of its representatives have incurred any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including any Company following the Closing) would become liable or obligated.

Section 3.22Accounts Receivable.  Schedule 3.22 sets forth a true and complete schedule of the Accounts Receivable as of the Latest Balance Sheet Date, together with an accurate aging of the same.  All Accounts Receivable on the Financial Statements and all Accounts Receivable generated since the Financial Statements (net of any additional applicable reserves established since such date in the Ordinary Course of Business) represent valid obligations of the respective makers thereof, arising from sales actually made or services actually performed in the Ordinary Course of Business.  None of the Accounts Receivable are subject to defenses, offsets, contests or recovery in whole or in part by the Persons whose purchases gave rise to such Accounts Receivable or by third parties.
Section 3.23Accounts Payable.  All obligations to pay for goods or services that have been acquired on open account from suppliers and/or purchased on credit (“Accounts Payable”) as of the Latest Balance Sheet Date are described on Schedule 3.23.  There has been no material change since the Latest Balance Sheet Date in the amount of the Accounts Payable of any Company from that reflected in the Financial Statements.
Section 3.24Service Warranties.  Other than warranties set forth in any Company’s master services agreement with respect to services to be performed or provided by such Company, no Company has made any oral or written warranties or guarantees, or made a representation, with respect to the quality of, or absence of defects in, any services performed or provided, by any Company and no Company has any Liability for replacement, re-performance, or repair of any services performed or provided, by any Company, or other damages in connection therewith.
Section 3.25Bobby Lott Payments.  All obligations to make payments to Bobby Lott have been satisfied and discharged in full by the Companies and the Companies do not have any remaining duties, obligations or Liabilities to Mr. Lott.

Article IV
representations and warranties CONCERNING seller

Seller represents and warrants to Purchaser as follows:

Section 4.01Authorization; Noncontravention.
(a)Seller has all necessary authority and legal capacity to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party and to perform his obligations hereunder and thereunder. This Agreement and all other Transaction Documents to which Seller is or will be a party have been duly executed and delivered by Seller and (assuming that the Transaction Documents to which Purchaser is a party constitute the valid and binding obligations of Purchaser) constitute or will constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with the terms hereof or thereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b)Except as set forth on Schedule 4.01(b) and for the applicable expiration or termination of the applicable waiting period under the HSR Act, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is or will be a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), any Contract by which the Interests, or any of the assets or properties directly owned by Seller are bound, except in such cases where the conflict, breach, acceleration, or default would not reasonably be expected to have a Material Adverse Effect, (iii) contravene any Applicable Laws or any Order currently in effect in any material respect, (iv) require any filing with or Consent of any Person with respect to either the Interests or any of the assets or properties directly owned by Seller, or (v) result in, or require, the creation or imposition of, any material  Lien upon or with respect to the assets or properties of Seller (including the Interests).
Section 4.02Litigation; Proceedings.  There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller, by or before any arbitrator or Governmental Entity that would materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.
Section 4.03Ownership.  As of the Closing, Seller holds of record and owns beneficially all of the Interests, free and clear of any Liens (other than such Liens that shall be released, waived or otherwise terminated in connection with the Closing or transfer restrictions arising under the Securities Act and state securities Applicable Laws).  Except as set forth on Schedule 4.03, Seller is not a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment providing for the disposition or acquisition of the Interests.  Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Interests.
Section 4.04Insolvency.  Seller (a) is not insolvent, (b) is not in receivership or dissolution, (c) has not made any assignment for the benefit of creditors, (d) has not admitted in writing its inability to pay its debts as they mature, (e) has not been adjudicated bankrupt or (f) has not filed a petition in voluntary bankruptcy, a petition or answer seeking reorganization, or an arrangement with creditors under the federal bankruptcy law or any other similar Applicable Laws or statute of the United States or any state, nor has any such petition been filed against Seller.
Section 4.05Broker’s or Finder’s Fee.  Neither Seller nor any of its representatives have incurred any Liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any of its Affiliates (including any Company following the Closing) would become liable or obligated.
Section 4.06Independent Investigation. Seller acknowledges and agrees that: (a) in making his decision to enter into this Agreement and to consummate the transactions contemplated hereby, Seller has relied solely upon his own investigation and the representations, warranties, covenants and obligations of Purchaser set forth in this Agreement; and (b) none of Purchaser, Helix, or any other Person has made, nor has Seller relied upon, any representation or warranty as to Purchaser, Helix, any of their respective Affiliates, or this Agreement, except as expressly set forth in Article V of this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES CONCERNING PURCHASER

Purchaser represents and warrants to the Seller as follows:

Section 5.01Due Organization; Qualification.  Purchaser is duly organized and validly existing under the laws of the jurisdiction of its formation.  Purchaser has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and as presently proposed to be conducted by it.  Purchaser is duly qualified or licensed to transact business in each jurisdiction in which the nature of the business it is conducting, or the operation, ownership or leasing of its assets or properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets and properties of Purchaser, or on the ability of Purchaser to consummate the transactions contemplated by the Transaction Documents.
Section 5.02Authorization; Noncontravention.
(a)Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder.  The execution, delivery and performance of the Transaction Documents to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated hereunder and thereunder have been duly authorized and approved by all necessary corporate action on the part of Purchaser.  This Agreement and all other Transaction Documents to which Purchaser is or will be a party has been duly executed and delivered by Purchaser and (assuming that the Transaction Documents to which Seller is a party constitute the valid and binding obligations of Seller), constitute or will constitute the valid and binding obligation of Purchaser, enforceable against it in accordance with the terms hereof or thereof, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.
(b)Other than compliance with the applicable requirements of the HSR Act and for such notifications to the NYSE as may be required by the rules of the NYSE and such filings as may be required under Applicable Laws relating to securities, the execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party do not and will not, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict in any material respect with any of the provisions of the Organizational Documents of Purchaser, in each case, as amended, (ii) conflict with, or result in a breach or acceleration of or default under (with or without due notice or lapse of time or both), any Contract to which Purchaser is a party or by which Purchaser or any of its assets are bound, except in such cases where the conflict, breach, acceleration, or default would not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets and properties of Purchaser, or the ability of Purchaser to consummate the transactions contemplated by this Agreement, or (iii) contravene in any material respect any Applicable Laws or any Order currently in effect, (iv) require any filing with or Consent of any Person, or (v) result in, or require, the creation or imposition of, any material Lien upon or with respect to the assets or properties of Purchaser.

Section 5.03Litigation; Proceedings.  There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser, by or before any arbitrator or Governmental Entity that would materially and adversely affect Purchaser’s ability to consummate the transactions contemplated by the Transaction Documents.
Section 5.04Broker’s or Finder’s Fee.  Purchaser does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.
Section 5.05United States Citizenship; Merchant Marine Act Compliance.  To the best of Purchaser’s knowledge, information and belief, Purchaser is a “citizen of the United States” within the meaning of Section 50501 of Title 46 of the United States Code, and the regulations promulgated thereunder (as each may be amended from time to time), eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwide Trade, and Section 12112 of Title 46 of the United States Code. For purposes hereof, “U.S. Coastwide Trade” means the carriage or transportation of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 (as may be amended from time to time).
Section 5.06 Accuracy and Sufficiency of Securities and Exchange Commission Filings.  Helix has filed or furnished all forms, documents, reports, schedules, certifications, prospectuses, registration and other statements required to be filed or furnished by it with the SEC since January 1, 2019 (collectively with all documents filed or furnished on a voluntary basis on Form 8-K, in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Helix SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Helix SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and none of the Helix SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information set forth in the Helix SEC Documents as of a later date (but before the Effective Date) will be deemed to modify information as of an earlier date.
Section 5.07Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business, results of operations, prospects, condition (financial or otherwise) or assets of the Companies (including an inspection of those vessels owned by the Companies identified on Schedule 5.07 for which Purchaser received a Technical Advisory, Valuation and Summary Report of Project Arrow, No. 4577-1 Rev D issued by DNV GL Noble Denton USA, LLC on April 14, 2022 (the “DNV Report”), and, subject to the representations and warranties set forth in Article III, has agreed to accept such vessels within the scope of such DNV Report in their physical condition as specified in Exhibit E), and acknowledges that it has been provided requested access to the personnel, properties, assets, premises, books and records, and other documents and data of Companies and the Seller for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation and the representations, warranties, covenants and obligations of Seller set forth in this Agreement (including, with respect to the representations and warranties, as applicably supplemented by the Disclosure Schedules); and (b) none of the Companies, Seller, or any other Person has made, nor has Purchaser relied upon, any representation or warranty as to the Companies, Seller, or this Agreement, except as expressly set forth in Articles III and IV of this Agreement (as applicable supplemented by the Disclosure Schedules).

Article VI
COVENANTS
Section 6.01Access to Information.  Seller agrees that, from the date hereof through the earlier of the termination of this Agreement pursuant to Article IX and the Closing, Purchaser shall be entitled through Purchaser’s officers, employees and representatives (including, without limitation, its legal advisors, accountants and financing sources), to make such investigation of the properties, businesses and operations of the Companies and such examination of the books, records, Tax Returns, and financial condition of the Companies as it reasonably requests and to make extracts and copies of such books and records; provided, however, that Seller and the Companies shall not be required to disclose or grant access to Purchaser to confidential or proprietary information that Seller, in good faith and based on the advice of legal counsel but at its sole discretion, determines would be in violation of Applicable Law. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and Seller shall cooperate, and shall cause each Company to cooperate, fully therein.  No investigation by Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or the Transaction Documents. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of each Company to cooperate fully with such representatives in connection with such review and examination.  Without limiting the generality of the foregoing, Seller shall, and shall cause each of the Companies to, grant to Purchaser, and its counsel, accountants, consultants and other representatives, including financing sources, such access to those facilities, locations, properties, personnel and records as requested by Purchaser, including for the purpose of conducting an investigation into (a) compliance of the Companies and any of their facilities with Environmental Laws, or (b) the exposure to, presence, release, or any aspect of management, handling, or use of Hazardous Materials at any Company’s facilities, locations or properties; provided, however, that Purchaser shall not conduct any invasive or subsurface sampling or analysis of soil, groundwater, or other environmental media without the Companies’ prior consent, which consent shall not be unreasonably withheld, conditioned, or delayed.
Section 6.02Covenants Regarding Conduct of the Companies.  From the date hereof through the earlier of the termination of this Agreement pursuant to Article IX and the Closing, except as (1) expressly permitted or required by the other terms of this Agreement or the other Transaction Documents, (2) described on Schedule 6.02, or (3) consented to or approved by Purchaser (which consent or approval will not be unreasonably withheld, conditioned, or delayed):
(a)Seller shall, and shall cause each Company to:

(i)conduct the Business in good faith and in the Ordinary Course of Business, including with respect to the repair and maintenance of its assets (subject to ordinary wear and tear) and the maintenance of insurance upon its assets and properties in such amounts and of such kinds comparable to that in effect on the Effective Date;
(ii)(A) maintain the books, accounts and records of each Company and in the Ordinary Course of Business, and (B) continue to collect Accounts Receivable and pay accounts payable in the Ordinary Course of Business; and
(iii)not take any action which would adversely affect the ability of the Parties to consummate the transactions contemplated by this Agreement.
(b)Seller shall not, and shall not permit any Company to:
(i)declare, set aside, make or pay any dividend or other distribution in respect of the Equity Interests of any Company, including any Restricted Distributions, or repurchase, redeem or otherwise acquire any outstanding Equity Interests or other securities of, or other ownership interests in, any Company (other than to effect the Reorganization);
(ii)transfer, issue, sell or dispose of any Equity Interests or other securities of any Company or grant options, warrants, calls or other rights to purchase or otherwise acquire Equity Interests or other securities of any Company (other than to effect the Reorganization);
(iii)effect any recapitalization, reclassification, stock split or like change in the capitalization of any Company (other than to effect the Reorganization);
(iv)amend the Organizational Documents of any Company (other than to effect the Reorganization);
(v)(A) materially increase the annual level of compensation of any Company Employee, (B) increase the annual level of compensation or other wages payable or to become payable by any Company to any of their respective executive officers, (C) grant any unusual or extraordinary bonus, change of control, severance, termination pay, or similar benefit or other direct or indirect compensation to any employee, director or consultant, (D) except to the extent required by Applicable Law, increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Benefit Plan made to, for, or with any of the directors, officers, employees, agents or representatives of any Company or otherwise modify or amend or terminate any such plan or arrangement or (E) enter into any employment, change of control, termination pay, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Company is a party or involving a director, officer or employee of any Company in his or her capacity as a director, officer or employee of any such Company;
(vi)incur or assume any Debt;

(vii)subject to any Lien or otherwise encumber or, except for Permitted Liens, permit, allow or suffer to be encumbered, any of the Equity Interests, properties or assets (whether tangible or intangible) of any Company;
(viii)acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of any Company;
(ix)enter into or agree to enter into any merger or consolidation with, any Person, or engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person;
(x)cancel or compromise any Debt or claim or waive or release any material right of any Company except in the Ordinary Course of Business;
(xi)enter into any commitment for capital expenditures in excess of $50,000.00 for any individual commitment and $100,000.00 for all commitments in the aggregate;
(xii)enter into, modify or terminate any labor or collective bargaining agreement of any Company or, through negotiation or otherwise, make any commitment or incur any liability to any labor union, labor organization or other representative of current or former employees of any Company with respect to any Company;
(xiii)introduce any material change with respect to the operation of any Company, including any material change in the types or nature of services, other than in the Ordinary Course of Business;
(xiv)enter into any transaction or enter into, modify or renew any Contract which by reason of its size, nature or otherwise is not in the Ordinary Course of Business or would otherwise constitute a Material Contract;
(xv)permit any Related Party Balances, including permitting any Company to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any director, officer or employee of any Company, or any Affiliate of Seller or any Company;
(xvi)(A) make, change or revoke any material Tax election, settle or compromise any material Tax claim or Liability or change (or make a request to any Tax Governmental Entity to change) any material aspect of its method of accounting for Tax purposes, or (B) prepare or file any Tax Return (or any amendment thereof) unless such Tax Return is prepared in accordance with Article VII;
(xvii)terminate, amend, restate, supplement or waive any rights under any (A) Material Contract not in the Ordinary Course of Business, or (B) Permit; and
(xviii)agree to do anything prohibited by this Section 6.02 or anything which would make any of the representations and warranties of Seller in this Agreement or the Transaction Documents untrue or incorrect in any material respect.

Section 6.03Consents.  Subject to Section 6.04, Seller shall use (and shall cause each Company to use) their commercially reasonable efforts, to obtain at the earliest practicable date all Consents required to consummate the transactions contemplated by this Agreement, including, without limitation, the Consents referred to in Section 2.02(f) hereof. To the extent the non-monetary or financial support or cooperation of Purchaser is necessary in connection with procuring any such Consents, Purchaser agrees to provide such cooperation and support.
Section 6.04Regulatory Approvals.
(a)Each Party shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions (including those under the HSR Act as set forth in Section 6.04(b)) required under any Applicable Laws applicable to such Party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all Consents that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each Party shall cooperate fully with the other Party and its Affiliates in promptly seeking to obtain all such Consents. The Parties shall not knowingly and intentionally take any action that will have the effect of delaying, impairing or impeding the receipt of any required Consents.
(b)Without limiting the generality of the Parties’ undertakings in this Section 6.04, on or within ten (10) Business Days of the date of this Agreement, the Parties will prepare and file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) the notification and report forms required by the HSR Act for the transactions contemplated by this Agreement.  Each Party agrees to respond as promptly as reasonably practicable to any inquiries, including responses to requests for additional information and documentary material, from the DOJ or the FTC concerning such filings and to comply with the filing requirements of the HSR Act.  Each Party shall cooperate with and assist the other Party and shall promptly furnish all information to the other Party that is necessary in connection with such Party’s compliance with the HSR Act.  Subject to Section 6.04(c), to the extent otherwise possible and consistent with each Party’s legal obligations, the Parties shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other in advance with respect to all responses and submissions thereto.  Subject to the provisions of Section 6.04(e), the Parties shall use commercially reasonable efforts to take such actions as may be reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated by this Agreement. All filing fees associated with the filings pursuant to the HSR Act shall be borne and paid by fifty percent (50%) by Purchaser and fifty percent (50%) by Seller.
(c)Each of the Parties agrees to use commercially reasonable efforts to (i) give each other reasonable advance notice of all meetings and discussions with any Governmental Entity relating to this Agreement and the other Transaction Documents, (ii) except to the extent required by such Governmental Entity, not participate independently in any such meeting or discussion without first giving the other Party (or the other Party’s respective outside counsel) an opportunity to attend and participate in such meeting or discussion, (iii) to the extent practicable, give the other Party reasonable advance notice of all oral communications with any Governmental Entity relating to this Agreement and the other Transaction Documents, (iv) if any Governmental Entity initiates an oral communication regarding this Agreement and the other Transaction

Documents, promptly notify the other Party of the content and substance of such communication, (v) provide each other Party with a reasonable advance opportunity to review, discuss and comment upon and consider in good faith the views of the other Party in connection with all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions, proposals, and other materials made or submitted by or on behalf of any Party relating to Proceedings regarding this Agreement and the other Transaction Documents but excluding (x) any interactions between one Party or its representatives with Governmental Entity in the Ordinary Course of Business, (y) any disclosure not permitted by Applicable Laws and (z) any disclosure containing confidential information) with a Governmental Entity regarding this Agreement and the other Transaction Documents, and (vi) provide each other Party with copies of all written correspondence, filings and communications between such Party or any of its representatives and any Governmental Entity or members of its staff regarding this Agreement and the other Transaction Documents; provided, that such materials may be redacted (A) to remove references to valuation, (B) as necessary to comply with contractual arrangements or Applicable Laws and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.  Each Party may, as it deems advisable and necessary, designate any competitively sensitive materials provided to the other Party under this Section 6.04 as “outside counsel only.”  Such materials and the information contained therein shall be given only to outside counsel and previously-agreed outside economic consultants of the recipient and will not be disclosed by such outside counsel or outside economic consultants to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(d)If any Consent necessary to preserve any right or benefit under any Contract to which any Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Purchaser and the applicable Company in attempting to obtain such Consent as promptly thereafter as practicable.
(e)Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require a Party, or any of its respective Affiliates, without its written consent, to (i) sell, license, dispose of, hold separate or operate in any specified manner any of its respective assets, properties or businesses (or to discuss, agree or commit to any of the foregoing), (ii) enter into any consent decree, Order or agreement that alters its business or commercial practices in any way or that in any way limits or could reasonably be expected to limit the right of Purchaser to own, operate or retain all or any portion of the Interests or all or any portion of Purchaser’s or any Company’s assets, properties or businesses or Purchaser’s freedom of action with respect thereto or to otherwise receive the full benefits of this Agreement, (iii) contest, resist or defend any Proceeding instituted (or threatened to be instituted) by any Governmental Entity or other Person challenging this Agreement or the transactions contemplated hereunder as violating any Applicable Laws or (iv) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order (whether temporary, preliminary or permanent) or any Applicable Law that is effect and that enjoins, restrains, prevents, prohibits or makes illegal the consummation of the transactions contemplated by this Agreement. The obligations of each Party under this Section 6.04 to use commercially reasonable efforts shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 6.04.
Section 6.05Further Action. Subject to Section 6.04, the Parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under Applicable Laws, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement, and cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.  Seller will, and will cause its Affiliates to, refer all customer inquiries relating to the Business to the Companies and/or Purchaser from and after the Closing.

Section 6.06Books and Records.
(a)From and after the Closing Date, until the seventh (7th) anniversary of the Closing Date, Purchaser will give Seller reasonable access to such documentation and information and reasonable access to, and cause the cooperation of, employees of the Companies which Seller may reasonably require (i) to prepare and file Tax Returns and to respond to any issues which may arise with respect to Taxes for which Seller is responsible to the extent relating to the Interests, and (ii) to defend any claim which Seller is required to defend pursuant to this Agreement or the other Transaction Documents or in connection with the operation of the Business prior to the Closing Date.
(b)From and after the Closing Date, Seller will give representatives of the Companies and/or Purchaser reasonable access to such documentation and information (to the extent in Seller’s possession) and reasonable access to, and cause the cooperation of, representatives of Seller which Purchaser or the Companies may reasonably require to (i) prepare and file Tax Returns and respond to any issues which may arise with respect to Taxes for which Purchaser is responsible to the extent relating to the Interests or the Business or (ii) defend any claim which Purchaser is required to defend pursuant to this Agreement or the other Transaction Documents or in connection with the operation of the Business after the Closing Date, including access to and copies of any non-disclosure agreements entered into between Seller, any Company or any Affiliate thereof, on the one hand, and any third party, on the other hand, in connection with a contemplated sale of the Equity Interests or assets of any Company.  Prior to the seventh (7th) anniversary of the Closing Date, Seller will give Purchaser at least ten (10) days’ prior written notice of Seller’s intention to dispose of any books, records or other documentation to which Purchaser is entitled to obtain access pursuant to this Agreement, and Purchaser will have the opportunity to obtain possession, at its own expense, of any such books, records or documentation as Purchaser may reasonably request prior to Seller’s disposition thereof prior to the seventh (7th) anniversary of the Closing Date.
(c)Information which is obtained by any Party pursuant to this Section 6.06 will be kept confidential by such Party; provided, however, that in the event the Party or any of its representatives is requested or required pursuant to Applicable Law by any Governmental Entity to disclose any such information, such Party may do so after providing the other Party with notice of the request or requirement so that the other Party may attempt, at its own expense, to obtain a protective order.  Each Party will use reasonable efforts to limit access to such information on a “need to know” basis.  No Party may use information obtained from any other Party pursuant to this subsection to compete with the other Party.
Section 6.07Environmental Covenants.
(a)Seller shall, and shall cause each Company to, promptly make all filings required by Environmental Laws as a result of or in furtherance of the transaction contemplated hereunder, including, but not limited to any notifications or approvals required under environmental property transfer laws, and all requests required or necessary for the transfer or re-issuance of Environmental Permits (on the same terms and conditions) to allow the conduct of the Business, as currently conducted.  Purchaser shall provide non-monetary cooperation and assistance in all reasonable respects with the Companies and Seller with respect to such filings, including but not limited to, promptly furnishing all information to the Seller that is necessary in connection with such preparing the necessary filings and promptly executing the same.
(b)Representatives of Purchaser and Seller shall jointly inventory all wastes and discarded items and materials (including items that have been stored without usage for greater than one hundred eighty (180) days and for which there is no reasonable expectation of usage within one hundred eighty (180) days after Closing) at each facility or property currently used by one or more of the Companies. Prior to Closing, Seller shall cause, and shall pay for all costs incurred in connection with, the removal and disposal in compliance with Applicable Laws of such wastes, items and materials.
Section 6.08No Negotiation.
(a)Until such time as this Agreement is terminated pursuant to Section 9.01, none of Seller or any Company will and will cause each of their respective Affiliates and representatives, employees and agents of any such Persons not to, directly or indirectly, solicit, entertain, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser or its Affiliates) relating to any transaction involving the sale of the business or assets (other than Inventory in the Ordinary Course of Business) of any Company, or any of the Equity Interests of any Company, or any merger, consolidation, acquisition, purchase, transfer, business combination or similar transaction involving any Company. If any unsolicited offer or inquiry is received by Seller, any Company, their respective Affiliates or any such Person’s representatives, employees and agents, Seller shall promptly inform Purchaser and provide all material details of the offer or inquiry to Purchaser.
(b)Seller agrees that the rights and remedies for noncompliance with this Section 6.08 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.
Section 6.09Restrictive Covenants.
(a)Seller hereby acknowledges and agrees that (i) Purchaser would not have entered into this Agreement if Seller had not agreed to the covenants set forth in this Section 6.09, (ii) Seller is agreeing to the covenants set forth in this Section 6.09 in connection with the sale of the goodwill of the Companies and to preserve the value of such goodwill to Purchaser, and (iii) Seller and his Affiliates has had access to information that is confidential to Purchaser, the Companies and the Business, that constitutes a valuable, special and unique asset of the Business, and with respect to which Purchaser is entitled to the protections afforded by this Agreement and to the remedies for enforcement of this Agreement provided by law or in equity (including those remedies the availability of which may be within the discretion of the court or arbitrator that presides over any action for which enforcement of this Agreement is brought).

(b)Confidentiality.  From and after the Closing Date, except with the express prior written approval of Purchaser, Seller shall hold, and shall cause his Affiliates to hold, in confidence and not disclose to any Third Party and shall not use, and shall cause his Affiliates not to use, for any purpose, any and all information, whether written or oral, concerning the Purchaser, its Affiliates (including the Companies), and the Business; provided, however, that Seller shall be able to use information that (i) is or becomes generally available to the public (other than as a result of its disclosure by Seller or his Affiliates in breach of this Section 6.09(b)) or (ii) was, prior to Seller’s ownership, directly or indirectly, of the Equity Interests of the Companies, or operation of the Business, available to Seller on a non-confidential basis from a source that was not known to Seller to be prohibited from disclosing such information to Seller by a contractual, legal or fiduciary duty; provided, further, that Seller shall be able to use any such information (x) as may be reasonably required by Seller in connection with any purpose described in Section 6.06(a) or (y) to the extent such disclosure is otherwise required by Applicable Law or judicial process. If Seller or any of his Affiliates is compelled to disclose any such information by judicial or administrative process or by other requirements of Applicable Law or appropriate Order, Seller shall promptly notify the Purchaser in writing prior to such disclosure and shall disclose or cause his Affiliates to disclose only that portion of such information that Seller is advised by his counsel that is legally required to be disclosed; provided that Seller shall, at Purchaser’s expense, exercise its commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.
(c)Non-Competition; Non-Solicitation; Non-Disparagement by Seller.  Seller acknowledges and recognizes the highly competitive nature of the Business and the value of the goodwill conveyed by Seller in connection with this Agreement.  In consideration of the agreement among the Parties set forth in this Agreement, Seller agrees to the provisions set forth in this Section 6.09(c):
(i)Except as may otherwise be permitted in writing by Purchaser, for a period of two (2) years following the Closing Date (the “Restricted Period”) and within the Restricted Territory, Seller agrees that he will not, and will cause his Affiliates not to, directly or indirectly through any entity or other Person, acting alone or as a member of a partnership, as a holder or owner of any security, as an employee, agent, advisor, consultant to, independent contractor to, representative, or in any other capacity:
(A)carry on, be engaged in, or otherwise take part in (whether for its own account or for the account of any other Person (other than Purchaser, any Company or any Affiliate thereof)), the Business; provided, however, that nothing in this clause shall prohibit ownership of less than two percent (2%) of the outstanding Equity Interests of any publicly traded corporation or the ownership, directly or indirectly, of any Helix Stock issued in satisfaction of any portion of the Earn-Out Consideration;

(B)render any service (whether for or without compensation) to any Person (other than Purchaser, any Company or any Affiliate thereof) who or which is directly or indirectly engaged in the Business; or
(C)request or suggest that any customer or supplier of Purchaser or any Company modify, curtail or cancel its business or refrain from doing business with Purchaser or any such Company, as applicable.
(ii)Seller shall be deemed to be carrying on or engaged in a particular business if he (whether alone or in association with one or more other Persons) is an owner, proprietor, partner, employee, stockholder, independent contractor, director or joint venturer of, or a consultant or lender to, or an investor in any manner in, any Person who or which is directly or indirectly engaged in such Business.
(iii)During the Restricted Period, Seller agrees that he will not, and will cause his Affiliates and each of their respective officers, managers, directors, or employees, not to, directly or indirectly solicit the employment or services of, or cause or attempt to cause to leave the employment or service of any Company, or otherwise employ or engage any individual who or which is employed by, or otherwise engaged to perform services for (as a contractor or otherwise), any Company; provided, however, that this clause (iii) shall not prohibit Seller from soliciting the employment or services of (x) Eric Trosclair or Dawn Bourgeois or (y) any individual whose employment or other service relationship has been terminated by the Companies, Purchaser or their respective Affiliates, as applicable, for more than six (6) months, without direct or indirect solicitation by Seller or any of his Affiliates.
(iv)During the Restricted Period, none of Seller or any of his Affiliates or any of their respective officers, managers, directors or employees will publish any oral or written statements about the Business, Purchaser, any Company, any Affiliates of the foregoing (including Helix), or any of their respective members, managers, officers, employees or agents that: (i) are slanderous, libelous, or defamatory, or (ii) place any such Person, or their respective products, services, agents, employees, directors, direct or indirect equity holders or Affiliates in a false light before the public.
(d)Non-Disparagement by Purchaser.  During the Restricted Period, the board of directors of Helix will not, and Helix shall instruct the executive officers of Helix to not, publish any oral or written statements about (i) Seller, or (ii) any of his Affiliates or any of their respective members, managers, officers, employees or agents that: (A) are slanderous, libelous, or defamatory, or (B) place any such Person, or their respective products, services, agents, employees, directors, direct or indirect equity holders or Affiliates in a false light before the public.
(e)Scope & Relief. Seller and Purchaser agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in this Section 6.09 are reasonable, do not impose any greater restraint than is necessary to protect the legitimate business interests of Purchaser, including the goodwill sold by Seller, and are fair in light of the amount of compensation that Seller is receiving in connection with this Agreement, either directly or indirectly. Seller expressly acknowledges and agrees Seller is selling the goodwill of the Companies, and agrees not to, and waives any right to, argue Seller is not selling the goodwill of the Companies through the transactions contemplated by this Agreement.  Seller further acknowledges and agrees that:

(i)in the event a court of competent jurisdiction determines that Seller has breached any covenant set forth in Section 6.09 of this Agreement, the term of such covenant will be extended as to Seller by the period of duration of such breach; and
(ii)if any court of competent jurisdiction determines that any of the covenants, provisions, or portions of this Section 6.09 or the definition of Restricted Territory, or any part thereof, are unenforceable and invalid, then (A) the validity and enforceability of any remaining covenants, provisions or portions thereof shall not be affected by such determination, (B) those of such covenants, provisions, or portions that are determined to be unenforceable because of the duration or scope thereof shall be severed and/or reformed by the court to reduce its duration or scope so as to render the same enforceable against Seller (in each case as close as possible to the original intent of the Parties), and (C) all remaining covenants, provisions, portions and terms of this Section 6.09 shall be valid and enforceable to the fullest extent permitted by Applicable Laws.
Section 6.10WARN Matters. Purchaser shall be responsible for the Companies’ compliance with WARN and any other notifications required under Applicable Laws for any employees of the Companies that Purchaser terminates on or after the Closing Date. Subject to Seller’s indemnification obligations under Article X, including with respect to a breach of the representation and warranty set forth in Section 3.15(c), Seller shall have no liabilities related to Purchaser’s termination of any employees of the Companies on or after the Closing Date.
Section 6.11R&W Insurance Policy. The representation and warranty insurance policy (“R&W Insurance Policy”) procured by Purchaser providing coverage with respect to the representations and warranties of Seller set forth in this Agreement shall (a) expressly exclude any right of the issuer of such policy to seek subrogation against Seller and its Affiliates and their respective officers, directors and employees, except and to the extent of Fraud by Seller, and neither Purchaser nor its Affiliates shall amend or waive such subrogation provisions without Seller’s prior written consent, and (b) not be amended to the detriment of Seller without Seller’s prior written consent. Any retention payment required in connection with the R&W Insurance Policy shall be borne by Seller. For the avoidance of doubt, in no event shall Seller’s obligations or liability under this Agreement, including under this Section 6.11, be created, expanded or increased as a result of any failure by Purchaser or its Affiliates to obtain a R&W Insurance Policy or, if obtained, any of the terms or conditions thereof.
Section 6.12Effectuation of the Reorganization; Dormant Entities.
(a)On or before the date on which all of the conditions to the obligations of Purchaser to consummate the transactions contemplated by this Agreement have been satisfied or are capable of being waived by Purchaser (at Purchaser’s sole election), other than (x) the condition set forth in Section 8.01(i) and (y) those conditions that, by their nature, are to be satisfied only at the Closing Date, Seller shall, and shall cause the applicable Companies to, enter into final, binding definitive agreements to effectuate the Reorganization (such definitive agreements, together with all other documents, instruments, and certificates delivered or otherwise contemplated in connection with the Reorganization, the “Reorganization Documents”), including:

(i)entering into final, binding definitive agreements with Squadron and each Minority Equityholder (collectively, the “Buy-out Agreements”) which shall (A) be in form and substance reasonably satisfactory to Purchaser and include therein a release of claims in favor of the Companies, Helix, Purchaser, and their respective Affiliates by each of Squadron and each Minority Equityholder, including with respect to any rights to receive from Purchaser, Helix or any of their respective Affiliates the Purchase Price, the Earn-Out Consideration, or any similar payment, and (B) be subject only to the receipt of funds by Squadron and each Minority Equityholder;
(ii)surrendering the Warrants to the applicable Companies for no consideration pursuant to a final, binding definitive agreement which shall be in form and substance reasonably satisfactory to Purchaser and include therein a release of claims by Seller in favor of the Companies, Helix, Purchaser, and their respective Affiliates with respect to the Warrants; and
(iii)execute and deliver evidence reasonably satisfactory to Purchaser of the distribution and transfer to Seller of all of the issued and outstanding the Equity Interests of each of the Dormant Entities, without any representations or warranties being made by any of the Companies and with no Liability to any Company following the distribution and transfer thereof.  Prior to such transfer, all intercompany accounts, if any, of the Dormant Entities, on the one hand, and any Company, on the other hand, shall be settled and terminated at no cost to any Company and without any payment made or Liability (including any Tax Liability) incurred by any Company relating to such intercompany accounts.  Promptly following such distribution and transfer, Seller shall cause each of the Dormant Entities to amend their Organizational Documents and take all such other actions necessary to change their respective names to names not similar to, nor containing, any of the following “AES”, “Decom”, “Triton”, “Alliance”, “Heavy Lift” or any derivative or variant thereof, either alone or in any combination of any such words or marks confusingly similar thereto, and to cease conducting business under or using the foregoing.
(b)If any of the terms of any Buy-out Agreements have been breached by any of the applicable parties thereto such that the transactions contemplated thereby have not been effectuated, and at such time Purchaser otherwise stands ready, willing and able under and pursuant to the terms and conditions set forth herein to proceed with Closing, then, at Purchaser’s sole election, upon delivery of written notice to Seller, (i) Purchaser may terminate this Agreement pursuant to Article IX, or (ii) Purchaser may elect to proceed with Closing and Purchaser shall be entitled to retain, out of the Closing Date Cash Payment, an aggregate amount equal to the sum of (A) [***], if the transactions contemplated by the Buy-out Agreement with Squadron have not been effectuated prior to the Closing (such amount, the “Squadron Holdback Amount”), (B) plus [***], if the transactions contemplated by the Buy-out Agreement with Priority Energy Holdings have not been effectuated prior to the Closing (such amount, the “Priority Holdback Amount”), and (C) plus [***], if the transactions contemplated by the Buy-out Agreement with GOM ES, GOM VL and Chris Winger (collectively, the “Winger Parties”) have not been effectuated prior to the Closing (such amount, the “Winger Holdback Amount” and together with the Squadron Holdback Amount and the Priority Holdback Amount, each, a “Holdback Amount” and collectively, the “Holdback Amounts”), in each case, to the extent applicable.

(c)In the event of the retention of any Holdback Amount pursuant to Section 6.12(b), Seller shall have a period of six (6) months following the Closing (the expiration of such period, the “Holdback Deadline”) to cause Squadron, Priority Energy Holdings and/or the Winger Parties, as applicable, to either close upon the applicable Buy-out Agreement or enter into new binding Buy-out Agreements (on the same conditions and containing the same terms required pursuant to Section 6.12(a)(i), and including the right of Seller to freely assign any Equity Interests acquired thereby to Purchaser or its designated Affiliate) (any such subsequent Buy-out Agreement, a “Secondary Buy-out Agreement”) and, in the event any such binding Secondary Buy-out Agreement is reached prior to the Holdback Deadline, Seller shall provide such Secondary Buy-out Agreement to Purchaser and, so long as Squadron, Priority Energy Holdings or the Winger Entities, as applicable, stand ready, willing and able to close, Purchaser shall, subject to Section 6.12(d) and Section 6.12(e), fund the purchase price on Seller’s behalf with respect to any such Secondary Buy-out Agreement to the applicable counterparty thereto (other than, for the avoidance of doubt, any portion thereof pertaining to such Person’s rights to receive a portion of the Earn-Out Consideration) using the applicable Holdback Amount and Seller shall immediately thereafter assign the Equity Interests acquired thereunder to Purchaser or its designated Affiliate for no consideration using an assignment instrument in substantially the same form as Exhibit C; provided, that in the event the cash consideration payable under the Secondary Buy-out Agreement is (x) less than the applicable Holdback Amount, such differential shall be paid by Purchaser to Seller or (y) greater than the applicable Holdback Amount, such differential shall be funded by Seller to the applicable counterparty thereto (and Purchaser shall have no obligation to transmit the applicable Holdback Amount until Seller provides Purchaser with reasonably satisfactory evidence that it has transmitted any such differential to the applicable counterparty thereto). In the event either the original Buy-out Agreement is not closed upon or a Secondary Buy-out Agreement is not reached prior to the end of the Holdback Deadline, neither Purchaser nor Helix shall have any obligation whatsoever under this Agreement with respect to this Section 6.12 and any applicable Holdback Amount shall be permanently retained by Purchaser.  Notwithstanding the foregoing sentence or anything to the contrary contained in this Section 6.12(c), the Parties agree that if any Proceeding has been initiated, whether before or after the Closing, by Seller, Squadron, Priority Energy Holdings and/or the Winger Parties, as applicable, as a result of any Buy-out Agreement or Secondary Buy-out Agreement that has not been effectuated, Purchaser shall not be entitled to permanently retain the applicable Holdback Amount pending the outcome of such Proceeding.  Following the final outcome of the Proceeding (whether by final, non-appealable order of a Governmental Entity or a binding settlement agreement among all parties thereto and resolving all matters related thereto), Purchaser (i) shall fund the purchase price on Seller’s behalf in accordance with the applicable Buy-out Agreement or Secondary Buy-out Agreement, if the final result of such Proceeding is that the Buy-out Agreement or Secondary Buy-out Agreement is to be effectuated (and Seller shall immediately thereafter assign all Equity Interests acquired thereunder to Purchaser for no consideration), or (ii) shall be entitled to permanently retain the applicable Holdback Amount if the final result of such Proceeding is that the Buy-out Agreement or Secondary Buy-out Agreement is not to be effectuated.
(d)Notwithstanding anything in this Agreement to the contrary, including Section 1.05, in the event that Closing occurs and the transactions contemplated by any Buy-out

Agreement (or, if applicable, Secondary Buy-out Agreement) have not been consummated by the Holdback Deadline, then the amount of any Earn-Out Consideration payable to Seller hereunder, if any, shall be proportionately reduced by a fraction, the numerator of which is (x) the applicable Holdback Amounts, and the denominator of which is (y) $120,000,000.

(e)Seller hereby acknowledges and agrees that (i) receipt of any amounts owed to Seller hereunder, including the Closing Date Cash Payment and the Earn-Out Consideration, if any, by Seller, in accordance with the wire transfer or other payment instructions designated in writing by Seller to Purchaser, shall be deemed to satisfy the obligations of Purchaser and/or Helix to deliver such amounts to Seller hereunder, and none of Purchaser, Helix or their respective Affiliates shall have any liability to Seller, Squadron or any of the Minority Equityholders in regard to the payments to be made, if any, from Seller to such Persons, and (ii) Seller shall be solely responsible for determining the portion of such payments, including the Closing Date Cash Payment and the Earn-Out Consideration, if any, that such Person is entitled to receive under the terms and conditions of the applicable Reorganization Documents.
Section 6.13Termination of 401(k) Plans.  At least one day prior to the Closing Date, Seller will cause each Company that sponsors a 401(k) plan to execute resolutions to terminate the Company’s respective plan, including resolutions to terminate the following: (a) Alliance Energy Services 401(k) Plan; (b) Alliance Offshore, LLC 401(k) Plan; and (c) Triton Diving Services 401(k) Plan.
Section 6.14Helix Guarantee.
(a)Helix hereby unconditionally and irrevocably (i) guarantees, as a primary obligor and not merely as a surety, to Seller the due and punctual payment, performance and discharge as and when due of the payment obligations of Purchaser with respect to (A) the Purchase Price (including, without limitation, the Earn-Out Consideration that constitute part of the Purchase Price), (B) the payment of the Termination Fee, and (C) any knowing and intentional breach by Purchaser of this Agreement, and (ii) agrees, on demand and without any other notice whatsoever, to perform or cause to be performed all obligations of Purchaser hereunder, and it shall not be necessary for Seller, in order to enforce such performance by Helix, first to institute suit or pursue or exhaust any rights or remedies against Purchaser or any other Person liable for the performance of such obligation, or to join Purchaser in any action to enforce Purchaser’s obligations hereunder or thereunder, or to resort to any other means of obtaining performance from Purchaser.
(b)Helix hereby waives all defenses based upon suretyship or impairment of collateral, together with any defenses that it may have or assert with respect to the applicable guaranteed obligations (other than actual performance), including discharge in bankruptcy, failure of consideration, breach of warranty, statute of frauds, statute of limitations, accord and satisfaction, release, usury, lack of legal capacity, delay or lack of diligence.

Article VII
TAX MATTERS
Section 7.01Transfer Taxes.  Any and all transfer, sales, use, value added, excise, filing, recording, documentary, stamp or other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) applicable to, imposed upon or arising out of the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne by Purchaser; provided, however, that the Party required by Applicable Laws to file the Tax Returns relating to such Transfer Taxes shall file, or cause to be filed, on a timely basis, all necessary Tax Returns and other documentation with respect to any Transfer Taxes.  Each Party shall cooperate with each other in the preparation of any necessary Tax Returns and other related documentation with respect to Transfer Taxes.  Each Party hereto agrees to use its commercially reasonable efforts to mitigate, reduce or eliminate any Transfer Taxes and shall provide to the other Party any exemption form or certificate as may be applicable to do so.
Section 7.02Tax Indemnification.  Seller shall indemnify the Purchaser Indemnified Parties and hold them harmless from and against any Loss for (a) any and all Taxes imposed on any Company or for which any Company is liable for any Pre-Closing Date Tax Period, (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Applicable Laws, (c) any and all Taxes of any Person (other than another Company) imposed on any Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, (d) any Taxes imposed on or with respect to Seller (or any Affiliate thereof other than any Company) arising from the sale of the Interests and the transactions contemplated hereby, , and (e) the matters identified in Schedule 7.02(e); provided, however, Seller shall be liable for such Taxes only to the extent that such Taxes exceed the aggregate amount, if any, taken into account in determining Closing Working Capital.
Section 7.03Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (“Straddle Period”), the amount of any Taxes based on or measured by income, receipts, gross production or payroll of any Company for the Pre-Closing Date Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of any Company for a Straddle Period relating to the Pre-Closing Date Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 7.04Responsibility for Filing Tax Returns and Paying Taxes.
(a)Seller shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns of the Companies for any Tax period ending on or prior to the Closing Date. Such Tax Returns shall be prepared in a manner reasonably consistent with past practices except to the extent otherwise required by Applicable Laws. Seller shall deliver a draft of such Tax Returns to Purchaser, for its review and approval on or before fifteen days (or thirty days in the case of any income Tax Returns) prior to the due date (including extensions) for filing such Tax Returns and shall consider in good faith any changes to such Tax Returns as are reasonably requested by Purchaser.  The Companies shall timely pay to the applicable Governmental Entity any Tax shown as due and owing by the Companies on such Tax Returns, provided, that Seller shall be responsible for, and shall pay to Purchaser (for the benefit of the applicable Purchaser Indemnified Party) within five (5) Business Days after the filing of such Tax Return, the amount of Taxes owed by Seller pursuant to Section 7.02 with respect to such filed Tax Return.

(b)Purchaser shall prepare and file (or cause to be prepared and filed) all other Tax Returns for any Company that are required to be filed after the Closing Date, including Tax Returns for the Straddle Period. All Straddle Period Tax Returns shall be prepared in a manner reasonably consistent with past practices except to the extent otherwise required by Applicable Laws.  Purchaser shall deliver a draft of all Straddle Period Tax Returns to Seller, for its review and approval on or before fifteen days prior to the due date (including extensions) for filing such Tax Returns and shall consider in good faith any changes to such Tax Returns as are reasonably requested by Seller, and the Companies shall timely pay to the appropriate Governmental Entity, the amount of Taxes shown as payable with respect to all Straddle Period Tax Returns.  Purchaser and Seller shall each provide the other with all information reasonably necessary to prepare such Tax Returns.  Seller shall be responsible for, and shall pay to Purchaser (for the benefit of the applicable Purchaser Indemnified Party) within five (5) Business Days after the filing of such Tax Return, the amount of Taxes owed by Seller pursuant to Section 7.02 with respect to such filed Tax Return.
Section 7.05Responsibility for Tax Audits and Contests.  Seller shall control any audit or contest with respect to Taxes of the Companies for a period ending on or before the Closing Date, and Purchaser shall control any other audit or contest, including those relating to a Straddle Period; provided further, that, with respect to a Straddle Period, Purchaser shall allow Seller to participate at its own cost and expense.  The Party in control of an audit or controversy shall keep the other Party reasonably informed of the status of the audit or controversy (including providing timely copies of all material correspondence and pleadings).  Neither Purchaser nor Seller shall settle any audit or contest in a way that would materially and adversely affect the other Party without the other Party’s written consent, which the other Party shall not unreasonably withhold, condition or delay.  Purchaser and Seller shall each provide the other with all information reasonably necessary and available to conduct or defend the Company in an audit or contest with respect to Taxes.
Section 7.06Push Out Election. Notwithstanding anything else to the contrary in this Agreement, if a Governmental Entity issues an “imputed underpayment” (as defined in Section 6225 of the Code) assessment (or similar assessment under federal, state, local or foreign Applicable Laws) against any Company with respect to a Pre-Closing Tax Period, Purchaser shall be entitled to (or to cause such Company, or any continuation thereof for Tax purposes, to): (1) cause Seller to take such assessment directly into account in accordance with Section 6241(7) of the Code (or any similar provision under federal, state, local or foreign Law), (2) make a “push out” election under Section 6226 of the Code (or any similar election under federal state, local or foreign Applicable Laws), or (3) make an election under Section 6225(c)(2) of the Code (or any similar election under federal state, local or foreign Applicable Laws) with respect to such imputed underpayment. Seller shall fully cooperate with Purchaser and each Company with respect to, and to take such actions as are necessary to implement, any of the foregoing.

Section 7.07Tax Sharing Agreements.  All Tax-sharing agreements or similar agreements with respect to or involving any Company shall be terminated with respect to any Company as of the Closing Date and, after the Closing Date, no Company shall be bound thereby or have any Liability thereunder.
Section 7.08Restrictions on Pre-Closing Tax Period Actions.  None of the Purchaser or any of its Affiliates shall (or shall cause or permit any other Person to) (a) amend, re-file or otherwise modify any Tax Return relating in whole or in part to any Company or Seller with respect to any Pre-Closing Tax Period (or portion thereof); (b) make any Tax election that has retroactive effect to any Pre-Closing Tax Period (or portion thereof) of a Company or Seller; (c) file any ruling or request with any Governmental Entity that relates to Taxes or Tax Returns of any Company or Seller for a Pre-Closing Tax Period; or (d) enter into or initiate any voluntary disclosure agreement with any Governmental Entity regarding any Tax or Tax Returns of a Company or Seller for a Pre-Closing Tax Period, in each case, without the prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed.
Section 7.09Efforts. Purchaser and Seller agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as is necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated in this Agreement; provided, however, that the foregoing shall not be deemed to require, without limitation, (a) any expenditure of money on the part of Purchaser or any of its Affiliates, or (b) Purchaser or any of its Affiliates to commence or threaten litigation.
Section 7.10No Duplication.  Notwithstanding anything to the contrary contained in this Article VII, Seller shall not have any Liability for, and shall not be required to pay Purchaser, any amounts pursuant to this Article VII or otherwise pursuant to this Agreement in respect of any Taxes to the extent such Taxes were taken into account in determining the Final Working Capital.
Section 7.11Conflict.  In the event of a conflict between the provisions of this Article VII and any other provision of this Agreement, this Article VII shall control.
Section 7.12[***].

Article VIII
CONDITIONS TO CLOSING
Section 8.01Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by Applicable Law):
(a)(i) the Fundamental Representations (other than those set forth in Section 3.08) shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such Fundamental Representations shall be true and correct in all respects on and as of such earlier date), (ii) the representations and warranties set forth in Section 3.08 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date), and (iii) other than as provided in Section 8.01(a)(i) and Section 8.01(a)(ii) above, the representations and warranties of Seller shall be true and correct in all respects, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(b)each Company and Seller shall have performed and complied, or caused the Companies to have performed and complied, in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, and Purchaser shall have received copies of such corporate resolutions and other documents evidencing the performance thereof;
(c)there shall not have been or occurred any event, change, occurrence or circumstance that has had a Material Adverse Effect since the Latest Balance Sheet Date;
(d)no Proceedings shall have been instituted, nor shall any claim, demand or other written communication from a Third Party that makes a good faith, credible threat to initiate legal action be made against Seller, any Company, or Purchaser seeking to restrain, enjoin, prevent, prohibit, make illegal, or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Applicable Law or any Order by a Governmental Entity of competent jurisdiction restraining, enjoining, preventing, prohibiting or making illegal the consummation of the transactions contemplated hereby;
(e)Purchaser shall have received evidence reasonably satisfactory to Purchaser that all Related Party Balances have been settled in full, and all Contracts giving rise to such Related Party Balances, if any, have been terminated;

(f)Purchaser shall have received a certificate duly executed by Seller that each of the conditions specified above in Sections 8.01(a) through 8.01(e) have been satisfied in all respects;
(g)(i) the waiting period under the HSR Act shall have expired or early termination shall have been granted and the Companies and Seller shall have obtained any other Consent required to be obtained or made in connection with the execution and delivery of this Agreement and the other Transaction Documents or the performance of the transactions contemplated herein and (ii) the Companies and Seller shall have obtained all Consents under all Antitrust Laws and those Consents referred to in Section 2.02(g) hereof in a form satisfactory to Purchaser; and
(h)Seller shall have delivered, or caused to be delivered, to Purchaser each of the instruments and items listed in Section 2.02 of this Agreement; and
(i)Seller shall have delivered evidence reasonably satisfactory to Purchaser that the Reorganization has been consummated.
Section 8.02Conditions Precedent to Obligations of Seller.  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):
(a)(i) the representations and warranties of Purchaser contained in Section  5.01, Section 5.02(a) and Section 5.04 shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), and (ii) other than the representations and warranties described in clause (i), the representations and warranties of Purchaser shall be true and correct in all respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date), except, in the case of this clause (ii), where the failure to be true and correct could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated by this Agreement;
(b)Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;
(c)no Proceedings shall have been instituted, nor shall any claim, demand or other written communication from a Third Party that makes a good faith, credible threat to initiate legal action be made against Seller, any Company, or Purchaser seeking to restrain, enjoin, prevent, prohibit, make illegal, or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Applicable Law or any Order by a Governmental Entity of competent jurisdiction restraining, enjoining, preventing, prohibiting or making illegal the consummation of the transactions contemplated hereby;

(d)Seller shall have received a certificate duly executed by an officer of Purchaser, in form and substance reasonably satisfactory to Seller, dated the Closing Date, to the effect that each of the conditions specified above in Sections 8.02(a) through 8.02(c) have been satisfied in all respects;
(e)the waiting period under the HSR Act shall have expired or early termination shall have been granted and Purchaser shall have obtained any other Consent required to be obtained or made in connection with the execution and delivery of this Agreement or the performance of the transactions contemplated herein; and
(f)Purchaser shall have delivered, or caused to be delivered, to Seller each of the instruments and items listed in Section 2.03 of this Agreement.
Article IX
TERMINATION
Section 9.01Termination Rights.  This Agreement may be terminated and the transactions contemplated hereunder abandoned at any time prior to the Closing as follows:
(a)by mutual written consent of Purchaser and Seller;
(b)by Seller or Purchaser if there shall be in effect any Applicable Law or a final non-appealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining, preventing, prohibiting or making illegal the consummation of the transactions contemplated hereby; provided, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to Seller, on the one hand, or Purchaser, on the other hand, if such Order was primarily due to the failure of Seller or any Company, on the one hand, or Purchaser, on the other hand, to perform any of their respective obligations under this Agreement;
(c)by Seller in the event that there will have been a breach or inaccuracy of Purchaser’s representations and warranties in this Agreement or a failure by Purchaser to perform its obligations and agreements in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (provided that none of the representations and warranties set forth in Article III or Article IV will have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.01(a) not to be satisfied and there has been no failure by Seller or any Company to perform their respective obligations and agreements in such a manner as would cause the condition set forth in Section 8.01(b) not to be satisfied); provided, however, that Seller will provide notice to Purchaser as soon as practicable after becoming aware of any such breach, inaccuracy or failure of Purchaser; and provided further, that if such breach, inaccuracy or failure is curable by Purchaser through the exercise of its commercially reasonable efforts then, for up to thirty (30) days from the date Purchaser receives notice of such breach, inaccuracy or failure from Seller, as long as Purchaser continues to exercise such commercially reasonable efforts, Seller may not terminate this Agreement under this Section 9.01(b) prior to the later of (x) the Outside Date or (y) the end of such thirty (30)-day period;

(d)by Purchaser in the event that there has been a breach or inaccuracy of the representations and warranties set forth in Article III or Article IV or a failure by Seller or any Company to perform their respective obligations and agreements in this Agreement, in any such case in a manner that the conditions to the Closing set forth in Section 8.01(a) or Section 8.01(b) would not be satisfied (provided that none of the representations and warranties of the Purchaser will have become and continue to be untrue in a manner that would cause the condition set forth in Section 8.02(a) not to be satisfied and there has been no failure by Purchaser to perform its obligations and agreements in such a manner as would cause the condition set forth in Section 8.02(b) not to be satisfied); provided, however, that Purchaser will provide notice to Seller as soon as practicable after becoming aware of any such breach, inaccuracy or failure of Seller or any Company, as applicable; and provided further, that if such breach, inaccuracy or failure is curable by Seller or the applicable Company through the exercise of commercially reasonable efforts then, for up to thirty (30) days from the date Seller receives notice of such breach, inaccuracy or failure from Purchaser, as long as Seller and/or the applicable Company continue to exercise such commercially reasonable efforts, Purchaser may not terminate this Agreement under this Section 9.01(d) prior to the later of (x) the Outside Date or (y) the end of such thirty (30)-day period; or
(e)by either Purchaser or Seller following August 31, 2022 (the “Outside Date”); provided that the right to terminate this Agreement under this Section 9.01(e) will not be available to any Party whose breach of any representation, warranty or covenant contained in this Agreement will have been the primary cause of, or will have primarily resulted in, the failure of the Closing to occur on or before the Outside Date.
(f)In the event that this Agreement is terminated by Purchaser, other than pursuant to Section 9.01(a), Section 9.01(b) (where such Order was primarily due to the failure of Seller or any Company to perform any of their respective obligations under this Agreement), Section 9.01(d) or Section 9.01(e), Purchaser shall pay to Seller a termination fee in an amount equal to the aggregate amount of all reasonable and documented out-of-pocket fees, expenses or disbursements of counsel incurred by Seller and any Company in connection with the negotiation of this Agreement and consummation of the transactions contemplated hereby (including the Excluded Reorganization Expenses), but in no event in an amount in excess of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) (the “Termination Fee”), which Termination Fee (i) shall be paid to Seller in cash at the time of termination of this Agreement by wire transfer of immediately available funds to a bank account designated by Seller, and (ii) Seller acknowledges and agrees, absent a knowing and intentional breach of this Agreement by Purchaser or Helix, is Seller’s sole and exclusive remedy for a termination of this Agreement by Purchaser as described above.
Section 9.02Procedure Upon Termination.  In the event of termination and abandonment by Purchaser or Seller, or both, pursuant to Section 9.01 hereof, written notice thereof shall forthwith be given to the other Party, and this Agreement shall terminate, and the purchase of the Interests hereunder shall be abandoned, without further action by Purchaser or Seller.
Section 9.03Effect of Termination.  In the event that this Agreement is validly terminated as provided herein, then each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Seller, except as provided in Section 9.01(f) hereof; provided, however, that the provisions of this Section 9.03 and Section 9.01(f) and Article XI hereof shall survive any such termination and shall be enforceable hereunder; provided further, however, that nothing in this Section 9.03 shall relieve Purchaser, any Company or Seller of any liability for a knowing and intentional breach of this Agreement prior to the effective date of termination.

Article X
INDEMNIFICATION
Section 10.01Indemnification Obligations of the Seller.  Subject to the provisions of this Article X, after the Closing, Seller agrees to defend, reimburse, indemnify, and hold harmless the Purchaser Indemnified Parties against and in respect of all Losses that may be incurred by or imposed on any Purchaser Indemnified Party that result from, relate to, or arise out of:
(a)any inaccuracy in or breach of any of the representations or warranties contained in Article III or Article IV hereof or in any Transaction Document delivered by Seller or any Company in connection with this Agreement;
(b)the breach or non-fulfillment by Seller of any covenants or agreements contained in this Agreement or in any Transaction Document delivered by Seller or any Company in connection with this Agreement;
(c)the breach or non-fulfillment by any Company of any of their respective covenants or agreements contained in this Agreement or in any Transaction Document delivered by any such Company in connection with this Agreement to the extent such covenant or agreement is to be performed by such Company prior to the Closing Date;
(d)the matters identified on Schedule 10.01(d); and
(e)the matters identified on Schedule 10.01(e).
Section 10.02Indemnification Obligations of Purchaser.  Subject to the provisions of this Article VIII, after the Closing, Purchaser agrees to defend, reimburse, indemnify, and hold harmless the Seller Indemnified Parties against and in respect of any Losses that may be incurred or suffered by or imposed on any Seller Indemnified Party that result from, or relate to, or arise out of:
(a)any inaccuracy in or breach by Purchaser of any of the representations or warranties contained in Article V hereof or in any Transaction Document delivered by Purchaser in connection with this Agreement; and
(b)the breach or non-fulfillment by Purchaser of any of its covenants or agreements contained in this Agreement or in any Transaction Document delivered by Purchaser in connection with this Agreement.

Section 10.03Indemnification Procedure.
(a)If, subsequent to the Closing, any Person entitled to indemnification under this Article X (an “Indemnified Party”) asserts a claim for indemnification for, or receives notice of the assertion or commencement of, any Third Party Claim, such Indemnified Party shall as soon as practicable give written notice of such claim to the Party from whom indemnification is to be sought (an “Indemnifying Party”).
(b)Third Party Claims.
(i)In the event that the Indemnified Party gives written notice to the Indemnifying Party of a Third Party Claim under this Agreement (an “Indemnity Notice”), such Indemnity Notice shall set forth the facts known to the Indemnified Party pertaining to such Third Party Claim. Within thirty (30) days after receipt of such Indemnity Notice, the Indemnifying Party shall state in writing whether the Indemnifying Party shall assume responsibility for and conduct the negotiation, defense or settlement of the Third Party Claim, and if so, the specific manner in which the Indemnifying Party proposes to proceed. If the Indemnifying Party does elect to assume responsibility and such control: (i) its defense against the Third Party Claim shall be conducted by the Indemnifying Party and its counsel at its expense in a manner reasonably satisfactory and effective to protect the Indemnified Party to the extent required hereunder; and (ii) it shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a consent shall not be deemed unreasonably withheld, conditioned or delayed if such judgment or settlement (1) requires or contains any admission or statement of guilt or wrongdoing on the part of the Indemnified Party, (2) subjects the Indemnified Party to criminal liability, (3) does not unconditionally release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, (4) contains a sanction or restriction materially interfering or impairing the Indemnified Party or any of its Affiliates from conducting its business, or (5) imposes injunctive or equitable relief against, or any continuing obligation or payment requirement on, the Indemnified Party. Notwithstanding the foregoing, (A) the Indemnified Party shall have the right at all times to participate in the defense of any Third Party Claim hereunder with its own counsel and at its own expense, and (B) (i) if the Indemnified Party is advised by outside counsel that a conflict of interest is reasonably likely to exist under the applicable rules of professional responsibility that precludes effective joint representation, (ii) if the court in which such Third Party Claim is pending determines that a conflict of interest exists such that the Indemnifying Party’s counsel is prohibited by such court or otherwise unable to represent the Indemnified Party with respect to such Third Party Claim, (iii) if the Indemnifying Party’s retention of counsel creates an unreasonable risk of disclosure of confidential information concerning an Indemnified Party, (iv) if there are one or more defenses that could be asserted by the Indemnified Party that could not be asserted by the Indemnifying Party or the Indemnifying Party’s counsel (on the Indemnified Party’s behalf), (v) if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving the Indemnity Notice related to such Third Party Claim or if the Indemnified Party reasonably believes the Indemnifying Party has failed to take such steps, (vi) if an Indemnified Party or the insurer is required to assume the defense of such Third Party Claim pursuant to the R&W Insurance Policy, (vii) if the defense by the Indemnifying Party is reasonably likely to cause the Indemnified Party to lose coverage under the R&W Insurance Policy, (viii) if the Third Party Claim involves Losses recoverable under the R&W Insurance Policy, or (ix)) if the Third Party Claim involves any criminal proceedings of any kind, or the potential for injunctive or equitable relief of any kind, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such Third Party Claim at the sole cost of the Indemnifying Party, and the Indemnifying Party shall not have the right to assume control of, the defense, settlement, negotiations or litigation relating to any such Third Party Claim.

(ii)Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in this Section 10.03(b), fails to defend such Third Party Claim to the extent required hereunder, or is otherwise precluded from doing so as provided in clauses (B)(i) through (vii) of the last sentence of Section 10.03(b)(i) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, on behalf of and for the risk of the Indemnifying Party and shall be reimbursed for its costs and expenses (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party; provided, however, that the Indemnifying Party shall not be required to reimburse the Indemnified Party or the Indemnified Parties, as applicable, for more than one counsel and, if applicable, one local counsel.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 10.03(b)(ii), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.  In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a consent shall not be deemed unreasonably withheld, conditioned or delayed if such judgment or settlement (1) requires or contains any admission or statement of guilt or wrongdoing on the part of the Indemnifying Party, (2) subjects the Indemnifying Party to criminal liability, (3) does not unconditionally release the Indemnifying Party from all liabilities and obligations with respect to such Third Party Claim, (4) contains a sanction or restriction materially interfering or impairing the Indemnifying Party or any of its Affiliates from conducting its business, or (5) imposes injunctive or equitable relief against, or any continuing obligation or payment requirement on, the Indemnifying Party.
(iii)The Party assuming the defense under this Section 10.03(b) shall keep the other Party fully informed regarding the progress and status thereof.  Each Party shall reasonably cooperate with the Party in control of the defense of the Third Party Claim hereunder in connection with the defense, negotiation or settlement of any such Third Party Claim, including making available to such Party such personnel and materials as may be reasonably requested by such Party.
(c)Direct Claims. In the event any Indemnified Party should have a Loss which does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party an Indemnity Notice describing in reasonable detail the nature of the Loss and the basis of the Indemnified Party’s demand for indemnification under this Agreement. In the event that the Indemnifying Party disputes the validity or scope of the Loss set forth in the Indemnity Notice, the Parties will, in good faith, use commercially reasonable efforts to resolve such matter within thirty (30) days after receipt of the Indemnity Notice, after which time the

Indemnified Party shall be free to pursue a legal action against the Indemnifying Party to enforce its right to indemnification for such Loss, subject to Section 11.12.

(d)A failure by a Party to give prompt, complete, or accurate notice as provided in this Section 10.03 shall not affect the rights or obligations of any Party hereunder except (and only) to the extent that, as a result of such failure, any Party entitled to receive such notice was materially prejudiced thereby.
(e)All provisions of this Agreement requiring a Party to indemnify another person shall be deemed to incorporate this Section 10.03 by reference, and all notices and actions relating to Losses thereunder shall be made in the manner set forth in, and subject to the terms and conditions of this Section 10.03.
Section 10.04Limitations on Indemnities; Recourse.
(a)Notwithstanding any other provision of this Agreement, the Purchaser Indemnified Party shall not be entitled to indemnification pursuant to Section 10.01(e) unless and until the aggregate amount of all Losses pursuant to Section 10.01(e) exceeds $3,500,000.00 (the “Deductible”), whereupon the Purchaser Indemnified Parties shall, subject to the other limitations set forth herein, be entitled to the entire amount of such Losses in excess of the Deductible.  Notwithstanding the foregoing, and for the avoidance of doubt, the Deductible shall not apply to, and the Purchaser Indemnified Parties shall, subject to the other limitations set forth herein, including those set forth in the remaining provisions of this Section 10.04 and Section 10.05, be entitled to the entire amount of, any Losses arising out of (i) Fraud, or (ii) a claim for indemnification pursuant to Section 7.02, Section 10.01(a), Section 10.01(b), Section 10.01(c), or Section 10.01(d).
(b)The aggregate liability of Seller to indemnify the Purchaser Indemnified Parties for Losses pursuant to:
(i)Section 10.01(a) (other than with respect to any of the Fundamental Representations) shall not exceed $1,200,000.00 (the “Operational Cap”); provided, however, that to the extent that the required retention amount under the R&W Insurance Policy is reduced to $600,000.00 following the one (1) year anniversary of the Closing Date, then the Operational Cap shall equal such reduced required retention amount under the R&W Insurance Policy from and after such one (1) year anniversary of the Closing Date;
(ii)Section 10.01(a) (with respect to the Fundamental Representations), Section 7.02, Section 10.01(b), Section 10.01(c), and Section 10.01(d) shall not exceed the Purchase Price (the “Purchase Price Cap”);
(iii)Section 10.01(e) shall not exceed $15,000,000.00 (the “Specific Indemnity Cap”); and
(iv)Notwithstanding the foregoing, and for the avoidance of doubt, none of the Operational Cap, the Purchase Price Cap, or the Specific Indemnity Cap shall apply to, and the Purchaser Indemnified Parties shall, subject to the other limitations set forth herein, be entitled to the entire amount of, any Losses arising out of Fraud.

(c)Subject to the limitations set forth herein, including the foregoing provisions of this Section 10.04 and Section 10.05, in the event the Purchaser Indemnified Parties are entitled to indemnifiable Losses under this Agreement arising out of a claim pursuant to:
(i)Section 10.01(a) (other than with respect to Fraud or any Fundamental Representation), (A) the Purchaser Indemnified Parties’ first source of recovery shall be recourse to Seller up to the Operational Cap, and (B) thereafter, the Purchaser Indemnified Parties’ sole source of recovery shall be recourse to the R&W Insurance Policy in accordance with the terms of the R&W Insurance Policy; and
(ii)Section 10.01(a) with respect to any of the Fundamental Representations (other than with respect to Fraud), (A) the Purchaser Indemnified Parties’ first source of recovery shall be recourse to Seller up to the required retention under the R&W Insurance Policy, (B) next, the Purchaser Indemnified Parties shall seek recovery under the R&W Insurance Policy in accordance with the terms of R&W Insurance Policy, and (C) thereafter, to the extent such indemnifiable Losses are in excess of the amount of coverage under the R&W Insurance Policy or such an indemnification claim is specifically and expressly excluded from the R&W Insurance Policy, such indemnifiable Losses shall be recovered directly from Seller.
Section 10.05Survival.  All representations, warranties, covenants, and agreements contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing hereunder; provided, however, that a Party shall have no indemnification obligation under Section 10.01(a), Section 10.01(b) or Section 10.01(c) (in each case, solely with respect to a breach or non-fulfillment of any covenant or agreement that is to be performed or satisfied at or before the Closing), unless the Indemnified Party has provided a written notice to the Indemnifying Person of its indemnity claim under this Agreement prior to the date which is eighteen (18) months following the Closing Date; provided, further that:
(a)a Purchaser Indemnified Party may make written notice of an indemnification claim under Section 7.02 at any time prior to the date that is thirty (30) days following the expiration of the applicable statute of limitations;
(b)a Purchaser Indemnified Party may make written notice of an indemnification claim under Section 10.01(a) with respect to any Fundamental Representation at any time prior to the date that is thirty (30) days following the expiration of the applicable statute of limitations;
(c)a Purchaser Indemnified Party may make written notice of an indemnification claim under Section 10.01(d): (i) with respect to item 1 on Schedule 10.01(d) at any time prior to three (3) years following the Closing Date; and (ii) with respect to item 2 on Schedule 10.01(d) at any time prior to six (6) months following the final resolution of the Proceeding relating to such indemnification claim by either final, non-appealable order of a Governmental Entity or binding written settlement agreement of the parties to such Proceeding providing for a full and final release of all claims and dismissal of such Proceeding;

(d)a Purchaser Indemnified Party may make written notice of an indemnification claim under Section 10.01(e) at any time prior to three (3) years following the Closing Date; and
(e)any Indemnified Party may make written notice of an indemnification claim for indemnification obligations arising out of Fraud at any time following the Closing Date.

Any claim for indemnification not first made on or prior to the date specified in this Section 10.05(a)-(c), as applicable, shall be irrevocably and unconditionally released and waived.  So long as an Indemnified Party asserts a claim for indemnification under and in accordance with this Article X prior to the date specified in this Section 10.05(a)-(c), as applicable, such Indemnified Party shall be deemed to have preserved its rights to indemnification under this Article X regardless of when such claim is ultimately liquidated or resolved.

Section 10.06Adjustment in Purchase Price.  The Parties agree that all indemnification amounts paid pursuant to this Article X constitute an adjustment to the Purchase Price for all purposes, including for Tax purposes.
Section 10.07Disregard of Materiality.  For purposes of this Article X, all qualifications and exceptions contained in Article III, Article IV and Article V relating to materiality or words of similar import (including “Material Adverse Effect”) shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty resulting in or giving rise to an indemnification claim pursuant to Section 10.01(a), and for the amount of Losses resulting therefrom; provided, however, that this Section 10.07 shall not apply to the definition (i) the definition of “Material Adverse Effect” where the terms “material” and “Material Adverse Effect” are used in such definition, (ii) the defined terms “Material Contract”, “Material Customer” or “Material Supplier”, and (ii) “Material Adverse Effect” where such term is used in Section 3.05(b).
Section 10.08Exclusive Remedy.  Except for (I) CLAIMS FOR Fraud, (II) section 6.09, SUBJECT TO SECTION 11.08, AND (III) DISPUTE RESOLUTION REMEDIES PURSUANT TO ARTICLE I, from and after the Closing, the r&w insurance policy and the remedies of the Parties specifically provided for by this Article X AND ARTICLE VII shall be the sole and exclusive remedies of the Parties for all matters arising out of or relating to this Agreement and the transactions contemplated hereby, or otherwise relating to the INTERESTS or the Business; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL LIMIT A PARTY’S RIGHT TO SEEK SPECIFIC PERFORMANCE OR INJUNCTIVE RELIEF IN CONNECTION WITH ANOTHER PARTY’S OBLIGATIONS UNDER THIS AGREEMENT, IT BEING ACKNOWLEDGED THAT MONETARY DAMAGES DUE TO THE NON-DEFAULTING PARTY IN SUCH CASE MAY NOT BE ADEQUATELY DETERMINED AT LAW.
Section 10.09Limitations on Defense to Certain Claims; Disclaimer; Anti-Sandbagging; Mitigation.

(a)THE FOREGOING INDEMNITIES ARE INTENDED TO BE ENFORCEABLE AGAINST THE PARTIES IN ACCORDANCE WITH THE EXPRESS TERMS AND SCOPE THEREOF NOTWITHSTANDING ANY EXPRESS NEGLIGENCE RULE, DOCTRINE RELATING TO INDEMNIFICATION FOR STRICT LIABILITY OR ANY SIMILAR DIRECTIVE THAT WOULD PROHIBIT OR OTHERWISE LIMIT INDEMNITIES BECAUSE OF THE NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.
(b)THE OBLIGATIONS OF SELLER HEREUNDER ARE NOT CONTINGENT UPON THE ASSERTION OF A CLAIM, DIRECTIVE, ACTION, OR PROCEEDING BY A GOVERNMENTAL ENTITY OR THIRD PARTY.
(c)THE OBLIGATIONS OF PURCHASER HEREUNDER ARE NOT CONTINGENT UPON THE ASSERTION OF A CLAIM, DIRECTIVE, ACTION, OR PROCEEDING BY A GOVERNMENTAL ENTITY OR THIRD PARTY.
(d)Except IN THE EVENT OF CLAIMS for fraud OR as expressly set forth in Article III, Article IV or in any OTHER TRANSACTION DOCUMENT, Seller DOES NOT make any representation or warranty, express or implied, at law or in equity, in respect of any Company’s Business, assets, liabilities or operations (including with respect to merchantability or fitness for any particular purpose), and any such other representations and warranties are hereby expressly disclaimed.
(e)IN CALCULATING LOSSES FOR WHICH SELLER IS LIABLE UNDER SECTION 10.01, NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO WAIVE OR LIMIT SELLER’S ABILITY TO CONTEST THE AMOUNT OF SUCH LOSSES BASED ON THE COMMON LAW CONTRACT PRINCIPLES OF THE STATE OF DELAWARE REGARDING MITIGATION OF DAMAGES DOCTRINE.
Article XI
MISCELLANEOUS
Section 11.01Public Announcements.  No Party shall issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except that any Party may make any disclosure required by Applicable Laws (including federal securities laws or the rules or regulations of the SEC or any securities exchange, including the NYSE) if it determines in good faith that it, or any Affiliate thereof, is required to do so or to the extent necessary to comply with the terms and provisions of this Agreement.  A Party, with respect to any press release permitted pursuant to the foregoing sentence, shall provide Seller or Purchaser, as applicable, with prior notice and a reasonable opportunity to review and comment on the press release.
Section 11.02Expenses. Except as otherwise expressly provided herein, the Parties shall each pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, advisors, accountants, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred by such Party in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Transaction Documents, the performance of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

Section 11.03Notices.  All notices, claims and/or demands (each a “Notice”) given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made to the receiving Party when properly addressed to the addresses identified for each Party herein (including to any replacement Notice address for which proper advance written Notice shall be given in accordance herewith) and effectuated in accordance with the following:  (a) upon actual receipt or refusal to accept delivery, if delivered personally, (b) upon actual receipt or a refusal to accept delivery after deposit in the mail, if sent by registered mail or certified mail with accompanying return receipt requested, (c) upon actual receipt or refusal to accept delivery if sent via nationally recognized delivery service (e.g., FedEx, UPS), or (d) upon written confirmation of receipt if transmitted via electronic mail:

If to Seller:

Stephen J. Williams
[***]
Email: swilliams@williamsprop.com

with a copy to (which shall not constitute notice):

Jones Walker LLP
201 St. Charles Ave.
New Orleans, Louisiana 70170-5100
Attention: Curtis R. Hearn
Email: chearn@joneswalker.com

If to Purchaser:

Helix Alliance Decom, LLC
c/o Helix Energy Solutions Group, Inc.
3505 West Sam Houston Parkway North
Suite 400
Houston, Texas 77043
Attention: Ken Neikirk
Email: Notices@helixesg.com

with a copy to (which shall not constitute notice):

Locke Lord LLP
600 Travis, Suite 2800
Houston, Texas 77002
Attention: Greg Heath
Email: gheath@lockelord.com

Section 11.04Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Nothing in this Agreement is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any other Person other than the Parties and their respective successors, heirs, executors, and permitted assigns.  Except as expressly provided herein, the rights of and obligations under this Agreement, including the right to receive any Earn-Out Consideration hereunder, may not be assigned or delegated in whole or in part by operation of Applicable Laws or otherwise by any Party without the prior written consent of the other Parties; provided, however, that (a) the right to receive the Earn-Out Consideration may be transferred to (i) a trust or estate planning vehicle for the benefit of Seller or to any custodian or trustee of any trust, partnership or limited liability company for the benefit of, or owned wholly by, Seller, or (ii) Seller’s heirs, beneficiaries, successors, assigns or personal executors or representatives upon the death of Seller, by operation of law, will, intestate succession or otherwise, and (b) Purchaser may assign this Agreement in whole or part to any of Purchaser’s Affiliates, to any successor to Purchaser by merger, consolidation or reorganization or by way of collateral assignment to any bank, financing institution or other lender providing financing to Purchaser now or in the future and shall promptly provide Seller with written notice of any such assignment; provided, further, that Purchaser shall remain jointly and severally liable for all obligations of Purchaser under this Agreement in the event of any such assignment.
Section 11.05Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Applicable Laws, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 11.06Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, Section, clause, subsection, Exhibit and Schedule references contained in this Agreement are references to Articles, Sections, clauses, subsections, Exhibits and Schedules in or attached to this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender neutral form. Whenever the terms “include” or “including” are used in this Agreement (whether or not such terms are followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.  Each reference in this Agreement to any Applicable Laws will be deemed to include such Applicable Laws as hereafter may be amended, supplemented or modified from time to time and any successor thereto, unless such treatment would be contrary to the express terms of this Agreement.  Whenever any amount is stated in this Agreement in “Dollars” or by reference to the “$” symbol, such amount shall be United States dollars (unless a contrary intention appears) and will, when the context allows, include equivalent amounts in other currencies.

Section 11.07Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.
Section 11.08Specific Performance; Remedies.  The Parties hereby acknowledge and agree that the failure of any Party to this Agreement to perform such Party’s obligations hereunder in accordance with their specific terms or to otherwise comply with such obligations, including such Party’s failure to take all actions as are necessary on such Party’s part to consummate the transactions contemplated hereby, would cause irreparable injury to the other Parties to this Agreement for which money damages or other legal remedies, even if available, would not be an adequate remedy.  Accordingly, each of the Parties hereby consents to the issuance of injunctive relief to compel performance of such Party’s obligations or to prevent or restrain breaches and threatened breaches, and to the granting of the remedy of specific performance of the terms and conditions hereof and to cause the transactions contemplated by the Transaction Documents to be consummated to the fullest extent allowed by Applicable Laws and without the necessity of proving actual damages or posting any type of bond.  All remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
Section 11.09Amendment and Waiver.  This Agreement may only be amended if such amendment is set forth in a writing executed by the Parties.  No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy with respect to a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.  The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
Section 11.10Entire Agreement.  This Agreement (including the Exhibits and the Schedules) and the agreements, documents, instruments and certificates referred to herein or delivered pursuant hereto (including the other Transaction Documents) contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
Section 11.11Counterparts. This Agreement may be executed and delivered (including by PDF transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 11.12Governing Law; Venue; Jurisdiction; Jury Waiver.  THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF STATE OF DELAWARE, INCLUDING ANY SUCH APPLICABLE LAWS RELATING TO APPLICABLE STATUTES OF LIMITATIONS AND BURDENS OF PROOF AND AVAILABLE REMEDIES BUT EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION.  THE PARTIES FURTHER AGREE THAT THE EXCLUSIVE AND SOLE VENUE FOR ANY DISPUTE BETWEEN OR AMONG THE PARTIES OR RELATING TO THIS AGREEMENT, INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, AND THE LEGAL RELATIONS AMONG THE PARTIES, SHALL BE THE COURTS OF THE STATE OF TEXAS LOCATED IN THE COUNTY OF TRAVIS AND THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS AND ALL OF THE PARTIES HERETO CONSENT TO SUCH JURISDICTION AND VENUE AND IRREVOCABLY WAIVE THE RIGHT TO BRING SUCH ACTION IN ANY OTHER COURT.  EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.
Section 11.13Rules of Construction.  Any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.
Section 11.14Disclosure Schedule.  Any disclosure of any fact or item in the Disclosure Schedule with respect to a particular paragraph or section of this Agreement shall be deemed to be disclosed in all other applicable sections of the Disclosure Schedule provided the relevance of such disclosure is reasonably apparent on the face of such item, notwithstanding the lack of an appropriate cross reference thereto.
Section 11.15Release. As of the Closing Date, Seller on its own behalf and on behalf of his Affiliates, and his and their respective officers, directors, managers, employees, stockholders, members, partners, representatives and agents (each, together with Seller, a “Releasing Person”) hereby releases and forever discharges (and, upon Purchaser’s request, Seller shall cause each other Releasing Person to acknowledge and agree in writing to such release and discharge) Purchaser, its Affiliates (including each Company), and its and their respective officers, directors, managers, employees, stockholders, members, partners, representatives and agents (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and Liabilities whatsoever, of every name and nature, both at law and in equity, known or unknown, suspected or unsuspected, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arise out of or in any way relate to events, circumstances or actions occurring, existing or taken prior to or as of the Closing; provided, however, that the Parties acknowledge and agree that this Section 11.15 does not apply to and shall not constitute a release of any rights or obligations arising under this Agreement or any other Transaction Document. Each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any action, suit, proceeding or claim, or commencing, instituting, or causing to be commenced, any action, suit, proceeding or claim, of any kind against any Released Person, based upon any matter purported to be released hereby.

Section 11.16Privileged Communications.
(a)Purchaser waives and will not assert, and shall cause its Affiliates, to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of his Affiliates or any member, officer, employee or director of the foregoing in any matter involving this Agreement or the Transaction Documents by any legal counsel currently representing Seller or any of his Affiliates (including, for the avoidance of doubt, the Companies) in connection with this Agreement, the Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Jones Walker LLP, or any member of the Companies’ internal legal teams (the “Current Representation”).
(b)Purchaser waives and will not assert, and shall cause its Affiliates, including the Companies following the Closing, to waive and not to assert, any rights it or they may have arising out of or pertaining to any communication between any legal counsel and Seller occurring during, in the course of and in connection with the Current Representation or in connection with any Post-Closing Representation regarding a dispute about this Agreement or any Transaction Document with Seller and his Affiliates, it being the intention of the Parties that, as to all pre-Closing communications between or among Jones Walker LLP, any member of Seller’s or its Affiliates’ internal legal team or outside counsel engaged by Seller or any of his Affiliates, and Seller or any of his Affiliates relating to the Current Representation (collectively, the “Retained Communications”), the attorney-client privilege, any other applicable privileges related to the Retained Communications, and the expectation of client confidence shall be retained by and controlled by Seller and shall not pass to or be claimed by Purchaser or the Companies. Accordingly, from and after Closing, the Companies, Purchaser or any Person acting or purporting to act on their behalf, including but not limited to employees of the Companies, shall not (i) have any access to the Retained Communications or to the files of the Current Representation or to internal counsel relating to such engagement, (ii) seek to obtain the same by any process, all on the grounds that the privilege attaching to such communications and files belongs to Purchaser; or disclose any information already known or possessed via any medium to the extent constituting the Retained Communications. For the avoidance of doubt, the acknowledgements and restrictions contained in this Section 11.16 shall only apply to any confidential communications between Seller and Jones Walker LLP, Seller’s or his Affiliates’ internal counsel, or outside counsel engaged by Seller or any of his Affiliates, which relate to the Current Representation and shall not extend to any other matter or representation.

(c)Following the Closing, Seller and Purchaser shall use all reasonable efforts to preserve the jointly privileged status of all information where the attorney-client privilege is held jointly between Purchaser and the Companies, on the one hand, and Seller and his Affiliates, on the other hand.  Furthermore, it is the intention of the Parties that this Agreement, the Transaction Documents or any of the agreements or transactions contemplated hereby or thereby and any transfer of jointly privileged information in connection therewith shall not operate as a waiver of such joint privileged status.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Equity Purchase Agreement as of the date first written above.

PURCHASER:

Helix Alliance Decom, LLC,
a Delaware limited liability company

By:/s/ Owen Kratz

Name:Owen Kratz

Title:Chief Executive Officer

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

SELLER:

/s/ Stephen J. Williams

Stephen J. Williams

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

HELIX (solely for purposes of Section 1.05(d) and Section 6.14 herein):

Helix Energy Solutions Group, Inc.,
a Minnesota corporation

By:/s/ Owen Kratz

Name:Owen Kratz

Title:Chief Executive Officer

[SIGNATURE PAGE TO EQUITY PURCHASE AGREEMENT]

ANNEX A

DEFINED TERMS

As used in the Equity Purchase Agreement to which this Annex A is attached and incorporated by reference therein, the following terms will have the meanings specified:

[***]

“2022 EBITDA” has the meaning set forth in Section 1.05(a).

“2023 EBITDA” has the meaning set forth in Section 1.05(b).

“Accounts Receivable” means all accounts receivable and work in process (including billed and unbilled) of the Companies.

“Accounts Payable” has the meaning set forth in Section 3.24.

“Accounting Arbitrator” has the meaning set forth in Section 1.04(b)(iv).

“Actual Closing Date Balance Sheet” has the meaning set forth in Section 1.04(b)(i).

“Actual Closing Date Cash Payment” has the meaning set forth in Section 1.04(b)(i).

“Actual Closing Items” has the meaning set forth in Section 1.04(b)(i).

“Actual Debt” has the meaning set forth in Section 1.04(b)(i).

“Actual Redemption Payments” has the meaning set forth in Section 1.04(b)(i).

“Actual Related Party Transaction Payments” has the meaning set forth in Section 1.04(b)(i).

“Actual Restricted Distributions” has the meaning set forth in Section 1.04(b)(i).

“Actual Company Transaction Expenses” has the meaning set forth in Section 1.04(b)(i).

“Actual Working Capital” has the meaning set forth in Section 1.04(b)(i).

“Affiliate” means, with respect to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with the first Person, (b) if such first Person is an individual, (i) any member of the immediate family (including parents, spouses, domestic partners and children, including, for such purposes, adoptive or step-parents and adopted or step-children) (“Family Members”) of such individual, (ii) any trust of which said individual is the trustee or whose principal beneficiary is such individual or one or more Family Members, and (iii) any Person who is controlled by any of such individual’s Family Members or trust, and (c) if such first Person is a trust, any trustee of such trust or any beneficiary of such trust.  For the purposes of this Agreement, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (1) vote ten percent (10%) or more of the securities having ordinary

Annex A-1

voting power for the election of directors or managers (or comparable positions) of such Person or (2) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affordable Care Act” has the meaning set forth in Section 3.12(a).

“Agreement” has the meaning set forth in the preamble.

“Alliance Energy Services” means Alliance Energy Services, LLC, a Louisiana limited liability company.

“Alliance Industry Holdings” has the meaning set forth in the recitals.

“Alliance Maritime Holdings” has the meaning set forth in the recitals.

“Alliance Offshore” means Alliance Offshore, L.L.C., a Louisiana limited liability company.

“Alliance Special Ventures Holdings” has the meaning set forth in the recitals.

“Alliance Vessel Leasing” has the meaning set forth in the recitals.

“Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable COVID Relief Laws” means all requirements of (x) COVID-19 Laws and any and all rules and regulations thereof or regulatory and procedural guidance related thereto, including those applicable to any loan or similar assistance offered pursuant to such COVID-19 Laws, and (y) the Small Business Act and any other Applicable Laws and regulatory and procedural guidance or requirements related to any loan or similar assistance offered pursuant to such Applicable Laws.

“Applicable Laws” means all applicable federal, state, local or foreign laws, statutes, rules, regulations, ordinances, directives, judgments, Orders (judicial or administrative), including all common law, decrees, injunctions and writs of any Governmental Entity or any similar provisions having the force or effect of law.

“Benefit Plan” includes all “employee benefit plans” (as defined in Section 3(3) of ERISA), “multiemployer plans” (as defined in Section 3(37) of ERISA), simplified employee pension, deferred compensation, incentive compensation, stock bonus, stock option, restricted stock, cash bonus, employee stock ownership, severance pay, golden parachute, cafeteria, flexible compensation, life insurance, or vacation plans or arrangements of any kind and any other employee benefit plans, programs or arrangements maintained by any Company or any of its ERISA Affiliates.

Annex A-2

“Business” means (i) the business of providing services in support of offshore upstream and midstream industries and oil and gas production, including offshore oil field decommissioning and reclamation services, project management services, engineered solutions and turnkey asset retirement obligation liability management, offshore infrastructure and inspection, maintenance and repair services, intervention services, offshore commercial diving and heavy lift services, marine and marine crewing services, and providing platform supply vessels, and (ii) any business substantially similar to or competitive with the business conducted by any Company during the twenty-four (24) month period immediately preceding the Closing Date.

“Business Day” means any day other than: (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Houston, Texas are authorized or required to be closed.

“Buy-out Agreements” has the meaning set forth in Section 6.12(a)(i).

“CAA” means the Consolidated Appropriations Act, 2021.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub.L. 116–136 (116th Cong.) (Mar. 27, 2020), as amended.

“Cash” means cash and cash equivalents, as determined in accordance with GAAP, plus deposits in transit to the extent there has been a reduction of receivables on account thereof, and minus outstanding checks to the extent there has been a reduction of accounts payable on account thereof.

“Closing” means the consummation of the transactions contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Date Cash Payment” has the meaning set forth in Section 1.02(a).

“Closing Debt” means the amount of Debt of the Companies as of immediately prior to the Closing; provided, however, that such amount shall exclude any Related Party Transaction Payments.

“Closing Company Transaction Expenses” means the amount of Company Transaction Expenses as of immediately prior to the Closing.

“Closing Working Capital” means the Working Capital as of the effective time of the Closing.

“COBRA” has the meaning set forth in Section 3.12(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in Section 1.05(d).

“Company” or “Companies” have the meanings set forth in the recitals.

“Company Confidential Information” has the meaning set forth in Section 3.10(b)(i).

Annex A-3

“Company Employees” has the meaning set forth in Section 3.15(a).

“Company Intellectual Property Contract” means any Contract to which any Company is a party or by which any Company is bound that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property right or that otherwise relates to any Company Intellectual Property developed by, with, or for any Company or used in its business, including all IP Agreements.

“Company Transaction Expenses” means the collective amounts payable by any Company (or for which any Company could become liable to pay, including as a result of Seller’s failure to pay any such amounts paid or payable by Seller directly) for all of out-of-pocket fees and expenses incurred in connection with the preparation, negotiation, execution and consummation of the transactions contemplated hereby (excluding the Redemption Payments and the Excluded Reorganization Expenses), including (a) all fees, expenses and disbursements of counsel, accountants, investment bankers, experts and consultants to any Company, including, without limitation, those set forth on Schedule III attached hereto, (b) any retention, bonus or similar compensatory amounts payable to any employees or service providers of any Company that become due and payable by any Company as a result of the consummation of the transactions contemplated hereby, including, without limitation, amounts payable under the agreements set forth on Schedule III attached hereto (including the employer portion of any Taxes associated with any of the foregoing payments), (c) Seller’s share of fifty percent (50%) of the fees, expenses and costs of the underwriter and broker associated with the procurement and binding of the R&W Insurance Policy, (d) Seller’s share of fifty percent (50%) of the filing fees associated with the filings pursuant to the HSR Act and (e) any and all obligations of any Company in connection with the Winger Agreement and the termination thereof.

“Consent” means any consent, order, approval, authorization or other action of, or any filing with or notice to or other action with respect to, any Governmental Entity or any other Person which is required for any of the execution, delivery or performance of the Agreement or any other Transaction Document, the consummation of transactions contemplated hereby or thereby, whether such requirement arises pursuant to any Applicable Laws or Contract, including any of the foregoing which is required in order to prevent a breach of or a default under or a termination or modification of any Contract, which right of breach, default, termination or modification results from the consummation of the transactions contemplated by this Agreement.

“Contract” means any contract, agreement (including, for the avoidance of doubt, purchase orders), right, option, warrant, right of first offer or refusal, commitment, indenture, mortgage, lease, pledge, note, bond, license, permit or other investment or obligation, whether written or oral.

“Copyrights” means all existing copyrights, including all renewals and extensions thereof, existing copyright registrations and applications for registration thereof, and existing non-registered copyrights.

“COVID-19 Law” shall mean the CARES Act, the Families First Coronavirus Response Act of 2020 or any other Applicable Laws intended to address the consequences of COVID-19.

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“COVID Related Deferrals” means any Liabilities, including Tax Liabilities, or other amounts for or allocable to any period, including any taxable period (or portion thereof), ending on or prior to the Closing Date the payment of which is deferred, on or prior to the Closing Date, to a period (or portion thereof) beginning after the Closing Date pursuant to any COVID-19 Law, including the CARES Act, CAA or any other Applicable Law or executive order or Presidential Memorandum (including the Presidential Memorandum described in IRS Notice 2020-65) related to COVID-19.

“Current Representation” has the meaning set forth in Section 11.16(a).

“Debt” means with respect to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, including all principal thereof, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, including any “earn-out” or similar payments, except trade payables incurred in the Ordinary Course of Business, (d) all obligations of such Person, contingent or otherwise, under a letter of credit or similar instrument, whether drawn or undrawn, (e) all capitalized lease obligations, (f) all other obligations of a Person which would be required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, (g) any portion of any loan or similar assistance pursuant to any Applicable COVID Relief Law, including the PPP Loans, that is not eligible for forgiveness or otherwise will not be forgiven, (h) all performance, warranty, decommissioning, importation and surety bonds for the benefit of such Person, (i) all obligations created or arising under any conditional sale or other title retention agreement, regardless of whether the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, (j) all indebtedness of any other Person of the type referred to in clauses (a) through (i) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person, and (k) all interest, premiums, fees (including termination payments), expenses, overdrafts and penalties associated with any of the foregoing clauses (a) through (j).

“Deductible” has the meaning set forth in Section 10.04(a).

“Disclosure Schedule” means the disclosure schedule attached to this Agreement, which is arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement.

“Dispute Notice” has the meaning set forth in Section 1.04(b)(iii).

“Disputed Items” has the meaning set forth in Section 1.04(b)(iii).

“DNV Report” has the meaning set forth in Section 5.07.

“DOJ” has the meaning set forth in Section 6.04(a).

“Dollars” has the meaning set forth in Section 11.06.

“Domain Names” has the meaning set forth in Section 3.10(a)(v).

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“Dormant Entities” has the meaning set forth in the recitals.

“Earn-Out Consideration” means the amount, if positive, equal to (i) four (4), multiplied by (ii) the quotient of (A) the difference of (x) fifty percent (50%) of the aggregate sum of the 2022 EBITDA and the 2023 EBITDA, minus (y) the 2021 EBITDA, divided by (B) two (2).  An illustrative example of the calculation of the Earn-Out Consideration is set forth on Exhibit A-3.

“Earn-Out Payment Date” has the meaning set forth in Section 1.05(e).

“Earn-Out Payment Notice” has the meaning set forth in Section 1.05(e).

“Earn-Out Period” has the meaning set forth in Section 1.05(i).

“Earn-Out Shares” has the meaning set forth in Section 1.05(e).

“Earn-Out Statement” has the meaning set forth in Section 1.05(a).

“EBITDA” means, as of any period of evaluation, the net income of the Companies before income taxes, net interest expense, gain or loss on extinguishment of long-term debt, net other income or expense, depreciation and amortization expense, non-cash impairment losses on goodwill and other long-lived assets and gains and losses on equity investments, in each case only to the extent income in the determination of net income, all as derived from the audited financial statements of the Companies for the applicable period of calculation; provided, however, EBITDA shall in no event include (i) any one-time financial impact resulting from the application of purchase accounting to the transactions contemplated by this Agreement, (ii) any incremental EBITDA of any business or vessel (other than a vessel that replaces a vessel of the Companies that was in class as of the Closing Date) acquired by any Company (whether pursuant to a purchase of Equity Interests, purchase of all or substantially all assets, merger, consolidation, recapitalization or other similar transaction) following the Closing Date, (iii) allocations of corporate overhead, management or similar fees of Purchaser, Helix or their respective Affiliates (excluding the Companies), and (iv) allocations of any third party accounting or legal expenses of Purchaser, Helix or their respective Affiliates (excluding the Companies) customarily incurred in connection with the respective obligations of the foregoing Persons under the Exchange Act, or the rules for listed companies of the NYSE or NASDAQ, as applicable; provided, further, that the following expenses shall be added back to earnings of the Companies in calculating EBITDA: (a) expenses or losses incurred by the Companies in connection with responding to a catastrophic event (e.g., hurricane expenses) to the extent such expenses or losses are incurred in 2022 or 2023, but solely to the extent such expenses or losses are subject to reimbursement or recovery under insurance policies, in each case, (x) as calculated net of any costs or expenses in connection with securing or obtaining such amounts or proceeds, including any applicable deductible, co-payment, or retention amount and (y) in the event such amounts or proceeds are finalized prior to the expiration of the Earn-Out Period, not to exceed the amount of proceeds with respect to such expenses or losses actually paid to such Person under such insurance policies; provided, that, for the avoidance of doubt, the foregoing shall not include insurance proceeds received with respect to expenses having occurred prior to January 1, 2022, (b) the amount of any non-cash losses of the Companies (e.g., losses from assets sold during the period of evaluation), and (c) transaction expenses of the Companies (e.g., sale or financing transaction expenses) incurred in connection with the

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transactions contemplated by this Agreement; and provided further, that any extraordinary items of income or expenses of the Companies should be excluded from the calculation of EBITDA, including without limitation, (X) gains or losses attributable to the sale of assets, (Y) income from the Sanare Receivable or (Z) cancellation of debt income.  An illustrative example calculation of EBITDA using the Financial Statements for the year ended December 31, 2021 is set forth as Exhibit A-2.

“Effective Date” has the meaning set forth in the preamble.

“Environmental Matter” means any act, omission, event, occurrence, condition or circumstance in respect of any Company or any of its current or former facilities or properties, the Business or the assets or properties of any Company and relating to any Environmental Requirement, Hazardous Materials, Environmental Permits or other related matter.

“Environmental Permits” means all Permits necessary for the ownership, use and/or operation of the Companies’ facilities, locations, properties, and the Business to comply with Environmental Requirements.

“Environmental Requirements” means all Applicable Laws and obligations under Contracts concerning pollution, protection of human health or safety, protection of the environment, or the generation, treatment, storage, presence, disposal, discharge, Release, threatened Release, handling, management, reporting, labeling, investigation, monitoring or cleanup of, or exposure to or injury by any Hazardous Materials including, but not limited to, the federal Clean Water Act, Comprehensive Environmental Response, Compensation and Liability Act, the Clean Air Act, and Resource Conservation and Recovery Act and all state statutes enacted to implement these requirements of federal law and all analogous statutes and regulations enacted under federal, state or local laws.

“Equity Interests” means (a) with respect to any Person that is a corporation, any and all shares, interests, participation or other equivalents (however designated and whether or not voting) of corporate stock, including the common stock and preferred stock of such Person, (b) with respect to any Person that is a general partnership or limited partnership, any and all partnership interests or other equity interests of such Person, (c) with respect to any Person that is a limited liability company, any and all membership interests or other equity interests of such Person, and (d) with respect to any other Person (other than an individual), any and all equity interests of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that together with any Company has ever been deemed to be a “single employer” within the meaning of Section 4001 of ERISA or Section 414 of the Code.

“Estimated Closing Date Balance Sheet” has the meaning set forth in Section 1.04(a).

“Estimated Closing Date Cash Payment” has the meaning set forth in Section 1.04(a).

“Estimated Closing Items” has the meaning set forth in Section 1.04(a).

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“Estimated Debt” has the meaning set forth in Section 1.04(a).

“Estimated Redemption Payments” has the meaning set forth in Section 1.04(a).

“Estimated Related Party Transaction Payments” has the meaning set forth in Section 1.04(a).

“Estimated Restricted Distributions” has the meaning set forth in Section 1.04(a).

“Estimated Company Transaction Expenses” has the meaning set forth in Section 1.04(a).

“Estimated Working Capital” has the meaning set forth in Section 1.04(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Reorganization Expenses” means the collective amounts, not to exceed $50,000.00, payable by any Company for (i) all reasonable and documented out-of-pocket fees, expenses or disbursements of counsel and (ii) all out-of-pocket fees or expenses directly incurred to file any amendment or other modification to Organizational Documents of any Company with the applicable Governmental Entity, in each case, as incurred in connection with the preparation, negotiation, execution and consummation of the Reorganization, it being understood and agreed that any amount of the foregoing fees, expenses or disbursements in excess of $50,000.00 shall not constitute Excluded Reorganization Expenses for purposes of this Agreement and shall constitute Company Transaction Expenses.

“Filing Deadline” has the meaning set forth in Section 1.05(f)(ii).

“Final Closing Date Cash Payment” has the meaning set forth in Section 1.04(b)(iv).

“Final Debt” has the meaning set forth in Section 1.04(b)(iv).

“Final Redemption Payments” has the meaning set forth in Section 1.04(b)(iv).

“Final Related Party Transaction Payments” has the meaning set forth in Section 1.04(b)(iv).

“Final Restricted Distributions” has the meaning set forth in Section 1.04(b)(iv).

“Final Company Transaction Expenses” has the meaning set forth in Section 1.04(b)(iv).

“Final Working Capital” has the meaning set forth in Section 1.04(b)(iv).

“Financial Statements” has the meaning set forth in Section 3.04(a).

“Fraud” means actual fraud by a party with respect to the making of any representation or warranty by such party in this Agreement (as applicably modified by the Disclosure Schedule), which involves a knowing and intentional misrepresentation by such party of such representation or warranty with the intent of inducing another party to enter into this Agreement and upon which

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such other party has relied to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory under Applicable Laws).

“FTC” has the meaning set forth in Section 6.04(b).

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Due Organization; Qualification), Section 3.02 (Authorization; Noncontravention), Section 3.03 (Capitalization), Section 3.08 (Taxes), Section 3.21 (Broker’s or Finder’s Fee), Section 4.01 (Authorization; Noncontravention); Section 4.03 (Ownership) and Section 4.05 (Broker’s or Finder’s Fee).

“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.

“GOM ES” has the meaning set forth in the recitals.

“GOM VL” has the meaning set forth in the recitals.

“Governmental Entity” means any government, governmental department, commission, board, bureau, agency, court or other instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, province, county, parish or municipality, jurisdiction or other political subdivision thereof.

“Hazardous Materials” means any chemicals, materials, wastes or substances that are defined, regulated, determined or identified as “hazardous substances,” “hazardous materials,” “hazardous waste,” “extremely hazardous substances,” “solid waste,” “regulated substance,” “air contaminant,” “pollutant” or “contaminant” pursuant to any Environmental Requirement, and further including any chemical, material, waste or substance that is or contains (A) petroleum, oil or any fraction thereof, (B) explosives, (C) radioactive materials (including naturally occurring radioactive materials), or (D) perfluoroalkyl and polyfluoroalkyl substances.

“Heavy Lift Holdings” has the meaning set forth in the recitals.

“Helix” has the meaning set forth in the recitals.

“Helix SEC Documents” has the meaning set forth in Section 5.06.

“Holdback Amount” and “Holdback Amounts” have the meanings set forth in Section 6.12(b).

“Holdback Deadline” has the meaning set forth in Section 6.12(c).

“Holdings” has the meaning set forth in the recitals.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 10.03(a).

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“Indemnifying Party” has the meaning set forth in Section 10.03(a).

“Indemnity Notice” has the meaning set forth in Section 10.03(b).

“Intellectual Property” means all Copyrights, Internet Assets, patents, Software, Trade Secrets, Trademarks, IP Agreements, and Moral Rights, and all other concepts, inventions (whether or not protected under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), publicity rights, names, know-how, algorithms, models, ideas (whether or not protected under trade secret laws), and all other intellectual and industrial property rights of any sort as they exist anywhere in the world.

“Interests” has the meaning set forth in the recitals.

“Internet Assets” means domain names, Internet Protocol addresses and other computer identifiers, websites, web pages and other similar rights and items.

“Inventory” means all inventories, raw materials, packaging materials, work in process, supplies and finished goods (including warehoused inventories and inventories covered by purchase orders), spare parts, maintenance, replacement and component parts), wherever located or related to the Business, including inventory on order for or in transit to or from any Company.

“IP Agreements” means all licenses, sublicenses, assignments, and other Contracts relating to Intellectual Property.

“Knowledge of Seller” (and any derivation thereof, whether or not capitalized) means (a) in the context of any representation or warranty set forth in Article IV, that Seller has actual knowledge, after due inquiry, of such fact or matter, and (b) in the context of any representation or warranty set forth in Article III, that Seller or Chris Winger had actual knowledge, after due inquiry, of such fact or matter, or that Eric Trosclair had actual knowledge of such fact or matter.

“Larose Lease Agreement” means that certain lease agreement, effective as of January 1, 2022, by and between Williams Properties, L.L.C. and Alliance Offshore.

“Latest Balance Sheet Date” means December 31, 2021.

“Leased Real Property” means any property of any Company under any lease, sublease, license, concession or other agreement, pursuant to which any Company holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Business.

“Leases” has the meaning set forth in Section 3.06(b).

“Liability” or “Liabilities” means any debt, obligation, commitment, duty or liability of any nature (including STRICT LIABILITY and any unknown, undisclosed, unfixed, un-liquidated, unsecured, un-matured, un-accrued, contingent, conditional, joint, several or secondary liability).

Annex A-10

“Lien” means any mortgage, pledge, hypothecation, lien (statutory or otherwise), security agreement, security interest, easement, covenant, restriction or other encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” means any and all losses, Liabilities, damages, fees, costs and expenses of every kind and nature (including reasonable costs of investigation, fees and expenses of attorneys, accountants, financial advisors and other experts, court costs and other expenses of litigation); provided, however, that Losses (a) shall exclude special or punitive damages, except to the extent such damages are required to be paid by Purchaser or its Affiliates after the Closing to a Third Party (including any Governmental Entity) in a Third Party Claim or (b) arising solely out of a claim for indemnification pursuant to Section 7.02, Section 10.01(c), Section 10.01(d) or Section 10.01(e) shall exclude lost profits and diminution in value damages.

“Material Adverse Effect” means (i) a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise) or results of operations of the Companies (taken as a whole) or the Business, or (ii) a material adverse effect on the ability of any Company or Seller to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement or the other Transaction Documents; except with respect to clauses (i) and (ii), other than an effect arising out of or attributable to (a) general economic or political conditions, (b) conditions generally affecting the industry in which the Business operates; (c) any changes in financial or securities markets in general; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any action required to be taken by this Agreement or at the specific direction of Purchaser; (f) any changes in applicable Laws or accounting rules, including GAAP or Applicable COVID Relief Laws; or (g) the public announcement (including through public filings with regulatory or contracting agencies, to the extent required by Applicable Laws to effect the transactions contemplated by this Agreement), pendency or completion of the transactions contemplated by this Agreement; provided further, however, that events or changes referred to in clauses (a) through (d) and (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on any Company compared to other participants in the industry in which the Business operates.

“Material Contract” has the meaning set forth in Section 3.09(a).

“Material Customer” has the meaning set forth in Section 3.17(a).

“Material Supplier” has the meaning set forth in Section 3.17(b).

“Minority Equityholders” means GOM VL, GOM ES, and Priority Energy Holdings, collectively.

“Moral Rights” means any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty.

“Multiemployer Plan” has the meaning set forth in Section 3.12(b).

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“NASDAQ” means the National Association of Securities Dealers Automated Quotations.

“Notice” has the meaning set forth in Section 11.03.

“NYSE” means The New York Stock Exchange.

“Operational Cap” has the meaning set forth in Section 10.04(b)(i).

“Order” means any order, judgment, injunction, ruling, or award issued, made, entered or rendered by any court, administrative agency or other Governmental Entity or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business of an entity, consistent with past custom and practice both in respect of nature, frequency and magnitude.

“Organizational Document” means (a) with respect to a corporation, its articles or certificate of incorporation and bylaws (including any amendments thereto), (b) with respect to a partnership, its partnership agreement (including any amendments thereto), (c) with respect to a limited liability company, its articles of organization or certificate of formation and operating agreement or limited liability company agreement (including any amendments thereto), (d) with respect to a trust, the trust agreement or indenture (including any amendments thereto) and (e) with respect to any other entity, the documents governing the organization and operation thereof.

“Outside Date” has the meaning set forth in Section 9.01(e).

“Owned Real Property” has the meaning set forth in Section 3.06(a).

“Party” and “Parties” has the meaning set forth in the preamble.

“Payoff Letters” has the meaning set forth in Section 1.03(a)(ii).

“Permit” means any permit, license, registration, identification number, franchise, consent, certificate, confirmation, permission, endorsement, waiver, certification or other authorization or approval issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Applicable Laws, including the relevant application therefor.

“Permitted Distributions” means (a) a one-time distribution from the Companies to Seller of an amount equal to $1,716,885.00; (b) distribution from the Companies to Seller with respect to the satisfaction of the Pregeant and Chouest Redemption Payment; and (c) distributions from the Companies to Seller of amounts received by the Companies in connection with the Sanare Receivable, less any costs or expenses of the Companies in connection with any amounts so received (provided, however, that, if the Companies receive any payments in connection with the Sanare Receivable following the Closing Date, Seller shall have a right to all such payments, and Purchaser shall remit all such payments to Seller within five (5) business days following receipt of such payment by the Companies).

“Permitted Liens” means (a) statutory Liens for current Taxes not yet due and payable or which are being properly contested in appropriate proceedings and for which appropriate reserves

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have been established on the books of a Person, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the Ordinary Course of Business for obligations that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a Person, (c) in the case of leases of vehicles, rolling stock and other personal property, encumbrances that do not materially impair the operation of the Business at the facility at which such leased equipment or other personal property is located, (d) easements, covenants, rights-of-way, restrictions of record and other similar encumbrances or charges on the Real Property that do not secure any monetary obligation and do not interfere with the operation of the Business in the Ordinary Course of Business, (e) Liens in favor of any landlord or lessor under leases of real or personal property arising from the provisions of such leases, (f) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security, (g) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business, (h) zoning regulations and restrictive covenants, conditions, easements, or other restrictions of record which are not violated by the current use or occupancy of the Real Property or the operation of the Business thereon and that do not detract in any material respect from the value of the property and do not materially and adversely affect, impair or interfere either individually or in the aggregate with the use of any property affected thereby, (i) licenses or other rights granted in connection with intellectual property rights, (j) Liens set forth on Schedule IV that will be released on or prior to the Closing, including, without limitation, any Liens securing monetary obligations required to be paid and cancelled by the Seller on or before the Closing, and (k) with respect to vessels owned by the Companies:

(i)Liens for crew’s wages (1) for fifteen (15) days after the termination of a voyage, but only so long as, and to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices,  or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss,

(ii)Liens for general average (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss,

(iii)Liens for salvage, whether voluntary or contract, (1) which are unclaimed, (2) for thirty (30) days after having been claimed, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss,

(iv)Liens for the wages of a stevedore when employed directly by a Company, or the operator, master or agent of such vessels (1) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are  not

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due and payable as of the date hereof, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss,

(v)Liens for repairs or with respect to any changes made in such vessels (1) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are not due and payable as of the date hereof, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss,

(vi)Liens for damages arising out of a maritime tort (1) which are unclaimed, (2) which are fully covered by insurance and for which the insurers have not issued a reservation of rights letter, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss, and

(vii)Liens for necessaries, or in connection with any other obligation giving rise to lien rights not included in (i) through (v) above, (1) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are not due and payable as of the date hereof, or (2) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor and so long as such deferment in payment shall not subject such vessels to sale, forfeiture or loss; and

(viii)Liens of any charterer or subcharterer of such vessels (1) which are unclaimed, (2) to the extent that, such are discharged in the Ordinary Course of Business consistent with prudent industry practices, and apply to amounts that are not due and payable as of the date hereof, or (3) which shall then be contested in good faith by appropriate action promptly initiated and diligently conducted, if such reserve as shall be required by GAAP shall have been made therefor.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any Governmental Entity.

“Personal Data” or “Personal Information” shall have the meaning of such terms or like terms set forth in each of the Applicable Laws that describes, covers or defines data that identifies or can be used to identify individuals.

“Post-Closing Representation” has the meaning set forth in Section 11.16(a).

“PPP Loans” means (i) that certain Paycheck Protection Program Loan by JPMorgan Chase Bank, N.A. to Alliance Energy Services, LLC in the principal amount of $2,946,242.00, which amount was forgiven in full on August 11, 2021, (ii) that certain Paycheck Protection Program Loan by JPMorgan Chase Bank, N.A. to Alliance Offshore, L.L.C. in the principal amount of $3,302,525.00, which amount was forgiven in full on August 11, 2021, (iii) that certain Paycheck

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Protection Program Loan by JPMorgan Chase Bank, N.A. to Triton Diving Services, LLC in the principal amount of $1,772,532.00, which amount was forgiven in full on July 30, 2021, and (iv) the related documents executed and delivered in connection therewith.

“Pre-Closing Date Tax Period” means any Tax period (or a portion thereof) ending on or before the Closing Date.

“Pregeant and Chouest Redemption Payments” has the meaning set forth in Section 3.04(d).

“Priority Energy Holdings” has the meaning set forth in the recitals.

“Priority Holdback Amount” has the meaning set forth in Section 6.12(b).

“Proceeding” shall mean any claim, action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), investigation, inquiry, audit, examination or hearing commenced, brought, conducted or heard by or before any Governmental Entity or any arbitrator.

“Purchase Price” has the meaning set forth in Section 1.02.

“Purchase Price Cap” has the meaning set forth in Section 10.04(b)(ii).

“Purchase Price Deficit” has the meaning set forth in Section 1.04(c)(i).

“Purchase Price Excess” has the meaning set forth in Section 1.04(c)(ii).

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Closing Statement” has the meaning set forth in Section 1.04(b)(i).

“Purchaser Indemnified Parties” means Purchaser and its Affiliates (which, for the avoidance of doubt, includes each Company from and after the Closing) and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and their representatives.

“R&W Insurance Policy” has the meaning set forth in Section 6.11.

“Real Property” has the meaning set forth in Section 3.06(b).

“Redemption Payments” means the collective amounts paid or payable by any Company (or for which any of them could become liable to pay) in connection with the Reorganization, including, without limitation, amounts paid or payable with respect to the termination, redemption or repurchase of the agreements, warrants, or Equity Interests of any Company as described on Schedule I attached hereto; provided, however, that the Redemption Payments shall not include any of the Excluded Reorganization Expenses.

“Registered Company Intellectual Property” has the meaning set forth in Section 3.10(a)(i).

Annex A-15

“Related Parties” means any Company, on the one hand, and Seller, any other Company, any of the directors, partners, managers, employees, officers or equityholders of the foregoing, or any of the respective Affiliates of the foregoing, on the other hand.

“Related Party Balances” means all payables, receivables, balances, Debt or amounts between or among any Related Parties, including all interest, premiums, fees (including termination payments), expenses, overdrafts and penalties associated with any of the foregoing, but excluding any payables of any Company owed under or pursuant to the Larose Lease Agreement.

“Related Party Transaction Payments” means the collective amounts paid or payable by any Company (or for which any of them could become liable to pay) with respect to the Related Party Balances on or after the Latest Balance Sheet Date.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, migrating or dumping of Hazardous Materials into the air, water, groundwater, soil or improvements, whether intentional or unintentional, foreseen or unforeseen.

“Released Person” has the meaning set forth in Section 11.15.

“Releasing Person” has the meaning set forth in Section 11.15.

“Reorganization” has the meaning set forth in the recitals.

“Reorganization Documents” has the meaning set forth in Section 6.12(a).

“Restricted Distributions” means any declaration or payment of any dividends or any distributions or other payments with respect to any of the Equity Interests of any Company, but excluding (i) the Permitted Distributions, and (ii) the Redemption Payments.

“Restricted Period” has the meaning set forth in Section 6.09(c)(i).

“Restricted Territory” means anywhere within the geographic locations set forth on Schedule II attached hereto, so long as Purchaser or one of its Affiliates (which, for the avoidance of doubt, includes each Company from and after the Closing) carries on the Business within such geographic locations.

“Retained Communications” has the meaning set forth in Section 11.16(b).

“Sanare Receivable” means any amounts owed by Sanare Energy Partners, LLC to the Companies in connection with the account receivable of Sanare Energy Partners, LLC in the approximate amount of One Million One Hundred Thousand and No/100 Dollars ($1,100,000.00), which amount was written off previously by the Companies in its financial statements as bad debt.

“SEC” has the meaning set forth in Section 1.05(f)(ii).

“Secondary Buy-out Agreement” has the meaning set forth in Section 6.12(c).

Annex A-16

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Parties” means the Seller and his Affiliates and their respective officers, directors, managers, shareholders, members, partners, employees, agents, Affiliates, attorneys and their representatives.

“Service Liability Claim” has the meaning set forth in Section 3.24(a).

“Software” means any computer software programs, Source Code, object code, scripts, data and documentation relating thereto, formulae and algorithms that relate to or are otherwise material to the operation of the Business.

“Source Code” means the source code for software and all related compiler command files, build scripts, scripts relating to the operation and maintenance of such application, application programming interface (API), graphical user interface (GUI), object libraries, all relevant instructions on building the object code of such application, and all documentation relating to the foregoing, such that collectively the foregoing will be sufficient to enable an individual possessing reasonable skill and expertise in computer software and information technology to build, load and operate the machine-executable object code of such application, to maintain and support such application and to effectively use all functions and features of such software.

“Specific Cap” has the meaning set forth in Section 10.04(b)(iii).

“Squadron” means Squadron Medical Finance Solutions LLC, a Delaware limited liability company.

“Squadron Holdback Amount” has the meaning set forth in Section 6.12(b).

“Staff” has the meaning set forth in Section 1.05(f)(ii).

“Straddle Period” has the meaning set forth in Section 7.03.

“Subsidiary” means, with respect to any Person, (a) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof voting power to elect a majority of the directors or managers (or comparable positions) of such corporation (irrespective of whether or not at the time of determination stock of any class or classes of such corporation has or might have voting power by reason of the happening of any contingency) is at the time owned by such Person, directly or indirectly through Subsidiaries, and (b) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a fifty percent (50%) or greater equity interest at the time or otherwise owns a controlling interest.

“Target Working Capital” shall mean an amount equal to $20,000,000.00.

Annex A-17

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, margin, profits, license, capital, capital stock, withholding, payroll, estimated, employment, unemployment, excise, goods and services, severance, stamp, occupation, premium, property, social security, disability, environmental (including Code Section 59A), alternative or add-on, value added, service, service use, wealth, net worth, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Entity, or any interest, any penalties, additions to tax or additional amounts incurred or accrued under Applicable Law with respect to Taxes or properly assessed or charged by any Governmental Entity.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, amendment or attachment thereto, required or permitted to be submitted to a Governmental Entity or Third Party.

“Termination Fee” has the meaning set forth in Section 9.01(f).

“Third Party Claims” means any Proceeding initiated by a Third Party.

“Third Party” means any Person that is not (a) a Party or (b) an Affiliate of a Party.

“Trade Secrets” means any trade secrets and other confidential and proprietary information, including, but not limited to, unpatented inventions, research records, processes, procedures, formulae, know-how, blue prints, designs, plans, inventions, databases and confidential business information.

“Trademarks” means all trade names, trademarks, service marks, trade dress, brand names, designs, jingles, slogans, logos, or corporate names, whether registered or unregistered, and all registrations and applications thereof (including, in each case, the goodwill associated therewith).

“Transaction Documents” means this Agreement, the Employment Agreement, and each other agreement, document, certificate or instrument delivered pursuant hereto or thereto.

“Transfer Taxes” has the meaning set forth in Section 7.01.

“Triton Diving Services” means Triton Diving Services, LLC, a Louisiana limited liability company.

“Uncollected Accounts Receivable” has the meaning set forth in Section 1.04(b)(i).

“Unresolved Disputed Items” has the meaning set forth in Section 1.04(b)(iv).

“U.S. Coastwide Trade” has the meaning set forth in Section 5.05.

“Voluntary Disclosure Proceedings” has the meaning set forth in Section 7.08.

“VWAP” has the meaning set forth in Section 1.05(e).

“WARN” has the meaning set forth in Section 3.15(c).

Annex A-18

“Warrants” means collectively, (i) that certain Warrant to Purchase Units of Membership Interests, issued by Alliance Maritime Holdings to Squadron on June 8, 2021, (ii) that certain Warrant to Purchase Units of Membership Interests, issued by Alliance Industry Holdings to Squadron on June 8, 2021, (iii) that certain Warrant to Purchase Units of Membership Interests, issued by Whitney Maritime Holdings to Squadron on June 8, 2021, (iv) that certain Warrant to Purchase Units of Membership Interests, issued by Whitney Clare Holdings to Squadron on June 8, 2021, and (v) that certain Warrant to Purchase Units of Membership Interests, issued by Heavy Lift Holdings to Squadron on August 31, 2021, in each case, including all amendments, supplements, restatements, or other modifications thereto.

“Whitney Clare Holdings” has the meaning set forth in the recitals.

“Whitney Maritime Holdings” has the meaning set forth in the recitals.

“Winger Holdback Amount” has the meaning set forth in Section 6.12(b).

“Winger Parties” has the meaning set forth in Section 6.12(b).

“WKSI” has the meaning set forth in Section 1.05(f)(i).

“Working Capital” means, as of any given date, an amount (which may be positive or negative) equal to the current assets of the Companies as of such date minus the current liabilities of the Companies as of such date; provided, however, that (a) current assets shall (x) include Cash and (y) not include (i) any Related Party Balances, (ii) any deferred Taxes or (iii) any inventory to the extent aggregate inventory equals or exceeds $1,000,000, and (b) current liabilities shall not include (i) any Debt to the extent such Debt is paid off at or prior to the Closing, (ii) Company Transaction Expenses to the extent paid at or prior to the Closing, or (iii) any deferred Taxes (other than COVID-related deferred payroll Taxes).  Working Capital, current assets and current liabilities shall be calculated in accordance with the illustrative example set forth on Exhibit A-1, and to the extent not addressed in Exhibit A-1, in accordance with GAAP.

Annex A-19